Exhibit 99.1
STOCK AND ASSET PURCHASE AGREEMENT
BY AND BETWEEN
MAHLE GmbH
AND
DANA CORPORATION
Dated as of December 1, 2006

EXHIBITS

Exhibit A	—	Debtors
Exhibit B	—	Form of Deposit Agreement
Exhibit C	—	Form of PCIL Stock Acquisition Agreement
Exhibit D	—	Form of Bill of Sale
Exhibit E	—	Form of Business Transfer Agreements
Exhibit F	—	Form of Special Warranty Deed
Exhibit G	—	Form of Real Property Lease Assignment
Exhibits H1 to H4	—	Forms of Copyright, Trademark, Domain Name and Patent Assignments
Exhibit I	—	[Intentionally Omitted]
Exhibit J	—	Form of Assignment and Assumption Agreement
Exhibits K1 to K4	—	Form of Purchase Price Adjustment Escrow, Indemnity Escrow, India Escrow and Pensions Funding Adjustment Escrow Agreements
Exhibit L	—	Form of Victor Reinz Distribution Agreement
Exhibit M	—	Form of Gravatai Lease Agreement
Exhibit N	—	[Intentionally Omitted]
Exhibit O	—	Form of Bidding Procedures Order
Exhibit P	—	Form of Approval Order
Exhibit Q	—	Form of Assumed Pension Benefit Plans Assumption Agreement
 x

SCHEDULES

Schedule 1.1	Acquired Company
Schedule 1.2(b)	Purchased Equipment
Schedule 1.2(e)	Debtor Contracts
Schedule 1.2(f)	Non-Debtor Contracts
Schedule 1.2(g)	Purchased Intellectual Property
Schedule 1.2(m)	Transferred JVs
Schedule 1.3(c)	Excluded Intellectual Property
Schedule 1.3(f)	Excluded Assets, Real Property Leases and Contracts of Debtor Sellers
Schedule 1.3(g)	Excluded Assets, Real Property Leases and Contracts of Non-Debtor Sellers
Schedule 1.3(n)	Purchased Intercompany Receivables, Payables, Loans and Investments
Schedule 1.3(o)	Excluded Notes Receivable
Schedule 1.3(q)	Excluded Claims and Causes of Action
Schedule 1.6(a)	Excluded Debt and Other Liabilities
Schedule 1.6(f)	Certain Intercompany Receivables, Payables, Loans and Investments
Schedule 2.3(a)	Net Working Capital
Schedule 2.3(b)	Closing Statement of Net Assets Basis
Schedule 2.5(a)	Allocation of Initial Consideration
Schedule 2.5(b)	Revised Allocation of Initial Consideration
Schedule 3.3(c)	Business Transfer Jurisdictions
Schedule 3.3(h)	Resignations of Officers and Directors
Schedule 4.2(a)	Capital Structure of Purchased Companies
Schedule 4.2(b)	Equity Holders of Transferred JVs
Schedule 4.4	Consents and Approvals
Schedule 4.5	Non-Contravention
Schedule 4.7	Financial Statements
Schedule 4.7(a)	Financial Statement Exceptions to GAAP
Schedule 4.8	Accounts Receivable Reserves
Schedule 4.9	Acquired Inventory
Schedule 4.10	Tax Matters
Schedule 4.10(g)	Tax Deficiencies
Schedule 4.11(a)	Real Property
Schedule 4.11(b)	ARC Real Property
Schedule 4.11(d)	Owned Real Property Title Exceptions
Schedule 4.11(f)	Real Property Exceptions
Schedule 4.13(a)	Acquired Intellectual Property
Schedule 4.13(b)	IP Consents
Schedule 4.13(c)	IP Legal Proceedings
Schedule 4.13(d)	IP licenses, etc.
Schedule 4.13(e)(i)	Inbound Licenses
Schedule 4.13(e)(ii)	Outbound Licenses
Schedule 4.13(g)	IP Exceptions
Schedule 4.14(a)	Material Business Contracts
Schedule 4.14(c)	Material Business Contract Exceptions
 xi

Schedule 4.14(d)	Material Business Contract Breaches
Schedule 4.15	Major Customers and Suppliers
Schedule 4.16(a)	Seller Employee Benefit Plans
Schedule 4.16(d)	Certain Assumed Benefit Plan Matters
Schedule 4.16(g)	Multiemployer Plans
Schedule 4.16(h)	Certain Employment Agreements
Schedule 4.17(a)	Collective Bargaining Agreements
Schedule 4.17(b)	Certain Employees and Consultants
Schedule 4.17(c)	Certain Labor Matters
Schedule 4.17(d)	Strikes, Stoppages, etc.
Schedule 4.17(g)	Works Councils and Labor Organizations
Schedule 4.18(a)	Legal Proceedings
Schedule 4.18(b)	Orders
Schedule 4.19(c)	Permits
Schedule 4.20	Environmental Matters
Schedule 4.21(a)	Ownership of Assets
Schedule 4.22	Insurance
Schedule 6.2	Certain Matters Relating to the Conduct of Business
Schedule 7.2	Cure Costs
Schedule 7.7	Guarantees
Schedule 8.3	Governmental Approvals
Schedule 8.6	Seller Consents
Schedule 9.3	Regulatory Approvals
Schedule 9.6	Purchaser Consents
Schedule 10.3	Assumed Benefit Plans
Schedule 15.3	Acquired Company Employees
Schedule 15.4	Acquired Company Intellectual Property
Schedule 15.8	Acquired Equipment
Schedule 15.25	Asset Selling Affiliates
Schedule 15.32	Assumed Retention Agreements
Schedule 15.45	Business Employees
Schedule 15.74	Designated Affiliates
Schedule 15.115	Knowledge
Schedule 15.141	Owned Real Property
Schedule 15.172	Real Property Leases
Schedule 15.179	Retention Agreements
Schedule 15.195	Share Selling Affiliates
 xiii

STOCK AND ASSET PURCHASE AGREEMENT
     STOCK AND ASSET PURCHASE AGREEMENT, dated as of December 1, 2006 (this “Agreement”), by and between MAHLE GmbH, a corporation organized under the laws of the Federal Republic of Germany (“Purchaser”), and Dana Corporation, a corporation organized under the laws of the Commonwealth of Virginia (“Seller”).
RECITALS
     WHEREAS, Seller and its Selling Affiliates are, among other things, engaged through Seller’s Engine Products Group in the Business;
     WHEREAS, upon the terms and subject to the conditions hereinafter set forth, the parties desire that Seller and its Selling Affiliates sell, assign and transfer to Purchaser and its Designated Affiliates, and that Purchaser and its Designated Affiliates purchase and acquire from Seller and its Selling Affiliates, all of the right, title and interest of Seller and its Selling Affiliates in and to the Purchased Shares and the Purchased Assets, and that Purchaser and its Designated Affiliates assume the Assumed Liabilities; and
     WHEREAS, Seller and certain of its Subsidiaries, as identified on Exhibit A attached hereto (collectively, the “Debtors”), have filed voluntary petitions initiating cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (each, a “Case” and together, the “Cases”) and intend that the transactions contemplated by this Agreement shall be implemented through the filing of the Sale Motion, subject to better and higher bids, pursuant to Section 363 of the Bankruptcy Code seeking approval of the transactions contemplated by this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
THE PURCHASE AND SALE
     Section 1.1. Purchase and Sale of Shares.
     On the terms and subject to the conditions set forth herein and subject to the approval of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, at the Closing, Seller shall sell and deliver, and cause each of its respective Share Selling Affiliates to sell and deliver, to Purchaser (or its Designated Affiliates), and Purchaser shall purchase, acquire and accept, or cause one or more of its Designated Affiliates to purchase, acquire and accept, from Seller, or the applicable Share Selling Affiliate, legal and beneficial ownership of all of the issued and outstanding capital stock or other equity interests owned beneficially, directly or indirectly, by Seller and the Share Selling Affiliates (the “Purchased Shares”) of the entity on Schedule 1.1 (the “Acquired Company”).

     Section 1.2. Purchase and Sale of the Purchased Assets.
     On the terms and subject to the conditions hereof and subject to the approval of the Bankruptcy Court pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and subject to the exclusions set forth in Sections 1.3 and 1.7, at the Closing, Seller shall sell, assign, transfer, convey and deliver, and cause each of its respective Asset Selling Affiliates, to sell, assign, transfer, convey and deliver to Purchaser (or its Designated Affiliates), and Purchaser shall purchase, acquire and accept, or cause one or more of its Designated Affiliates to purchase, acquire and accept, from Seller, or the applicable Asset Selling Affiliate, all of the right, title and interest of Seller, or the applicable Asset Selling Affiliate, in, to and under all assets, properties, rights, Contracts and claims of Seller and the Asset Selling Affiliates, wherever located, whether tangible or intangible, real, personal or mixed (collectively, and excluding the Excluded Assets, the “Purchased Assets”), that are Related to the Business and as such exist on the Closing Date, including, without limitation, the following, in each case free and clear of all Liens (except Transferred Liens):
     (a) (i) the Owned Real Property and (ii) the Real Property Leases;
     (b) all machinery, equipment, furniture, vehicles, tools, tooling and other tangible personal property Related to the Business, including, without limitation, the items set forth on Schedule 1.2(b) (the “Purchased Equipment”);
     (c) all inventories and supplies of raw materials, works-in-process, finished goods, spare parts, supplies, storeroom contents and other inventoried items, in each case that are Related to the Business (the “Purchased Inventory”);
     (d) all trade accounts and other receivables and rights to payment arising out of the sale or other disposition of goods or services and the full benefit of all security for such accounts, receivables and rights to payment, in each case that are Related to the Business;
     (e) subject to Sections 1.7 and 6.2, all rights and incidents in, to and under those Contracts of the Debtor Sellers listed on Schedule 1.2(e) (collectively, the “Debtor Contracts” and each, individually, a “Debtor Contract”);
     (f) subject to Section 6.2, all rights and incidents in, to and under all Contracts of the Non-Debtor Sellers Related to the Business, including without limitation those Contracts listed on Schedule 1.2(f) (collectively, the “Non-Debtor Contracts” and each, individually, a “Non-Debtor Contract”);
     (g) Intellectual Property (other than Excluded Intellectual Property) owned or licensed by Seller or any of its Asset Selling Affiliates, in each case that is Related to the Business, including, without limitation, the Trademarks, Patents and Software identified on Schedule 1.2(g) (the “Purchased Intellectual Property”);
     (h) subject to Section 10.7, all books and records (other than Tax Returns and related work papers and items set forth in Section 1.3(i), files, papers, disks, manuals,

keys, reports, plans, catalogs, sales and promotional materials, and all other printed and written materials, in each case that are Related to the Business;
     (i) the Permits issued by any Governmental Body and all pending applications therefor or renewals thereof (in each case that are Related to the Business and to the extent transferable to Purchaser or a Designated Affiliate of Purchaser);
     (j) all deferred and prepaid charges and expenses that are Related to the Business;
     (k) all rights under or pursuant to all warranties, representations and guarantees, whether express or implied, made by suppliers, manufacturers, contractors and other third parties with respect to any of the other Purchased Assets (other than any of the foregoing that exclusively relate to any Excluded Asset or Excluded Liability);
     (l) all claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, in each case that are Related to the Business, other than the Bankruptcy Avoidance Actions;
     (m) all equity interests in the joint ventures identified on Schedule 1.2(m) (such joint ventures being referred to collectively as “Transferred JVs” and such equity interests being referred to as the “Transferred JV Interests”);
     (n) all goodwill of the Business as a going concern; and
     (o) to the extent provided in Section 10.3, all of the rights Seller or its Subsidiaries may have under the trusts, or other assets held pursuant to, or set aside to fund the obligations of Seller or its Subsidiaries under any Assumed Benefit Plan, and any data and records (or copies thereof) required to administer the benefits of the Acquired Company Employees or the Business Employees under any Assumed Benefit Plan.
     Section 1.3. Excluded Assets.
     Notwithstanding anything to the contrary contained in Section 1.2, the parties expressly understand and agree that the Purchased Assets shall not include, and neither Seller nor any of its Asset Selling Affiliates is hereunder selling, assigning, transferring or conveying to Purchaser or any of its Designated Affiliates, any right or title to or interest in, any of the following assets, properties, rights, contracts and claims, whether tangible or intangible, real, personal or mixed (collectively, the “Excluded Assets”):
     (a) all cash, cash equivalents, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities or similar cash items, of Seller or any Asset Selling Affiliate;
     (b) with the exception of direct rollovers as provided for in Section 10.2(a), any assets under any Seller Employee Benefit Plan that is not an Assumed Benefit Plan, including without limitation any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of Seller or its Asset Selling Affiliates under, any such Employee Benefit Plan and any data and records (or copies thereof) required to administer the benefits of Acquired Company Employees or Business Employees under any such Employee Benefit Plan;
     (c) subject to Section 6.15(b), any and all insurance policies, binders and claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums;
     (d) subject to Section 7.8, all right, title and interest of Seller and its Asset Selling Affiliates in the Intellectual Property listed on Schedule 1.3(d) together with all of the goodwill represented thereby, or pertaining thereto (the “Excluded Intellectual Property”);
     (e) all tangible personal property disposed of or consumed in the ordinary course of business as permitted by this Agreement;
     (f) the assets, Owned Real Property, Real Property Leases and Contracts of the Debtor Sellers listed on Schedule 1.3(f);
     (g) the assets, Real Property Leases and Contracts of the Non-Debtor Sellers listed on Schedule 1.3(g);
     (h) all rights and incidents in, to and under any retention agreements that are not Assumed Retention Agreements;
     (i) any books, records and other materials that Seller or any Asset Selling Affiliate is required by Law to retain, all Tax Returns and related work papers and, subject to Section 7.8, all sales and promotional materials and brochures bearing or reflecting the Excluded Intellectual Property and which are not Related to the Business;
     (j) all claims, defenses, causes of action, choses in action or claims of any kind primarily relating to either Excluded Assets or Excluded Liabilities;
     (k) all assets, business lines, properties, rights, Contracts and claims of Seller or any Asset Selling Affiliate, Stock Selling Affiliate or Subsidiary not Related to the Business, wherever located, whether tangible or intangible, real, personal or mixed;
     (l) except as set forth in Section 1.2(a), all assets related primarily to facilities Related to the Business which have ceased operations prior to the date hereof;
     (m) all refunds, credits, prepayments or deferrals of or against any Excluded Taxes;
     (n) except as set forth on Schedule 1.3(n), all intercompany receivables, loans and investments (i) between Seller or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, or (ii) required to be settled in accordance with Section 6.9;

     (o) those notes receivable listed on Schedule 1.3(o);
     (p) any and all avoidance or other causes of action arising under Sections 544 through 550 of the Bankruptcy Code or under similar state laws (collectively, the “Bankruptcy Avoidance Actions”);
     (q) all claims, defenses, causes of actions, choses in action, rights of recovery, rights of set off and rights of recoupment listed on Schedule 1.3(q);
     (r) any real property interests, whether owned or leased, other than the Owned Real Property and the Real Property Leases; and
     (s) any Contracts other than the Debtor Contracts and the Non-Debtor Contracts.
     Section 1.4. [Intentionally Omitted.] Section 1.5. Assumed Liabilities.
     Simultaneously with the Closing, Purchaser shall assume and be liable for, and shall pay, perform and discharge, or cause one or more of its Designated Affiliates to assume and be liable for, and to pay, perform and discharge, only the following obligations and Liabilities to the extent Related to the Business, whether known or unknown, of Seller and its Asset Selling Affiliates (collectively, and excluding the Excluded Liabilities, the “Assumed Liabilities”):
     (a) all Liabilities relating solely to any Purchased Asset and arising on or after the Closing;
     (b) all Liabilities under the Debtor Contracts and the Non-Debtor Contracts arising on or after the Closing;
     (c) subject to Section 7.2, the Cure Costs;
     (d) all Liabilities relating to post-retirement welfare benefit plan coverage for (i) Union Transferred Employees, and (ii) any former member of the collective bargaining units at the Seller’s Muskegon, Michigan, Caldwell, Ohio or Churubusco, Indiana facilities who retired prior to the Closing Date but who retired with eligibility for post-retirement welfare benefit plan coverage under (A) the Muskegon collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the July 16, 2004 effective date of the current Muskegon bargaining agreement; (B) the Caldwell collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the November 6, 2001 effective date of the current Caldwell bargaining agreement; or (C) the Churubusco collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the May 6, 2002 effective date of the current Churubusco bargaining agreement, and (iii) the dependents of such bargaining unit retirees described in clauses (i) and (ii), to the extent provided in the terms of the relevant assumed collective bargaining agreement;

     (e) except as set forth in Section 1.6(m), all Liabilities relating to the collective bargaining agreements assumed pursuant to Section 10.1(c);
     (f) except as set forth in Sections 10.1 through 10.5: (i) all Liabilities arising out of the employment of the Transferred Employees prior to the Closing Date that are assumed by Purchaser under Sections 10.1 through 10.5, (ii) all Liabilities arising from workers compensation or workplace injury claims asserted by any Transferred Employee relating to accidents or incidents occurring on or after the Closing Date; (iii) Purchaser’s pro rata portion of all Liabilities arising out of or relating to claims concerning any latent type injury, disease or illness including but not limited to occupational disease, cumulative trauma or hearing loss, illness, disease or sickness suffered by any Transferred Employee resulting from or arising in connection with, the employment of such Transferred Employee by the Business attributable to periods on and after the Closing Date (“Occupational Disease”); and (iv) any Severance Payments (except any Severance Payments arising as a result of a Dana Severance Event) arising after Closing in accordance with the terms of the Assumed Retention Agreements;
     (g) except as set forth in Section 1.6(m), all Liabilities arising under any Assumed Benefit Plan;
     (h) to the extent reflected on the Closing Statement of Net Assets, any and all Liabilities, claims, demands, expenses or commitments Related to the Business arising after the filing by the Debtors of the Case and prior to the Closing Date;
     (i) except as set forth in Section 1.6(q), (i) all Liabilities (including without limitation Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose) to third parties (other than Transferred Employees, which are subject to Section 1.5(f)) for death, personal injury, other injury to persons or damage to property caused by or arising out of accidents or incidents involving products manufactured by the Business on or after Closing; and (ii) all Liabilities (including without limitation Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose) to third parties (other than Transferred Employees, which are subject to Section 1.5(f)) for death, personal injury, other injury to persons or damage to property caused by or arising out of accidents or incidents occurring after the fifth anniversary of Closing and involving products manufactured or sold by the Business prior to, on or after Closing;
     (j) except as set forth in Section 1.6(q), (i) all Liabilities arising from or in connection with any product recall not required by a Governmental Body with respect to a product manufactured or sold by the Business prior to the Closing (an “Assumed Recall”); provided that with respect to Assumed Recalls initiated prior to the fifth anniversary of the Closing Date, Purchaser shall be liable only for the first one million Dollars ($1,000,000) of the Liabilities arising from or in connection with each such Assumed Recall, plus twenty-five percent (25%) of all Liabilities arising from or in connection with each such Assumed Recall that are in excess of one million Dollars

($1,000,000); and (ii) all Liabilities arising from or in connection with any product recall initiated on or after the fifth anniversary of the Closing Date for products manufactured or sold by the Business prior to, on or after Closing;
     (k) (i) all Liabilities arising from or in connection with product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) in respect of any products manufactured or sold by the Business prior to Closing; provided that with respect to Liabilities arising from or in connection with product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) made prior to the fifth anniversary of the Closing Date, Purchaser’s liability for such claims shall be limited to one million Dollars ($1,000,000) in aggregate; (ii) all Liabilities arising from or in connection with product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) in respect of products manufactured by the Business on or after Closing; and (iii) all Liabilities arising from or in connection with product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) made on or after the fifth anniversary of the Closing Date for products manufactured or sold by the Business prior to, on or after Closing;
     (l) all Liabilities that Purchaser or any of its Subsidiaries has expressly assumed or agreed to pay for or be responsible for pursuant to the terms hereof or of the Transition Agreements;
     (m) all Taxes imposed on or payable with respect to the Business for which Purchaser is responsible pursuant to Section 14.1(b);
     (n) all Liabilities relating to, resulting from, caused by or arising out of (i) known and unknown On-site Soil and Groundwater Contamination at the Real Property (other than the Real Property in Gravatai, Brazil) and (ii) violations of, or non-compliance with, any Environmental Law or Permit relating to the Real Property (other than the Real Property in Gravatai, Brazil) existing as of and after the Closing Date, including Liabilities relating to any investigation or remediation of On-Site Soil and Groundwater Contamination at the Real Property required by any Governmental Body; and excluding any fines, penalties or other third party claims (the “Assumed Environmental Liabilities”); and
     (o) Liabilities for the Guarantees set forth on Schedule 7.7
     Section 1.6. Excluded Liabilities.
     Notwithstanding the provisions of Section 1.5 or any other provision in this Agreement, it is expressly understood and agreed that there shall be excluded from the Liabilities being assumed by Purchaser and its Designated Affiliates hereunder all Liabilities of Seller or any of its Affiliates, whether occurring or accruing before, on or after the Closing Date, whether known or unknown, fixed or contingent, asserted or unasserted, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), including, without limitation:
     (a) the debt and other Liabilities, including any interest or other amounts in connection therewith, listed on Schedule 1.6(a);
     (b) all Liabilities for which Seller or any of its Subsidiaries (other than the Acquired Company) is expressly made responsible pursuant hereto or to the Transition Agreements;
     (c) all Liabilities to the extent related to any Excluded Asset;
     (d) all Excluded Taxes;
     (e) fees, expenses, indemnification obligations and other Liabilities owed by Seller or its Subsidiaries (including the Acquired Company) to their respective advisors, including Miller Buckfire & Co., LLC, and their respective Affiliates, on account of the acquisition advisory services provided to Seller and its Subsidiaries by such advisors in connection with the transactions contemplated hereby or otherwise;
     (f) except as set forth on Schedule 1.6(f), all intercompany payables, loans and investments (i) between Seller or any of its Subsidiaries, on the one hand, and Seller or any of its Subsidiaries, on the other hand, or (ii) required to be settled in accordance with Section 6.9;
     (g) All Chapter 11 Expenses;
     (h) all Liabilities of which the Purchased Assets are being sold free and clear under the Approval Order;
     (i) except as set forth in Section 1.5(i)(ii), all Liabilities (including without limitation Liabilities for negligence, strict liability, design or manufacturing defect, conspiracy, failure to warn, or breach of express or implied warranties of merchantability or fitness for a particular purpose) to third parties (other than Transferred Employees, which are subject to Section 1.5(f)) for death, personal injury, other injury to persons or damage to property caused by or arising out of accidents or incidents involving products manufactured or sold by the Business prior to Closing;
     (j) with respect to products manufactured or sold by the Business prior to Closing: (A) all Liabilities arising from or in connection with any product recall required by a Governmental Body initiated prior to the fifth anniversary of the Closing Date; and (B) seventy-five percent (75%) of all Liabilities in excess of $1,000,000 arising from or in connection with any Assumed Recall initiated prior to the fifth anniversary of the Closing Date;
     (k) all Liabilities arising from or in connection with product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) in respect of products manufactured or sold by the Business prior to Closing to the extent that such Liabilities exceed $1,000,000 in the aggregate and relate to claims made prior to the fifth anniversary of the Closing Date;
     (l) except as set forth in Sections 1.5(d), (e), (f) and (g) and 10.1 through 10.5, all Liabilities arising out of the employment of the Transferred Employees prior to the Closing Date;
     (m) all Liabilities under the Seller Employee Benefit Plans (other than the Assumed Benefit Plans), as well as all Liabilities relating to post-retirement health or life insurance coverage for (i) any former member of the collective bargaining units at the Seller’s Muskegon, Michigan, Caldwell, Ohio or Churubusco, Indiana facilities who retired with eligibility for such post-retirement welfare benefit plan coverage under (A) the Muskegon collective bargaining agreement prior to the July 16, 2004 effective date of the current Muskegon bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c); (B) the Caldwell collective bargaining agreement prior to the November 6, 2001 effective date of the current Caldwell bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c); or (C) the Churubusco collective bargaining agreement prior to the May 6, 2002 effective date of the current Churubusco bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c), as well as (ii) dependents of such bargaining unit retirees, to the extent provided in the terms of the relevant assumed collective bargaining agreement;
     (n) (i) Liabilities that arise as a result of circumstances or conditions relating to the Environment occurring or existing prior to or at Closing at the Real Property in Gravatai, Brazil; (ii) Liabilities as a “potentially responsible party” under CERCLA for the third party sites identified in Schedule 4.20; and (iii) other than Assumed Environmental Liabilities, Liabilities relating to any penalties, fines or third party claims (including attorneys fees and expenses related thereto) that arise as a result of circumstances or conditions relating to the Environment that existed prior to Closing at the Real Property, including without limitation: (A) non-compliance with Environmental Law prior to the Closing Date; (B) offsite disposal of waste prior to the Closing Date; (C) exposure to asbestos, lead or other Hazardous Materials prior to the Closing Date; and (D) On-site Soil and Groundwater Contamination at the Real Property (the “Excluded Environmental Liabilities”); and for the avoidance of doubt, Liabilities relating to remediation and other actions required by Governmental Bodies in connection with remediation including any Liabilities arising from or related to Purchaser’s conduct of any such remediation or investigation shall be Assumed Environmental Liabilities;
     (o) all Liabilities to the extent arising out of the Legal Proceedings details of which are set forth in Schedule 4.18(a)(i);
     (p) except as set forth in Section 1.5(f)(iv), all Liabilities under the Assumed Retention Agreements; and
     (q) any independent Liability of Seller or any of its Affiliates, other than pursuant to Section 11.2(a)(iv) of this Agreement, arising from or in connection with the ARC Product Issue.

     Section 1.7. Assumption of Debtor Contracts.
     (a) Schedule 1.2(e) shall include a list of “executory contracts” and “unexpired leases” that Purchaser has elected to have Seller and the other Debtor Sellers assume and assign to Purchaser or its Designated Affiliates at Closing. Purchaser shall have until the date scheduled by the Bankruptcy Court to enter the Approval Order to designate (i) the pre-petition Contracts it wishes Seller and the other Debtor Sellers to assume and assign to Purchaser or its Designated Affiliates at Closing and (ii) the Contracts entered into subsequent to the commencement of the Cases it wishes to have Seller and the other Debtor Sellers assign to Purchaser or its Designated Affiliates at Closing (such date being referred to as the “Debtor Contract Designation Date”). In all cases, appropriate additions but not deletions to Schedule 1.2(e) shall be made to reflect such elections by Purchaser when made. The procedures for the assumption and assignment of the Debtor Contracts, and the procedure for establishing the Cure Costs, shall be mutually acceptable to Purchaser and Seller.
     (b) If, at any time after the date hereof through the 90th Business Day after the Closing Date, any party to this Agreement becomes aware that Seller or any other Debtor Seller is a party to any Contract Related to the Business that is not disclosed on Schedule 1.2(e) (each, an “Undisclosed Contract”), the discovering party shall immediately notify the other party to this Agreement in writing (the “Notification”) of such Undisclosed Contract. For a period of thirty (30) Business Days after the date of Purchaser’s receipt or delivery, as the case may be of the Notification, Purchaser shall have the right, in its sole discretion, to require Seller and/or such other Debtor Seller that is the party to such Undisclosed Contract to file one or more motions with the Bankruptcy Court (which motion(s) shall be in form and substance reasonably satisfactory to Purchaser) seeking the entry of an order (the “Undisclosed Contract Assignment Order”), pursuant to Sections 363 and 365 of the Bankruptcy Code, to assign, transfer, convey and deliver to Purchaser or one of its Designated Affiliates such Undisclosed Contract as if it had been disclosed on Schedule 1.2(e), or to otherwise transfer the benefits of such Undisclosed Contract to the Purchaser or one of its Designated Affiliates without any additional consideration (except for any obligation Purchaser may have to pay applicable Cure Costs pursuant to Section 7.2), by written notice to such Seller or Affiliate. Any Cure Costs in relation to any such Undisclosed Contract shall be dealt with in accordance with Section 7.2. In the event that Purchaser notifies Seller or one of the other Debtor Sellers of Purchaser’s desire to acquire any Undisclosed Contract, Seller or such other Debtor Seller, as the case may be, shall, as soon as practicable after receiving such notification, file with the Bankruptcy Court the motion(s) seeking the entry of the Undisclosed Contract Assignment Order. In addition, Seller or such other Debtor Seller, as the case may be, shall (i) use its reasonable best efforts to cause the Undisclosed Contract Assignment Order to become a Final Order and (ii) not take any action that would delay, prevent or impede the entry of, or result in the revocation, modification or amendment of, the Undisclosed Contract Assignment Order. Any Undisclosed Contract that Purchaser elects to acquire pursuant to this Section 1.7 and for which an Undisclosed Contract Assignment Order is entered and becomes a Final Order shall constitute a Purchased Asset.

     Section 1.8. Product Recall and Warranty Claims.
     (a) Subject to Article XI, Purchaser shall have responsibility after Closing for the management of all proceedings relating to product recall and warranty claims for products manufactured or sold by the Business prior to the Closing, provided that, where the relevant claim is in its entirety an Excluded Liability, Seller shall have responsibility for the management of the relevant proceedings. In the event that after the Closing Date, Purchaser (i) receives notice with respect to product recall or warranty obligations relating to products manufactured or sold by the Business prior to the Closing Date and which entail Excluded Liabilities or (ii) determines in Purchaser’s reasonable business judgment that it is advisable, or is required by a notice from a Governmental Body, to undertake a recall of any products manufactured or sold by the Business prior to the Closing Date, and such recall entails an Excluded Liability, then, in each case, Purchaser shall (x) notify Seller of such circumstance within twenty (20) Business Days of the receipt of such notice or the date of such determination, as applicable, and (y) not enter into any agreement with any claimants with respect to such product recall or warranty obligations or with a Governmental Body, without first permitting Seller the reasonable opportunity to review and comment on such agreement or proposed recall. If Seller does not respond within fifteen (15) Business Days after receipt of notice thereof, such claims shall be considered to be approved by Seller for purposes of this Section. No delay or failure to give such notice by Purchaser to Seller shall adversely affect any of the rights or remedies which Purchaser has under this Agreement, or alter or relieve Seller of its obligations to indemnify Purchaser except to the extent that such delay or failure has materially prejudiced Seller. Purchaser shall undertake and/or honor, as applicable, with respect to the products of the Business manufactured or sold prior to the Closing Date, product warranty, return or rebate claims (in each case, not involving product recall, death, personal injury, other injury to persons or damage to property) that entail Excluded Liabilities in substantially the same manner as undertaken, processed, approved and performed, as the case may be, by Seller and its Affiliates in connection with the Business prior to the Closing Date. Purchaser shall submit a written quarterly report to Seller describing with reasonable detail any and all product recall and warranty expenses that entail Excluded Liabilities that Purchaser claims to have incurred during such quarter in respect of product recalls and/or warranty claims undertaken, satisfied, settled or performed during such quarter, together with documentation sufficiently evidencing such expenses and the basis therefor.
     (b) All product liability claims for death, personal injury, other injury to persons or damage to property shall be managed in accordance with Article XI.
     (c) Liabilities of the Transferred JVs arising from or in connection with products manufactured or sold by the Transferred JVs shall remain the responsibility of the Transferred JVs and shall be neither Assumed Liabilities nor Excluded Liabilities for the purposes of this Agreement.

ARTICLE II
CONSIDERATION
     Section 2.1. Amount and Form of Consideration.
     The consideration (which shall be exclusive of any applicable VAT or other Transfer Taxes imposed thereon) to be paid (subject to any requirements to make local payments under applicable Law) by Purchaser, for its own account and as agent for its Designated Affiliates, to Seller, for its own account and for the account of its Selling Affiliates, in full consideration of the Purchased Shares and the Purchased Assets shall consist of:
     (a) Ninety Seven Million, Seven Hundred Thousand Dollars ($97,700,000) (the “Initial Cash Consideration”) in cash, subject to adjustment as set forth in Sections 2.3, 2.4, 7.2 and 10.3 (the Initial Cash Consideration, as adjusted, the “Final Cash Consideration”) to be paid in the manner and at the time set forth in Section 2.2; and
     (b) the assumption by Purchaser or its Designated Affiliates on and as of the Closing Date of the Assumed Liabilities.
     Section 2.2. Payment of Cash Consideration.
     The Initial Cash Consideration shall be paid as follows:
     (a) within three (3) Business Days after the date hereof, in accordance with the Deposit Agreement (the form of which is attached as Exhibit B hereto, (the “Deposit Agreement”), Purchaser will deliver to The Bank of New York Trust Company, N.A., as deposit agent (the “Deposit Agent”), Nine Million, Seven Hundred and Seventy Thousand Dollars ($9,770,000) (such amount, together with the interest and income thereon, the “Deposit Amount”), to be held in an interest-bearing account by the Deposit Agent and to be distributed in accordance with the terms of the Deposit Agreement;
     (b) subject to any requirements to make local payments under applicable Law, at the Closing, Purchaser shall pay, by wire transfer of immediately available funds in Dollars to an account or accounts designated by Seller (such designation to be made in writing at least two Business Days prior to the Closing Date), the Initial Cash Consideration, less (i) $10,000,000 to be delivered to the Escrow Agent pursuant to Section 3.4(b) to fund Seller’s obligations pursuant to Article XI (the “Indemnity Escrow”); (ii) the Deposit Amount; (iii) any amounts to be withheld in accordance with Section 3.2(a) in respect of any Deferred Local Closing, which shall be delivered to the Escrow Agent in accordance with Section 3.2(a); (iv) the amount to be withheld in accordance with Section 3.2(b), (the “India Escrow”) which shall be delivered to the Escrow Agent in accordance with Section 3.2(b); (v) Seven Million Eight Hundred Twenty Five Thousand Dollars ($7,825,000) (the “Purchase Price Adjustment Escrow”) which shall be delivered to the Escrow Agent in accordance with Section 2.4; and (vi) Two Million, Two Hundred Thousand Dollars ($2,200,000) to be withheld in accordance with Section 10.3 (the “Pensions Funding Adjustment Escrow”) which shall be delivered to the Escrow Agent in accordance with Section 3.4(b). If any requirements of Law require that any portion of the Initial Cash Consideration payable to Seller or any of its Selling Affiliates must be paid in a currency other than United States Dollars, Purchaser shall cause its relevant Designated Affiliate to pay at the Closing, by wire transfer of immediately available funds in such other currency, such portion based on the exchange rate as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.
     Section 2.3. Post-Closing Adjustment.
     (a) “Net Working Capital of the Business” as of any date shall mean the amount calculated by subtracting the Liabilities set forth in Schedule 2.3(a) from the assets set forth in Schedule 2.3(a).
     (b) As promptly as practicable, but in any event within 60 days following the Closing, Seller, at its sole cost and expense, will prepare and deliver to Purchaser a statement of net assets of the Business at the Closing Date (as such may be adjusted following resolution of disputes in accordance with Section 2.3(c), the “Closing Statement of Net Assets”), a calculation of the Closing Net Working Capital derived from the Closing Statement of Net Assets and the calculation of the Net Working Capital Adjustment. The Closing Statement of Net Assets shall be prepared on the basis set forth in Schedule 2.3(b). During the preparation of the Closing Statement of Net Assets and the calculation of Net Working Capital Adjustment, and the period of any dispute within the contemplation of this Section 2.3, Purchaser shall, and shall cause the Acquired Company to (i) provide Seller and its authorized representatives with full access to all relevant books, records, facilities and employees of Purchaser and its affiliates to the extent reasonably necessary to prepare the Closing Statement of Net Assets and the calculation of the Net Working Capital Adjustment, and (ii) cooperate fully with Seller and its authorized representatives, including by providing on a timely basis all information to the extent necessary or useful in preparing the Closing Statement of Net Assets and calculating the Net Working Capital Adjustment.
     (c) Following receipt of the Closing Statement of Net Assets and the Net Working Capital Adjustment, Purchaser will be afforded a period of 45 days to review the Closing Statement of Net Assets and the Net Working Capital Adjustment (the “Review Period”). Purchaser shall be deemed to have accepted the Net Working Capital Adjustment unless, prior to the expiration of the Review Period, Purchaser shall deliver to Seller written notice and a reasonably detailed written explanation of those items in the Net Working Capital Adjustment that Purchaser disputes, in which case the Net Working Capital Adjustment, to the extent not affected by the disputed items, will be deemed to be accepted, and the items identified by Purchaser shall be deemed to be in dispute. Within a further period of 30 days from the end of the Review Period, the parties will attempt to resolve in good faith any disputed items. Failing such resolution, the unresolved disputed items will be referred for final binding resolution to such certified public accountants as the parties mutually agree in writing (the “Independent Auditors”). The unresolved disputed items (if any) will be deemed to be as determined by the Independent Auditors in accordance with Schedule 2.3(b) within 30 days of such reference. Each party will furnish to the Independent Auditors such workpapers and other documents and information relating to the disputed items as the Independent Auditors may request and are available to that party or its affiliates. The Independent Auditors shall act as experts and not as arbitrators. One-half of the cost of the determination by the Independent Auditors shall be paid by Purchaser and one-half by Seller. The decision of the Independent Auditors shall be communicated to Purchaser and Seller in writing and shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct). The definitive Closing Net Working Capital and Net Working Capital Adjustment shall be the Closing Net Working Capital and Net Working Capital Adjustment, as applicable, agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of this Section 2.3(c) or the definitive Closing Net Working Capital or Net Working Capital Adjustment, as applicable, resulting from the determination made by the Independent Auditors in accordance with this Section 2.3(c) (in addition to those items theretofore agreed to by Seller and Purchaser).
     (d) The Target Net Working Capital Upper Range (the “Target Net Working Capital Upper Range”) is One Hundred Fifty Nine Million Dollars ($159,000,000). The Target Net Working Capital Lower Range (the “Target Net Working Capital Lower Range”) is One Hundred Fifty Four Million Dollars ($154,000,000).
     (e) “Closing Net Working Capital” is the Net Working Capital of the Business as calculated from the Closing Statement of Net Assets, as finally determined in accordance with Section 2.3(c). No accounts receivable from the National Automotive Parts Association (“NAPA”) or any of NAPA’s Affiliates shall be taken into account for the purposes of calculation of the Closing Net Working Capital.
     (f) “Net Working Capital Adjustment” shall be determined as follows: (i) if the Closing Net Working Capital is more than the Target Net Working Capital Upper Range, then the Net Working Capital Adjustment will be a positive amount equal to the amount of such excess; and (ii) if the Closing Net Working Capital is less than the Target Net Working Capital Lower Range, then the Net Working Capital Adjustment will be a negative amount equal to the amount of such difference.
     (g) Notwithstanding any provision set forth in this Section 2.3, 10.3 or elsewhere in this Agreement to the contrary, except as set forth in Sections 11.6(c), (d) and (e) there is no agreement among the parties to submit disputes under this Agreement to arbitration.
     Section 2.4. Payment of Purchase Price Adjustment.
     (a) If the Net Working Capital Adjustment is a positive amount, (i) Purchaser will pay Seller the amount of the Net Working Capital Adjustment, together with interest thereon at the LIBOR rate from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net Working Capital Adjustment; provided, however, that, if payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made; and (ii) the

Escrow Agent shall deliver to Seller the Purchase Price Adjustment Escrow together with interest accrued thereon pursuant to the terms of the Purchase Price Adjustment Escrow Agreement.
     (b) If the Net Working Capital Adjustment is a negative amount but is less than or equal to the Purchase Price Adjustment Escrow, then that portion of the Purchase Price Adjustment Escrow equal to the Net Working Asset Adjustment shall be applied to cover the Net Working Capital Adjustment and the Escrow Agent shall deliver such portion to the Purchaser and the remaining portion of the Purchase Price Adjustment Escrow to Seller, in each case within ten days after the final determination of the Net Working Capital Adjustment. If the Net Working Capital Adjustment is a negative amount that is greater than the Purchase Price Adjustment Escrow, then (i) the Escrow Agent shall deliver the Purchase Price Adjustment Escrow together with interest accrued thereon pursuant to the terms of the Purchase Price Adjustment Escrow Agreement to Purchaser to cover the Net Working Capital Adjustment and (ii) Seller will pay to the Purchaser the amount equal to the Net Working Capital Adjustment minus the Purchase Price Adjustment Escrow, together with interest on the amount set forth in clause (ii) above at the LIBOR rate from the Closing Date through the date of payment, each such payment to be made within ten days after the final determination of the Net Working Capital Adjustment; provided, however, that, if any such payment from Seller to Purchaser pursuant to clause (ii) above is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made.
     Section 2.5. Allocation of Consideration.
     Upon signing Seller and Purchaser shall have agreed to allocate the Initial Cash Consideration as set forth on Schedule 2.5(a). The cash amounts allocated on Schedule 2.5(a) shall not be adjusted after the date hereof, except to take into account any adjustment to the Initial Cash Consideration in accordance with this Agreement and except with respect to the cash amount allocated to the Seller PCIL Stock which shall be subject to possible downwards-only adjustment prior to Closing pursuant to good faith agreement between the parties. Any amount by which the amount allocated to the Seller PCIL Stock in Schedule 2.5(a) is reduced shall be added to the amount allocated to the Business in the United States. Prior to Closing and consistently with Schedule 2.5(a), Seller and Purchaser shall in good faith agree how to allocate the Initial Consideration (taking into account Assumed Liabilities to the extent they are included in the amount realized for income tax purposes) among the Purchased Shares and the Purchased Assets, and such agreement shall be set forth on a schedule to be attached to this agreement as Schedule 2.5(b). Purchaser shall initially propose the content of Schedule 2.5(b) and if Purchaser does so, such proposal shall be subject to Seller’s review and reasonable objection, to be resolved by good-faith negotiations between Purchaser and Seller. Within 60 calendar days following the determination of the Final Consideration, Purchaser and Seller shall attempt in good faith to agree upon the allocation of the difference between the Initial Consideration and the Final Consideration among the Purchased Shares and the Purchased Assets (and among Seller and its Selling Affiliates). The allocation of this amount shall take into account the item or items (and the country) to which it is attributable and shall, to the extent such allocation is agreed by Purchaser and Seller, be reflected on a revised Schedule 2.5(b). In the event that Purchaser and

Seller are unable to reach an agreement within such 60 calendar day period, the allocation of any disputed item or items shall be resolved within the next 30 calendar days by an independent accounting firm or valuation expert that is mutually acceptable to both parties and whose fees shall be borne equally by Purchaser and Seller. Such determination by the accounting firm or valuation expert shall be binding on the parties without further adjustment and shall be reflected on a revised Schedule 2.5(b). Except as otherwise required by Law or pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Purchaser and Seller agree to act, and to cause their Affiliates to act, in accordance with the allocations contained in Schedule 2.5(b), for all Tax purposes and that neither of them will (or will permit its Affiliates to) take any position inconsistent therewith in any Tax Returns or similar filings (including IRS Form 8594 or any similar form required to be filed under state, local or foreign Law), any refund claim, litigation, audit or otherwise. Purchaser and Seller each agree to provide the other party with any additional information reasonably required to complete IRS Form 8594 (or any similar form required to be filed under state, local or foreign Law) and with completed copies of such forms. Each party will, subject to confidentiality obligations, provide to the other party a copy of any appraisal obtained by such party in connection with the allocation under this Section 2.5. Where a confidentiality obligation would otherwise prohibit a party from so providing a copy of any such appraisal, such party shall use its commercially reasonable efforts to obtain a waiver of such confidentiality obligations.
ARTICLE III
THE CLOSING
     Section 3.1. Closing Date.
     Except as hereinafter provided, the closing of the transactions contemplated hereunder (the “Closing”) shall, subject to Section 3.2, take place at the offices of Baker & McKenzie LLP, 130 East Randolph Drive, Chicago, II, 60601, at 10:00 a.m. (local time) on the date that is five (5) Business Days following the satisfaction or waiver of each of the conditions set forth in Articles VIII and IX, or on such other date as may be mutually agreed upon in writing by Purchaser and Seller (such date and time being referred to herein as the “Closing Date”). The Closing shall be deemed to occur as of 12:01 a.m. (Eastern Standard Time) on the Closing Date.
     Section 3.2. Deferred Local Closings.
     (a) The parties acknowledge and agree that all of the steps to be taken at Closing are interdependent and that accordingly the Closing is required to be simultaneous with respect to each of the jurisdictions entailed in the Business. The parties may nonetheless mutually agree in writing to defer the Closing solely with respect to the Purchased Shares or Purchased Assets in a particular jurisdiction (each, a “Deferred Local Closing”). In such event, the parties will prior to Closing mutually determine (a) the mechanics for escrow and payment of that part of the Initial Cash Consideration allocable to the Purchased Shares or Purchased Assets related to such Deferred Local Closing, (b) the treatment of the beneficial interest in and to the relevant Purchased Shares or Purchased Assets from the Closing (including, without limitation, all cash and cash equivalents generated with respect thereto) until the relevant Deferred

Local Closing, and (c) the nature and extent of any services required to be provided by the parties to the Business in the relevant jurisdiction and compensation therefor until the relevant Deferred Local Closing. Solely with respect to any Deferred Local Closing, (a) the conditions set forth in each of Articles VIII and IX must be satisfied or waived at or prior to such Deferred Local Closing instead of the Closing, and (b) Seller shall continue to comply with its obligations set forth in Sections 6.1, 6.2, 6.7, and 6.8 in respect of the relevant Required Consent Jurisdiction until such Deferred Local Closing.
     (b) Seller on the one hand, and Purchaser or its Designated Affiliate, on the other hand, shall at Closing enter into a stock acquisition agreement for the acquisition by Purchaser or its Designated Affiliate of the 11,640,000 shares (the “Seller PCIL Stock”) in the issued share capital of Perfect Circle India, Ltd (“PCIL”) owned by Seller, substantially in the form of Exhibit C (the “PCIL Stock Acquisition Agreement”). At the Closing, Purchaser shall deliver that portion of the Initial Cash Consideration allocable to PCIL to the Escrow Agent to be held as the India Escrow. The parties acknowledge and agree that entering into the PCIL Stock Acquisition Agreement will reflect the Purchaser’s decision to acquire the Seller PCIL Stock which will give rise to an obligation on Purchaser or its Designated Affiliate, pursuant to the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations 1997, to make a public offering for a minimum of 20% of the remaining issued share capital of PCIL (the “PCIL Public Offering”). The parties further acknowledge and agree that, pursuant to the requirements of Indian Law, Purchaser or its Designated Affiliate will be unable to acquire title to the Seller PCIL Stock until the consummation of the PCIL Public Offering. Accordingly, the parties agree that Seller shall remain the legal and beneficial owner of the Seller PCIL Stock until the consummation of the PCIL Public Offering. Upon the date of consummation of the PCIL Public Offering, Seller shall deliver the Seller PCIL Stock to Purchaser or its Designated Affiliate, and the Escrow Agent shall deliver to Seller the India Escrow, less an amount equal to the amount of any dividends paid by PCIL to the Seller after Closing but prior to the India Closing, as consideration for the Seller PCIL Stock, in each case in accordance with the terms of the PCIL Stock Acquisition Agreement (the “India Closing”).
     Section 3.3. Deliveries by Seller to Purchaser.
     At the Closing, Seller, for itself and as agent of its Selling Affiliates, shall deliver, or shall cause to be delivered, to Purchaser the following:
     (a) stock certificates or appropriate certificates of ownership, as applicable, representing all of the Purchased Shares (other than those that are in book-entry form), in each case accompanied by stock powers duly executed in blank or other duly executed instruments of transfer, and such other deeds, documents and instruments as are necessary or appropriate to effect the valid transfer of the Purchased Shares to Purchaser or its Designated Affiliates;
     (b) a bill or bills of sale, substantially in the form of Exhibit D, duly executed by Seller (the “Bill of Sale”);

     (c) for each jurisdiction set forth on Schedule 3.3(c), business transfer agreements substantially in the form of Exhibit E with such changes thereto as the parties agree are necessary or appropriate to effect the transfer of the Purchased Assets held by the respective Asset Selling Affiliates and the assumption by the respective Designated Affiliates of the Assumed Liabilities of the respective Asset Selling Affiliates (collectively, “Business Transfer Agreements”), duly executed by the respective Asset Selling Affiliates;
     (d) special warranty deeds, or comparable instruments of transfer and assignment, substantially in the form of Exhibit F, with respect to the Owned Real Properties (including any quit claim deeds that may be necessary to transfer property interests reflected in the Title Commitments but not included in the deeds for the Owned Real Properties);
     (e) duly executed instruments of assignment or, where necessary, licenses or subleases, to effect the assignment of the Real Property Leases to which any Non-Debtor Seller is a party, substantially in the form of Exhibit G, subject to Sections 6.7(a) and 10.6(b) (the “Assignment and Assumption of Lease Agreements”);
     (f) duly executed instruments of assignment or transfer of the Purchased Intellectual Property, substantially in the form of Exhibit H or local assignment agreements as may be necessary or desirable under applicable Law (the “IP Assignments”);
     (g) the certificate referred to in Section 8.7 signed by a duly authorized officer of Seller;
     (h) the resignations of the officers, as corporate officers, directors and auditors of the Acquired Company set forth on Schedule 3.3(h);
     (i) the Transition Services Agreement, duly executed by Seller and its relevant Subsidiaries;
     (j) a certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller and each domestic Selling Affiliate that transfers Purchased Shares or Purchased Assets located in the United States pursuant to this Agreement;
     (k) a duly executed assignment and assumption agreement or agreements or other comparable instrument of assignment and assumption, substantially in the form of Exhibit J, evidencing assumption of the Assumed Liabilities and all other instruments or documents as shall be necessary to evidence the assignment by Seller and the Debtor Sellers of the Purchased Assets and the assumption by Purchaser or its Designated Affiliates of the Assumed Liabilities, subject to Sections 6.7(a) and 10.6(b) (the “Assignment and Assumption Agreement”);
     (l) escrow agreements for the Purchase Price Adjustment Escrow, the Pensions Funding Adjustment Escrow, the India Escrow and the Indemnity Escrow in the

forms of Exhibit K1-K3 (the “Escrow Agreements”), duly executed by Seller and The Bank of New York Trust Company, N.A.(the “Escrow Agent”);
     (m) a distribution agreement relating to Victor Reinz branded products, in the form of Exhibit L (the “Victor Reinz Distribution Agreement”), duly executed by Seller and its relevant Subsidiaries;
     (n) a copy of the Approval Order;
     (o) the PCIL Stock Acquisition Agreement, duly executed by Seller; and
     (p) a lease agreement substantially in the form of Exhibit M (the “Gravatai Lease Agreement”) duly executed by Seller or its relevant Selling Affiliate.
     Section 3.4. Deliveries by Purchaser to Seller.
     At the Closing, Purchaser, for itself and as agent of its Designated Affiliates, shall deliver to Seller the following:
     (a) the Initial Cash Consideration to an account or accounts designated by Seller (such designation to be made in writing at least two Business Days prior to the Closing Date) by wire transfer of immediately available funds in the amount and manner provided in Section 2.2, less (i) the Deposit Amount, (ii) Ten Million Dollars ($10,000,000) to be delivered to the Escrow Agent for the Indemnity Escrow pursuant to Section 3.4(b)), (iii) any amounts to be withheld in accordance with Section 3.2 in respect of any Deferred Local Closing, (iv) the amount to be withheld in accordance with Section 3.3 which shall be delivered to the Escrow Agent for the India Escrow in accordance with Section 3.3; (v) Seven Million, Eight Hundred Twenty Five Thousand Dollars ($7,825,000), which shall be delivered to the Escrow Agent for the Purchase Price Adjustment Escrow in accordance with Section 2.4; and (vi) Two Million, Two Hundred Thousand Dollars ($2,200,000) to be withheld in accordance with Section 10.3, which shall be delivered to the Escrow Agent for the Pensions Funding Adjustment Escrow in accordance with Section 3.3. If any requirements of Law require or the parties mutually agree that any portion of the Initial Cash Consideration payable to Seller or any of its Selling Affiliates must be paid in a currency other than United States Dollars, Purchaser shall cause its relevant Designated Affiliate to pay at the Closing, by wire transfer of immediately available funds in such other currency, such portion based on the exchange rate as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.
     (b) the Escrow Agreements, duly executed by Purchaser, together with the delivery of (i) $10,000,000 for the Indemnity Escrow, (ii) any amounts to be withheld in accordance with Section 3.2 in respect of any Deferred Local Closing, (iii) the amount to be withheld in accordance with Section 3.3 for the India Escrow, (iv) Seven Million, Eight Hundred Twenty Five Thousand Dollars ($7,825,000) for the Purchase Price Adjustment Escrow, and (v) Two Million, Two Hundred Thousand Dollars ($2,200,000) for the Pensions Funding Adjustment Escrow, to the Escrow Agent by wire transfer to accounts specified by the Escrow Agent.

     (c) the Assignment and Assumption Agreements, duly executed by Purchaser or its Designated Affiliates;
     (d) the Assignment and Assumption of Lease Agreements, duly executed by Purchaser or its Designated Affiliates;
     (e) the certificate referred to in Section 9.7 signed by a duly authorized officer of Purchaser;
     (f) the Transition Agreements, duly executed by Purchaser or its Designated Affiliates;
     (g) the Business Transfer Agreements, duly executed by the respective Designated Affiliates of Purchaser;
     (h) the Victor Reinz Distribution Agreement, duly executed by Purchaser or its Designated Affiliates;
     (i) the PCIL Stock Acquisition Agreement, duly executed by Purchaser or its Designated Affiliate; and
     (j) the Gravatai Lease Agreement duly executed by Purchaser or its relevant Designated Affiliate.
     Section 3.5. Proceedings at Closing.
     All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Closing or any Deferred Local Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Purchaser that, except as set forth in the Schedules hereto:
     Section 4.1. Organization and Qualification.
     Each of Seller, the Selling Affiliates, the Acquired Company, Allied Ring Corporation (“ARC”) and, to the Knowledge of Seller, Promotora de Industrias Mecanicas, S.A. de C.V. (“Promec”) is an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted. Each of Seller, the Selling Affiliates, the Acquired Company,

ARC and, to the Knowledge of Seller, Promec is duly licensed or qualified to conduct its business as a foreign corporation and, if applicable, is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such license or qualification, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.
     Section 4.2. Capital Structure of Acquired Company; Transferred JV Interests.
     (a) The authorized capital stock or other equity interests of the Acquired Company and the number of shares of such capital stock or other equity interests that are issued and outstanding, and the beneficial and record ownership thereof, will be set forth on Schedule 4.2(a). Except as will be set forth on Schedule 4.2(a), the Purchased Shares represent all of the issued and outstanding shares in the Acquired Company. Except as will be set forth on Schedule 4.2(a), Seller and each of the Share Selling Affiliates is the beneficial owner of, and has good and valid title to, all the Purchased Shares, free and clear of all Liens other than Permitted Liens and will at Closing be the beneficial owner of, and have good and valid title to, all the Purchased Shares, free and clear of all Liens other than the Permitted Liens. Except as will be set forth on Schedule 4.2(a), no legend or other reference to any purported Lien appears upon any certificate representing equity securities of, or in any share or other private or public registry of or with respect to, the Acquired Company. All of the outstanding equity securities of the Acquired Company will at Closing be duly authorized, validly issued, fully paid and nonassessable and will not at Closing be subject to any preemptive or subscription rights. Except as set forth on Schedule 4.2(a), there are no Contracts other than this Agreement relating to the issuance, sale or transfer of any equity securities or other securities of the Acquired Company. None of the Purchased Shares or other securities of the Acquired Company will at Closing have been issued in violation of any Law. The Acquired Company will not at Closing be the record or beneficial owner, or have any Contract to acquire, any equity securities of any Person or any direct or indirect equity or ownership interest in any other business.
     (b) The authorized capital stock or other equity interests of each of the Transferred JVs and the number of shares of such capital stock or other equity interests that are issued and outstanding, together with details of the record and beneficial holders thereof, are correctly set forth on Schedule 4.2(b). Except as set forth on Schedule 4.2(b), Seller and each of the Share Selling Affiliates is the beneficial owner of, and have good and valid title to, all the Transferred JV Interests, free and clear of all Liens other than Permitted Liens and will at Closing be the beneficial owner of, and have good and valid title to, all the Transferred JV Interests, free and clear of all Liens other than Permitted Liens. Except as disclosed on Schedule 4.2(b), (i) no legend or other reference to any purported Lien appears upon any certificate representing equity securities of, or in any share or other private or public registry of or with respect to, any Transferred JV Interest, (ii) all of the Transferred JV Interests are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of, nor are subject to, any preemptive or subscription rights and (iii) to the Knowledge of Seller, there are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of any Transferred JV. None of the Transferred JV Interests was issued in violation of any Law. Except as set forth on Schedule 4.2(b), no Transferred JV owns, or has any Contract to acquire, any equity securities of any Person or any direct or indirect equity or ownership interest in any other business.
     Section 4.3. Corporate Authorization.
     Subject, with respect to each Debtor Seller, only to entry of the Approval Order and to it becoming a Final Order, Seller and each of its Subsidiaries will have full corporate power and authority to enter into, execute and deliver (or cause to be entered into, executed and delivered) this Agreement and each other agreement, document, instrument or certificate to be executed at the Closing by Seller or its Subsidiaries in connection with the consummation of the transactions contemplated hereby (all such other agreements, documents, instruments and certificates required to be executed by Seller or any of its Subsidiaries being hereinafter referred to, collectively, as the “Seller Closing Documents”), and to perform (or cause to be performed) Seller’s and its Subsidiaries’ obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each of the Seller Closing Documents has been duly authorized by all requisite corporate action on the part of Seller and the execution, delivery and performance by Seller’s Subsidiaries of each of the Seller Closing Documents to which it is to be a party will have been duly authorized by all requisite corporate action on the part of such Subsidiaries, as applicable, prior to Closing.
     Section 4.4. Consents and Approvals.
     Except as set forth in Schedule 4.4, and after giving effect to the entry of the Approval Order and subject to it becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Seller, its Subsidiaries or the Acquired Company in connection with the execution and delivery of this Agreement or the Seller Closing Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of any competition or antitrust laws, including (x) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) and/or (y) Council Regulation (EC) No. 139/2004 of the European Union (the “EC Merger Regulation”), and (z) such other antitrust authorities that may require notification and approval of the transaction, and (ii) other than those relating to competition or antitrust laws, such consents, waivers, approvals, Orders, Permits or authorizations of, or declarations of, or filings with, or notifications to, any Person or Governmental Body the failure of which to be received or made would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.
     Section 4.5. Non-Contravention.
     Upon entry of the Approval Order and subject to it becoming a Final Order, none of the execution and delivery by Seller or its Subsidiaries (including the Acquired Company) of this Agreement and the Seller Closing Documents, as applicable, the consummation of the transactions contemplated hereby or thereby or compliance by Seller and its Subsidiaries with any of the provisions hereof or thereof will, subject to the receipt of the consents identified on

     Schedule 4.4, (i) result in the breach of any provision of the certificate or articles of incorporation, bylaws or similar organizational documents of Seller, any of its Subsidiaries (including the Acquired Company); (ii) violate, result in the breach or termination of, or constitute (with or without notice or lapse of time or both) a default or give rise to any right of consent, cancellation, termination or acceleration or right to increase the obligations or otherwise modify the terms under any material Assumed Contract; or (iii) constitute a violation of any Law applicable to Seller, any of its Subsidiaries or the Acquired Company, except, in the case of clauses (ii) and (iii), any violation, breach, termination, default, consent, cancellation or acceleration disclosed in Schedule 4.5 hereto or that would not, individually or in the aggregate, have or be reasonably expected to have a Material Adverse Effect.
     Section 4.6. Binding Effect.
     Upon entry of the Approval Order and subject to it becoming a Final Order, this Agreement constitutes and, when executed and delivered at the Closing, each of the Seller Closing Documents will constitute, a valid and legally binding obligation of Seller or such of its Subsidiaries as is party thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 4.7. Financial Statements; Books and Records
     (a) Schedule 4.7 contains true and correct copies of the unaudited statements of net assets (the “Statement of Net Assets”) of the Business, as of December 31, 2005 and as of June 30, 2006, and the unaudited statements of operating results of the Business for the year ended December 31, 2005 and for the six month period ended June 30, 2006, (collectively, the “Financial Statements”). Except as set forth on Schedule 4.7(a), each of the Financial Statements has been prepared in accordance with GAAP. The Financial Statements were prepared on the basis of, and are in accordance with, the books and records of the Business (in each case, as of the date of such Financial Statements) and present fairly, in all material respects, the financial condition, assets and liabilities of the Business (whether accrued, contingent or otherwise) as of the dates thereof and the results of its operations for each of the periods then ended in conformity with GAAP, except as set forth on Schedule 4.7(a).
     (b) The Business has, and the Acquired Company will at Closing have, no material Liabilities (whether accrued, contingent or otherwise), other than (i) Liabilities incurred in the ordinary course of the Business after the date of the Statement of Net Assets that, individually or in the aggregate, do not, and would not be reasonably expected to, have a Material Adverse Effect or (ii) Liabilities fully recorded or reserved for on the Statement of Net Assets.
     (c) The books of account, minute books, equity record books, and other records of the Business are complete and correct in all material respects and have been maintained in accordance with sound business practices and the requirements of applicable Law.

     Section 4.8. Accounts Receivable.
     All Accounts Receivable included in the Purchased Assets or held by the Acquired Company or, to the Knowledge or Seller, ARC represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Except as set forth on Schedule 4.8, the Statement of Net Assets will reflect adequate reserves for Accounts Receivable in accordance with GAAP. Except as set forth on Schedule 4.8, there is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business, under any Assumed Contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.
     Section 4.9. Acquired Inventory.
     All items included in the Acquired Inventory are of a quality and quantity usable and, with respect to finished goods, salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been or will be written off or written down to net realizable value on the Statement of Net Assets or the accounting records of the Business as of the Closing Date, as the case may be. Except as set forth on Schedule 4.9, neither Seller nor any Asset Selling Affiliate or Acquired Company or, to the Knowledge of Seller, ARC is in possession in respect of the Business of any inventory not owned by Seller, such Asset Selling Affiliate, the Acquired Company or ARC including goods already sold. All of the Acquired Inventory not written off has been valued, in the case of Acquired Inventory used or held for use in the OEM Business, at the lower of cost or market value on a first in, first out basis, and, in the case of Acquired Inventory used or held for use in the Aftermarket Business, at the lower of cost or net realizable value on a first in, first out basis. All of the Acquired Inventory now on hand that was purchased after the date of the Statement of Net Assets was purchased in the ordinary course of business at a cost not exceeding market prices prevailing at the time of purchase and at a quantity not exceeding current production planning requirements, subject to changing customer requirements and business conditions. The quantities of each item of Acquired Inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances. Work-in-process Acquired Inventory is now valued and on the Closing Date will be valued in accordance with Schedule 4.9. Except as set forth on Schedule 4.9, all Acquired Inventory is maintained at one of the locations of the Real Property.
     Section 4.10. Taxes.
     Except as set forth on Schedule 4.10:
     (a) All Income Tax Returns and other material Tax Returns required to be filed by or with respect to the Acquired Company, the Business or, to the Knowledge of Seller, ARC have been timely filed (taking into account extensions) as required by applicable Laws, and all such Tax Returns are complete and accurate in all material respects;
     (b) All material Taxes due on or prior to the Closing Date, whether or not shown as due and owing on a Tax Return or payable pursuant to any assessments with respect to such Tax Return, have been or will be timely paid, except for (i) any payments by the Debtors which have been stayed by the filing of the Cases under Section 362 of the Bankruptcy Code and (ii) any Taxes being contested in good faith;
     (c) There is no federal, state, local or foreign action, suit, investigation, audit, claim or assessment pending with respect to Taxes or Tax Returns of the Acquired Company, the Business or, to the Knowledge of Seller, ARC, except for claims being pursued against the Debtors in the Cases;
     (d) All amounts required to be withheld or collected for payment of Taxes by the Acquired Company and in relation to the Business or, to the Knowledge of Seller, by ARC, including from employee salaries, wages and other compensation, have been collected or withheld and, if due, paid to the appropriate taxing authorities;
     (e) No agreement for the extension of time that is currently effective has been made with respect to the Acquired Company, the Business or, to the Knowledge of Seller, ARC with respect to (i) the filing of any Tax Return which has not since been filed, (ii) the payment of any Taxes, or (iii) any limitation period regarding the assessment of any Taxes;
     (f) No waiver of any statutes of limitations that is currently effective and applicable to any claim for Taxes has been granted or requested to be granted with respect to the Acquired Company, the Business or, to the Knowledge of Seller, ARC;
     (g) All Tax deficiencies that have been claimed, proposed or asserted against the Acquired Company, the Business or, to the Knowledge of Seller, ARC have been fully paid or finally settled, except for those being contested in good faith and set forth in Schedule 4.10(g);
     (h) There are no outstanding rulings of, or requests for rulings with, any Tax authority with respect to the Acquired Company, the Business or, to the Knowledge of Seller, ARC that are, or if issued would be, binding upon Purchaser or the relevant Designated Affiliate for any Tax period or portion thereof ending after the Closing Date;
     (i) The Acquired Company will not at Closing have executed, become subject to or entered into, and to the Knowledge of Seller ARC has not executed, become subject to or entered into, any material closing agreement pursuant to Section 7121 of the Code or any similar or predecessor provision thereof under the Code or other applicable Tax Laws that would be binding on Purchaser or the relevant Designated Affiliate for any Tax period or portion thereof ending after the Closing Date;
     (j) The Acquired Company will not at Closing have entered into, and to the Knowledge of Seller ARC has not entered into, any transactions that require disclosure, but have not been disclosed, under Section 6011 of the Code;
     (k) There are no liens for Taxes on the Purchased Assets except for Taxes not yet due and payable;

     (l) None of the Purchased Assets constitutes tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;
     (m) There is no contract, agreement, plan or arrangement with respect to the Acquired Company or the Business that could give rise to the payment by the Acquired Company or Purchaser or its Affiliates of an amount that would not be deductible by reason of Section 280G of the Code or similar provisions of state, local or foreign Tax Law; and
     (n) The Acquired Company will not at Closing be bound by, and to the Knowledge of Seller ARC is not currently bound by, any Tax sharing or Tax allocation agreement or arrangement (other than as a result of several liability imposed under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax law) that will be effective after the Closing or that will have further effect after the Closing for any taxable year.
     Section 4.11. Real Property.
     (a) Except for the Owned Real Property, the Gravatai Leased Real Property and the Real Property Leases, neither Seller nor any of its Subsidiaries (other than the Acquired Company) owns or has any interest in real property currently used, or held for use, in connection with the Business. Schedule 4.11(a) contains (i) a legal description (consistent with deeds into the subject Seller, Asset Selling Affiliate or Acquired Company, as applicable) and street address of all real property in which the Acquired Company has a fee simple estate (each an “Acquired Company Owned Property”), of the Gravatai Leased Real Property and of all Owned Real Property, and (ii) an accurate description (by subject leased real property, name of lessor, date of lease, and term expiration date) of all leases of real property in which the Acquired Company has a leasehold estate (each an “Acquired Company Leased Real Property”) and of all Leased Real Property.
     (b) Except as set forth on Schedule 4.11(b), to the Knowledge of Seller, ARC has no interest in real property.
     (c) Seller has delivered to Purchaser true and complete copies of (i) all deeds and other instruments by which Seller or its respective Asset Selling Affiliate or the Acquired Company acquired its estates in the respective Real Property, and (ii) all title insurance policies and surveys in the possession of Seller or its Subsidiaries or the Acquired Company of or pertaining to the Real Property.
     (d) Except as set forth on Schedule 4.11(d), Seller, or its applicable Asset Selling Affiliate, has good and marketable title to each of the Owned Real Property and to the Gravatai Leased Real Property, in each case free and clear of all Liens except Permitted Liens. Seller, or its applicable Asset Selling Affiliate, will at Closing have good and marketable title to each of the Owned Real Property and the Gravatai Leased Real Property, and the Acquired Company will at Closing have good and marketable title to the Acquired Company Owned Real Property, in each case free and clear of all Liens except Permitted Liens.
     (e) Except for the filing of the Cases, after giving effect to the entry of the Approval Order and subject to it becoming a Final Order, Seller, or its applicable Asset Selling Affiliate, has valid leasehold estates in each of the Leased Real Properties, each Real Property Lease is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law), and there is no current default which cannot be cured under Section 365 of the Bankruptcy Code. The Acquired Company will at Closing have valid leasehold estates in the Acquired Company Leased Real Properties, each Acquired Company Real Property Lease will at Closing be in full force and effect and valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law).
     (f) Except for the Permitted Liens and as otherwise set forth on Schedule 4.11(f), none of the Owned Real Properties, Acquired Company Owned Real Properties or the Gravatai Leased Real Property, nor to the Knowledge of Seller, the Leased Real Properties or Acquired Company Leased Real Properties, is subject to any lease, sublease, license or other agreement granting to any other Person any right to the use or occupancy of such Real Property or any part thereof.
     (g) To the Knowledge of Seller, there does not exist any actual or threatened condemnation or eminent domain proceedings that affect any Real Property that is material to the Business, and neither Seller, any of its Asset Selling Affiliates has received any written notice of the intention of any Governmental Body or other Person to take or use any Real Property that is material to the Business.
     Section 4.12. Tangible Personal Property.
     (a) After giving effect to the entry of the Approval Order and subject to it becoming a Final Order, each lease of personal property (i) included in the Purchased Assets requiring lease payments equal to or exceeding one hundred thousand Dollars ($100,000) per annum, or (ii) the loss of which would have a Material Adverse Effect (collectively, the “Personal Property Leases”) is in full force and effect and is valid and enforceable in accordance with its terms (subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, whether in equity or at law), and there is no default under any Personal Property Lease either by Seller or its Selling Affiliates or, to the Knowledge of Seller, by any other party thereto, and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default by Seller or its Selling Affiliates thereunder which cannot be cured under Section 365 of the Bankruptcy Code.

     (b) Since the date of the latest site visits made by Purchaser to the Real Property, there has been no adverse change in the operating condition and repair of the Acquired Equipment, in the aggregate (subject to normal wear and tear for operations of this kind, age and nature), located at the Real Property, except for changes in the ordinary course of business, and for any such changes as would not constitute in the aggregate a Material Adverse Effect.
     Section 4.13. Intellectual Property.
     (a) Schedule 4.13(a) contains a complete and accurate list of the Acquired Intellectual Property. Seller and its Asset Selling Affiliates are the sole and exclusive owners of or have the right to use the Acquired Intellectual Property.
     (b) Except as set forth on Schedule 4.13(b), (i) after giving effect to the entry of the Approval Order and subject to it becoming a Final Order, no consent or approval is needed to transfer the Acquired Intellectual Property; and (ii) none of the Acquired Intellectual Property is subject to any Liens other than Permitted Liens and Liens under the Seller Financing and none of the Acquired Intellectual Property will at Closing be subject to any Liens.
     (c) Except as set forth on Schedule 4.13(c), there are no Legal Proceedings instituted, commenced or pending or, to Seller’s Knowledge, threatened that (i) challenge the rights of Seller or the relevant Selling Affiliate regarding the ownership of any of the Acquired Intellectual Property or are otherwise adverse to the use, registration, right to use, validity or enforceability of the Acquired Intellectual Property or (ii) assert that the operation of the Business as conducted by Seller and its Selling Affiliates is or was infringing or otherwise in violation of any Intellectual Property of any other Person.
     (d) Except as set forth on Schedule 4.13(d), none of the Acquired Intellectual Property is subject to any license, sublicense or option to purchase or use, and there are no royalties, commissions, or similar arrangements that would impair or limit Purchaser’s or its Designated Affiliates’ use of the Acquired Intellectual Property.
     (e) Schedule 4.13(e)(i) lists all Software or other Intellectual Property that any third Person has licensed to Seller or any of its Subsidiaries or otherwise authorized Seller or any of its Subsidiaries to use in connection with the Business (the “Inbound Licenses”) and each agreement pursuant to which such license or authorization is granted. Schedule 4.13(e)(ii) lists all agreements under which Seller or any of its Subsidiaries has licensed or otherwise granted to any Person rights in any of the Software or other Acquired Intellectual Property (including the right to use, market or otherwise exploit or commercialize any of the Software or related products or services) (the “Outbound Licenses”).
     (f) Each employee, consultant and independent contractor that has been involved in the development of the Software has either (i) been party to a “work-made-for-hire” arrangement or agreement with Seller or its respective Subsidiary, that has accorded Seller or its respective Subsidiary full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) executed appropriate instruments of assignment in favor of Seller or its respective Subsidiary as assignee, irrevocably conveying to Seller or its respective Subsidiary full, effective and exclusive ownership of all tangible and intangible property thereby arising.
     (g) Except as set forth on Schedule 4.13(g), to the Knowledge of Seller, (i) none of the Acquired Intellectual Property infringes, violates, interferes or otherwise conflicts with any third party’s intellectual or industrial property or proprietary rights, and (ii) no Person is infringing or otherwise in violation of the Acquired Intellectual Property.
     (h) No breach or default by Seller, or its Selling Affiliates or, to the Knowledge of Seller, any other party thereto exists under any license, sublicense, agreement or permission pursuant to which Seller or any of its Selling Affiliates use Acquired Intellectual Property.
     Section 4.14. Contracts.
     (a) Schedule 4.14(a) sets forth a true, complete and correct list, as of the date hereof, of each of the following Assumed Contracts:
     (i) any Assumed Contract with a Major Customer or a Major Supplier;
     (ii) any Assumed Contract not made in the ordinary course of business;
     (iii) any Assumed Contract or binding commitment for, or setting forth any of the terms or conditions relating to, the employment or termination of employment of any Business Employee or any officer or employee of the Acquired Company, or any independent contractor, director, or consultant providing services to the Business, whose basic annual compensation (excluding bonus on commission) or fees are in excess of one hundred thousand Dollars ($100,000);
     (iv) any franchise, distributorship or sales agency agreement of the Acquired Company or any Selling Affiliate involving current or anticipated payments in excess of either two hundred, fifty thousand Dollars ($250,000) annually or five hundred thousand Dollars ($500,000) over the term of the agreement;
     (v) any Assumed Contract for the purchase, or the sale, supply or provision, of materials, supplies, services, merchandise or equipment which (a) provides for exclusive supply or purchase rights or obligations, or (b) is not capable of being fully performed or not terminable without penalty within a period of 60 calendar days and involves annual payments in excess of two hundred, fifty thousand Dollars ($250,000);

     (vi) any agreement for the purchase or sale of any of Acquired Company or Selling Affiliate’s assets, other than in the ordinary course of business, or any shares of the Acquired Company or interests in the Acquired Company business or the Transferred JVs;
     (vii) any Assumed Contract containing covenants that in any way purport to restrict the business activity of Seller, any Selling Affiliate or the Acquired Company or limit the freedom of Seller, any Selling Affiliate or the Acquired Company to engage in any line of business or to compete with any Person;
     (viii) any commitment to make any capital expenditure or to purchase a capital asset in excess of two hundred, fifty thousand Dollars ($250,000);
     (ix) any Assumed Contract for the creation or formation of a joint venture, partnership or limited liability company;
     (x) any Assumed Contract relating to any indebtedness for borrowed money, guaranty, surety, line of credit or other loan or financing arrangement;
     (xi) any collective bargaining agreement or any Assumed Contract with any labor union or other employee representative of a group of employees; or
     (xii) any Assumed Contract involving a sharing of profits, losses, costs, or Liabilities of the Business with any other Person; and
     (xiii) any Assumed Contract not otherwise described in clauses (i) through (xii) above to which Seller, a Selling Affiliate or the Acquired Company is a party or is otherwise bound, which is material to the Acquired Company or the Business;
(collectively, the “Material Business Contracts”).
     (b) Seller has made available to Purchaser a true and complete copy of each Material Business Contract.
     (c) Except as would not reasonably be expected to have a Material Adverse Effect or as set forth on Schedule 4.14(c), each Material Business Contract is in full force and effect and constitutes as of the date hereof the valid and legally binding obligation of each party thereto, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     (d) Except as set forth on Schedule 4.14(d), (i) there are no defaults under any Material Business Contract by Seller, any Selling Affiliate or the Acquired Company, other than those, in the case of the Debtor Contracts, that will be cured upon payment of the Cure Costs and entry of the Approval Order; and (ii) to the Knowledge of Seller,

there is no breach of any Material Business Contract by the other party or parties to it, nor has Seller or any Selling Affiliate or Acquired Company received notice or other communication regarding any actual, alleged, possible or potential breach of any Material Business Contract.
     Section 4.15. Customers and Suppliers.
     Schedule 4.15(a) lists the names and addresses of the 20 largest customers and the 20 largest suppliers of the OEM Business and of the 20 largest customers and the 20 largest suppliers of the Aftermarket Business (measured in each case by Dollar volume of purchases or sales during the years ended December 31, 2004 and 2005 respectively) (the 20 largest customers of each of the OEM Business and the Aftermarket Business being, collectively, the “Major Customers” and the 20 largest suppliers of each of the OEM Business and the Aftermarket Business being, collectively, the “Major Suppliers”). Except as set forth on Schedule 4.15(b), there exists no actual, and Seller has no Knowledge of any threatened, termination, cancellation or material limitation of, or any material change in, any business relationship with any Major Customer or Major Supplier. Except as set forth on Schedule 4.15(b), to Knowledge of Seller, no Major Customer has any right to any credit or refund for products sold or services rendered by the Business pursuant to any Contract, understanding or practice of the Business other than pursuant to the normal course return policy of the Business or other normal course of dealing with particular customers described in Schedule 4.15(a).
     Section 4.16. Employee Benefits.
     (a) Schedule 4.16(a) contains a complete and accurate list of each Seller Employee Benefit Plan. Seller has made available to Purchaser, to the extent applicable to any such Seller Employee Benefit Plan, other than any Seller Employee Benefit Plan which is a Multiemployer Plan, (i) a true and complete copy of the plan document (including all amendments and modifications thereto) and all related trust agreements, insurance contacts and other funding arrangements, (ii) the most recently filed United States Department of Labor Form 5500 series and all schedules thereto, (iii) the current summary plan description and all summary material modifications thereto as applicable, (iv) with respect to the Assumed Benefit Plans, to the extent applicable, the most recent actuarial reports, and (v) to the extent applicable, the most recent determination letter with respect to each Seller Employee Benefit Plan.
     (b) Each Assumed Benefit Plan, other than any Seller Employee Benefit Plan which is a Multiemployer Plan, has been maintained, operated and administered in compliance with its terms and the applicable provisions of ERISA, the Code and other applicable Law, except for any failure to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (c) Each Assumed Benefit Plan, other than an Assumed Benefit Plan which is a Multiemployer Plan, that is intended to meet the qualification requirements of Section 401(a) of the Code has received a favorable determination letter from the U.S. Internal Revenue Service.

     (d) Except as set forth in Schedule 4.16(d), there is no audit or investigation pending (other than routine qualification or registration determination filings) with respect to any Assumed Benefit Plan, other than an Assumed Benefit Plan which is a Multiemployer Plan, before the U.S. Internal Revenue Service, the U.S. Department of Labor or any Governmental Authority and no such audit or investigation has been threatened in writing.
     (e) Other than claims by common law employees for benefits received in the ordinary course under an Assumed Benefit Plan, neither Seller nor any of its Affiliates has received written notice of any pending or threatened claim under an Assumed Benefit Plan made by any participating employee.
     (f) With respect to each Assumed Benefit Plan: (i) Seller has, or will prior to Closing have, disclosed all of the benefit formulas, schedules of benefits or other plan terms creating obligations to pay benefits or match contributions under such plan; and (ii) all contributions, premiums, expenses and other payments required to be made by Seller or the Acquired Company by the Closing Date have been or will be made prior to the Closing Date. For each Assumed Benefit Plan, other than an Assumed Benefit Plan which is a Multiemployer Plan, subject to the minimum funding requirements of ERISA and Section 412 of the Code, all contributions required to satisfy ERISA’s minimum funding requirements have been made and no liens have been imposed pursuant to Code Section 412(m).
     (g) Except as set forth on Schedule 4.16(g), no Seller Employee Benefit Plan is a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Seller nor the Acquired Company is obligated to make contributions to a multiemployer plan on behalf of any Business Employee or Acquired Company Employee, or has any Liabilities under any multiemployer plan. Neither Seller nor the Acquired Company has incurred a complete withdrawal as this term is defined in Section 4203 of ERISA or a partial withdrawal as defined in ERISA Section 4205 from any such multiemployer plan. To Seller’s knowledge, no multiemployer plan listed on Schedule 4.16(g) is in reorganization status under ERISA Section 4241.
     (h) Neither Seller nor the Acquired Company is a party to any employment agreement, contract or other compensation or severance agreement with any Business Employee, with the exception of the Retention Agreements or as described in Schedule 4.16(h).
     Section 4.17. Labor and Employment.
     (a) Set forth on Schedule 4.17(a) is a true and complete list, as of the date hereof, of each labor or collective bargaining agreement to which Seller or one of its Subsidiaries is a party that covers any of the Acquired Company Employees or Business Employees.
     (b) Set forth on Schedule 15.3 is a true and complete list, as of the date hereof, of all Acquired Company Employees. Set forth on Schedule 15.45 is a true and complete list, as of the date hereof, of all Business Employees. Set forth on Schedule 4.17(b) is a true and complete list, as of the date hereof, of each management level Acquired Company Employee, Business Employee, or other individual performing consulting, personal or managerial services for the Business who is entitled to receive base salary, compensation or fees in excess of $75,000 per year, or the equivalent thereof. Seller has made available to Purchaser a true and correct copy of each employment, consulting or personal services contract covering any individual listed in Schedule 4.17(b).
     (c) Except as set forth on Schedule 4.17(c), since January 1, 2003, no labor organization has made a written demand against Seller or any of its Subsidiaries for recognition with respect to representation of any Business Employees or group of Business Employees; and there are no representation proceedings or written petitions seeking a representation proceeding presently pending against Seller or any of its Subsidiaries involving any Business Employees or, to the Knowledge of Seller, threatened in writing to be brought or filed against Seller or any of its Subsidiaries Related to the Business with the United States National Labor Relations Board or other labor relations tribunal. Except as set forth on Schedule 4.17(c), to the Knowledge of Seller, there is no ongoing organizing activity involving Business Employees pending or, to the Knowledge of Seller, threatened in writing by any labor organization or group of Business Employees.
     (d) To the Knowledge of Seller, except as would not reasonably be expected to have a Material Adverse Effect, or as set forth on Schedule 4.17(d), there are no (i) strikes, work stoppages, slowdowns or lockouts, (ii) material grievances, arbitrations or other material labor disputes or proceedings pending or threatened in writing against or involving any Business Employees, or (iii) material unfair labor practice charges, grievances or complaints pending or threatened in writing by or on behalf of any Business Employees.
     (e) To the Knowledge of Seller, except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Company will at Closing be in compliance with all Laws and Orders Related to the Business relating to the employment of its employees, including all such Laws and Orders relating to wages, hours, collective bargaining, employment discrimination, immigration, disability, civil rights, occupational safety and health, workers’ compensation, pay equity and the collection and payment of withholding and/or social contribution taxes and similar Taxes.
     (f) To the Knowledge of Seller, except as would not reasonably be expected to have a Material Adverse Effect, since January 1, 2003 and prior to Closing, the Acquired Company will not have incurred any obligation or liability under the WARN Act or any comparable state or local law or ordinance which remains unsatisfied.
     (g) Set forth on Schedule 4.17(g) is a true and complete list, as of the date hereof, of each works council, union, labor organization, employee group or Governmental Body who Seller must notify, consult with, or negotiate the effect, impact or terms or timing of the transactions contemplated by this Agreement, and Seller, its Selling Affiliates and the Acquired Company have taken, and will take, all steps required to complete such notifications, consultations and negotiations on a timely basis prior to Closing. Upon and after Closing, Purchaser or its Designated Affiliates, will take all steps required to provide all notifications, consultations and negotiations on a timely basis to such entities.
     Section 4.18. Litigation.
     (a) As of the date hereof and except for the filing of the Cases, there is no Legal Proceeding pending or, to the Knowledge of Seller, threatened in writing against Seller or any of its Subsidiaries that challenges, or questions the validity of, this Agreement, any Seller Closing Document or any action taken or to be taken by Seller and its Subsidiaries in connection with, or which seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby. Except for the filing of the Cases, Schedule 4.18(a) sets forth a true and correct list of all material pending or, to the Knowledge of Seller, threatened Legal Proceedings relating to or affecting the Business, the Purchased Assets, the Acquired Company, or, to the Knowledge of Seller, ARC in which Seller or any of its Subsidiaries is a party or to which the Acquired Company, or, to the Knowledge of Seller, ARC is a party.
     (b) Schedule 4.18(b) lists each Order to which Seller or any Selling Affiliate (in each case relating to the Business), the Acquired Company, any of the Purchased Assets or any of the assets owned or used by the Acquired Company or, to the Knowledge of Seller, ARC, is subject, other than such Orders that, individually or in the aggregate would not have, and would not reasonably be expected to have, a Material Adverse Effect.
     Section 4.19. Compliance with Laws; Permits.
     (a) Except with respect to Real Property matters and Environmental matters, which are addressed solely in Sections 4.11 and 4.20, respectively, with respect to the Business conducted by it, Seller, each Asset Selling Affiliate, the Acquired Company and, to the Knowledge of Seller, ARC is in material compliance with all applicable Laws and all decrees, orders, judgments and Permits of or from Governmental Bodies.
     (b) To the Knowledge of Seller, neither Seller, nor any Selling Affiliate, nor the Acquired Company nor ARC, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates has violated or is in violation of the Foreign Corrupt Practices Act of 1977 (the “FCPA”), or any other applicable Law of similar effect, including Laws implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
     (c) Schedule 4.19(c) contains a complete and accurate list of each material Permit that is held by Seller or any Selling Affiliate relating to the Business or by the Acquired Company or, to the Knowledge of Seller and solely with respect to Real Property at which ARC is situate, ARC, all of which are valid and in full force and effect. Except with respect to Environmental matters, which are addressed solely in Section 4.20, Seller, each Selling Affiliate, the Acquired Company and, to the Knowledge of

Seller and solely with respect to Real Property at which ARC is situate, ARC, is in material compliance with all of the terms and requirements of each such Permit. Neither Seller nor any of its Subsidiaries nor, to the Knowledge of Seller and solely with respect to Real Property at which ARC is situate, ARC, has received, at any time since December 31, 2005, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential contravention of any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Bodies. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine fees or similar charges.
     (d) Except with respect to Environmental matters, which are addressed solely in Section 4.20, to Seller’s Knowledge, the Permits listed in Schedule 4.19(c) collectively constitute all of the Permits materially necessary to permit Seller, each Asset Selling Affiliate, the Acquired Company and ARC to conduct and operate the Business lawfully in the manner in which it currently conducts and operates the Business and to permit Seller, each Asset Selling Affiliate and ARC to own and use the Purchased Assets in the manner in which it currently owns and uses the Purchased Assets and the Acquired Company to own and use its assets in the manner in which it currently owns and uses such assets.
     Section 4.20. Environmental Matters.
     (a) Seller has made available to Purchaser or its representatives all material information in its possession, custody or reasonable control that concerns the Business, the Acquired Company, or the Real Property with regard to:
     (i) any actual or alleged violation of, or liability under, any Environmental Law, including any Permit that is required under any Environmental Law;
     (ii) all Permits held by Seller, any Seller Affiliate or the Acquired Company that are required under any Environmental Law;
     (iii) any Release of Hazardous Material on any Real Property;
     (iv) any Remedial Action currently being conducted, or completed within the last five years, at any Real Property;
     (v) any written or, to the Knowledge of Seller, oral notice of a pending or threatened Legal Proceeding, investigation, claim, demand or notice having been filed or commenced against Seller, any Seller Affiliate or the Acquired Company alleging (A) a toxic tort claim, or (B) the failure of the Business to comply with, or liability of the Business under, any Environmental Law;
     (vi) any alleged exposure of any Person to lead or lead dust as a result of the operation of the Business, or test results, employee records or other information identifying elevated blood lead levels in any employee of the Business;
     (vii) asbestos containing materials present at any Real Property in any form or condition;
     (viii) nonprivileged material environmental audits and reports (including investigation and remedial action reports) relating to the Business or the Owned Real Property; and
     (ix) environmental budgets and reserve accounts, including any supporting calculations, relating to potential Liabilities of the Business under Environmental Law.
     (b) Except as set forth on Schedule 4.20, with respect to the Business, (i) no claim, demand, or notice has been filed or received, nor any Legal Proceeding commenced, alleging Liability of Seller, any Seller Affiliate, the Acquired Company or ARC in connection with exposure of any Person to asbestos, silica, mixed dust, lead or lead dust, and (ii) Seller, the Seller Affiliates, the Acquired Company and, to the Knowledge of Seller, ARC have never utilized asbestos as a raw material, component or otherwise in connection with the production, sale or distribution of products in connection with the Business.
     (c) Except as set forth on Schedule 4.20, none of the Seller, Seller Affiliate, the Acquired Company or, to the Knowledge of Seller, ARC has been identified or listed as a potentially responsible party or responsible party under CERCLA in connection with the Business. Except as set forth on Schedule 4.20, the Real Property is not listed or formally proposed to be listed on the National Priorities List or any similar list.
     Section 4.21. Ownership of Necessary Assets and Rights.
     (a) Except for (a) the Intellectual Property covered by Section 7.8, (b) those assets and services to be provided pursuant to the terms of the Transition Agreements, and (c) those assets and services listed on Schedule 4.21(a), the Purchased Assets and the assets owned, leased or used by the Acquired Company that are not Excluded Assets on the Closing Date will be in all material respects sufficient for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted.
     (b) Seller and each of the Asset Selling Affiliates has good and marketable title to all of the Purchased Assets (other than the Real Property), free and clear of any Liens other than Permitted Liens and will at Closing have good and marketable title to all of the Purchased Assets (other than the Real Property), free and clear of any Liens other than Permitted Liens.
     (c) The Acquired Company will at Closing have good and marketable title to, or in the case of leased assets, valid leasehold interests in, all of the assets (other than the

Real Property), used or held for use by it, free and clear of any Liens other than Transferred Liens.
     (d) As of the Closing, none of Seller’s Subsidiaries, other than the Asset Selling Affiliates and the Acquired Company, will own or lease any of the Purchased Assets, or conducts any part of the Business.
     Section 4.22. Insurance.
     (a) Seller and each Asset Selling Affiliate maintains in full force and effect insurance covering its insurable business risks and Liabilities in amounts deemed in Seller’s reasonable discretion to be adequate amounts to provide reasonable protection for the Purchased Assets. Schedule 4.22 sets forth a brief description of all claims for which Seller or an Asset Selling Affiliate, or any Person on its behalf, has provided notice to any insurer or otherwise sought coverage under any insurance policy issued to Seller or any Selling Affiliate in connection with the Business for the current policy year. Seller and each Asset Selling Affiliate has materially complied with each such insurance policy and has not failed to give any notice or present any claim thereunder in a due and timely manner which failure would reasonably be expected to result in a loss or forfeiture of any material right thereunder.
     (b) ARC is an additional named insured under Seller’s group commercial general liability insurance policies for accidents and claims made in the United States and Canada for the 12-month period ended May 31, 2006, details of which have been provided by Seller to Purchaser.
     Section 4.23. Relationship with Related Persons.
     Except as expressly provided herein, following the Closing neither Seller nor any Affiliate of Seller nor any Related Person thereof will have any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business. As of the Closing Date neither Seller nor any Affiliate of Seller nor any Related Person thereof will own (of record or as a beneficial owner), a material equity interest or any other material financial or profit interest in a Person that (a) will have business dealings or a material financial interest in any transaction with the Business or (b) will engage in competition with the Business with respect to any line of the products or services of the Business in any market presently served by the Business, except through an investment of less than 5% of the outstanding capital stock of any competing business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as expressly provided herein, following the Closing, neither Seller nor any Affiliate or Seller nor any Related Person thereof will be a party to any Contract with, or has any claim or right against, the Business.
     Section 4.24. Brokers.
     Except for Miller Buckfire & Co., LLC, (a) no Person has acted directly or indirectly as a broker, finder or financial advisor for Seller or any of its Subsidiaries in connection with the negotiations relating to the transactions contemplated hereby and (b) no Person is entitled to any fee or commission or like payment in respect thereof from Purchaser based in any way on any agreement, arrangement or understanding made by or on behalf of Seller or any of its Subsidiaries. Seller is solely responsible for the fees and expenses of Miller Buckfire & Co., LLC, payable in connection with the transactions contemplated hereby.
     Section 4.25. Disclaimers of Seller.
     EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY TRANSITION AGREEMENT OR OTHER AGREEMENT DELIVERED OR TO BE DELIVERED PURSUANT TO THIS AGREEMENT, (A) SELLER EXCLUDES AND DISCLAIMS ALL WARRANTIES, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE BUSINESS OR THE PURCHASED ASSETS, (B) SELLER MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE CONFIDENTIAL INFORMATION MEMORANDUM, FINANCIAL SUPPLEMENT, PRESENTATIONS, REPORTS, OR ANY FINANCIAL FORECASTS OR PROJECTIONS OR OTHER INFORMATION FURNISHED BY SELLER OR ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, (C) SELLER UNDERTAKES NO LIABILITY FOR ANY DAMAGE, LOSS, EXPENSE OR CLAIM OR OTHER MATTER RELATING TO ANY CAUSE WHATSOEVER ARISING UNDER OR PURSUANT HERETO (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE) AND IN NO EVENT SHALL SELLER BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES RESULTING FROM ANY SUCH CAUSE; (D) SELLER SHALL NOT BE LIABLE FOR, AND PURCHASER ASSUMES LIABILITY FOR, ALL PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH ITS INVESTIGATION AND EXAMINATION OF THE PURCHASED ASSETS AND THE ACQUIRED COMPANY, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE PURCHASED ASSETS OR THE ASSETS OF THE ACQUIRED COMPANY AFTER THE CLOSING DATE, WHETHER SUCH PURCHASED ASSETS OR THE ASSETS OF THE ACQUIRED COMPANY ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS, AND (E) PURCHASER ACKNOWLEDGES THAT THE PURCHASED ASSETS AND THE ACQUIRED COMPANY ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND PURCHASER IS PURCHASING AND ACQUIRING SUCH PURCHASED ASSETS AND THE ACQUIRED COMPANY ON THAT BASIS PURSUANT TO PURCHASER’S OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH PURCHASED ASSETS AND THE ACQUIRED COMPANY TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.
     Section 4.26. No Other Representations or Warranties.
     Except for the representations and warranties contained in this Article IV, none of Seller, any Affiliate of Seller or any other Person makes any representations or warranties, and Seller hereby disclaims any other representations or warranties, whether made by Seller or any Affiliate of Seller, or any of their respective officers, directors, employees, agents or representatives, with respect to the execution and delivery of this Agreement or any Seller Closing Document, the transactions contemplated hereby or the Business, notwithstanding the delivery or disclosure to Purchaser or its representatives of any documentation or other information with respect to any one or more of the foregoing.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser hereby represents and warrants to Seller that, except as set forth in the Schedules hereto:
     Section 5.1. Organization and Qualification.
     Purchaser is, and each of its Designated Affiliates will at Closing be, an entity duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and has, and each of its Designated Affiliates will at Closing have, the requisite corporate power and authority to own or lease and operate its properties and to carry on, in all material respects, its business as currently conducted.
     Section 5.2. Corporate Authorization.
     Purchaser has, and each of its Designated Affiliates will at Closing have, full corporate power and authority to enter into, execute and deliver this Agreement and each other agreement, document, instrument or certificate to be executed at the Closing by Purchaser and its Designated Affiliates in connection with the consummation of the transactions contemplated hereby and thereby (all of such agreements, documents, instruments and certificates required to be executed by Purchaser and any of its Designated Affiliates being hereinafter referred to, collectively, as the “Purchaser Closing Documents”), and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Purchaser of this Agreement and of each Purchaser Closing Document has been duly authorized by all requisite corporate action on the part of Purchaser and the execution, delivery and performance by Purchaser’s Designated Affiliates of each of the Purchaser Closing Documents to which it is to be a party will have been duly authorized by all requisite corporate action on the part of such Designated Affiliates, as applicable, prior to Closing.
     Section 5.3. Consents and Approvals.
     After giving effect to the entry of the Approval Order and subject to it becoming a Final Order, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser or any Designated Affiliate in connection with the execution and delivery of this Agreement or Purchaser Closing Documents, the consummation of the transactions contemplated hereby and thereby or the compliance by Purchaser with any of the provisions hereof or thereof, except for compliance with the applicable requirements of any competition or antitrust laws, including (x) the HSR Act and/or (y) EC Merger Regulation and (z) such other antitrust authorities that may require notification and approval of the transaction.

     Section 5.4. Non-Contravention.
     Upon entry of the Approval Order and subject to it becoming a Final Order, none of the execution and delivery by Purchaser and its Designated Affiliates of this Agreement and Purchaser Closing Documents, the consummation of the transactions contemplated hereby or thereby or the compliance by Purchaser and its Designated Affiliates with any of the provisions hereof or thereof will (a) result in the breach of, any provision of the certificate or articles of incorporation, bylaws or similar organizational documents of Purchaser or any of its Designated Affiliates or (b) violate, result in the breach of, or constitute a default under any Order by which Purchaser or any of its Designated Affiliates or any of their properties or assets is bound or subject.
     Section 5.5. Binding Effect.
     This Agreement constitutes and, when executed and delivered at the Closing, each of the Purchaser Closing Documents will constitute, a valid and legally binding obligation of Purchaser or its Designated Affiliates enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (whether in equity or at law).
     Section 5.6. Litigation.
     As of the date hereof, there is no Legal Proceeding pending or, to the knowledge of Purchaser, threatened in writing, against Purchaser or any of its Designated Affiliates that challenges, or questions the validity of, this Agreement, the Purchaser Closing Documents or any action taken or to be taken by Purchaser or any of its Designated Affiliates in connection with, or that seeks to enjoin or obtain monetary damages in respect of, the consummation of the transactions contemplated hereby or thereby.
     Section 5.7. Financing.
     Purchaser has, and will have on the Closing Date, and knows of no circumstance or condition that would reasonably be expected to prevent the availability at the Closing of, sufficient funds, in the form of cash and cash equivalents belonging to the Purchaser and its Affiliates, to consummate the transactions contemplated by this Agreement (including payment by Purchaser of the Initial Cash Consideration and all associated costs and expenses). Purchaser has not incurred any commitment, restriction or Liability of any kind, absolute or contingent, present or future, which would impair or adversely affect its available resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transition Agreements.
     Section 5.8. Brokers.
     Except for Crowe Capital Markets LLC (“Purchaser Financial Advisor”), (a) no Person has acted directly or indirectly as a broker, finder or financial advisor for Purchaser or any of its Affiliates in connection with the negotiations relating to or the transactions contemplated hereby and (b) no Person is entitled to any fee or commission or like payment in respect thereof from Seller or any of its Subsidiaries based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser or any of its Affiliates. Purchaser is solely responsible for all fees and expenses of Purchaser Financial Advisor payable in connection with the transactions contemplated hereby.
     Section 5.9. No Inducement or Reliance; Independent Assessment.
     (a) With respect to the Purchased Shares, the Purchased Assets, the Business or any other rights or obligations to be transferred hereunder or under the Transition Agreements or pursuant hereto or thereto, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any Affiliate of Seller, or any agent, employee, attorney or other representative of Seller representing or purporting to represent Seller that are not expressly set forth herein or in the Transition Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Seller, any Affiliate of Seller, or any agent, employee, attorney, other representative of Seller or other Person shall have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Confidential Information Memorandum prepared by Miller Buckfire & Co., LLC relating to the Business and any information, documents or material made available in any “data rooms” or management presentations or in any other form in expectation of the transactions contemplated hereby.
     (b) Purchaser acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Purchaser acknowledges that, except as explicitly set forth herein, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Purchaser, or with respect to any forecasts, projections or business plans prepared by or on behalf of Seller and delivered to Purchaser in connection with Purchaser’s review of the Business and the negotiation and the execution of this Agreement.
ARTICLE VI
COVENANTS OF SELLER
     From and after the date hereof and until the Closing (except with respect to Sections 6.10 and 6.15(b), which shall survive the Closing in accordance with their terms), Seller hereby covenants and agrees that:
     Section 6.1. Access.
     Seller shall, and shall cause its Subsidiaries to, (a) afford to Purchaser and its representatives reasonable access to senior management of the Business to answer Purchaser’s questions concerning the business operations and affairs of the Business, corporate records, books of accounts, Assumed Contracts, financial statements and all other documents (excluding confidential portions of personnel and medical records) Related to the Business reasonably requested by Purchaser, (b) subject to appropriate “firewall” arrangements, make available to Purchaser and its representatives all such corporate records, books of accounts, Assumed Contracts, financial statements and other documents related to the Business as Purchaser may reasonably request, (c) permit Purchaser and its representatives reasonable access to the Real Property (including for the purposes of subsurface testing and Purchaser shall indemnify Seller for any Losses associated with such access and testing (provided, however, that, in the event the Closing does not occur, Purchaser shall not indemnify Seller for any Losses relating to any discovery of pre-existing contamination and, in the event Closing does occur, Purchaser shall only indemnify Seller to the extent that any such Losses are Assumed Environmental Liabilities), and (d) subject to Section 7.1 and appropriate “firewall” arrangements, afford to Purchaser and its representatives reasonable access to customers and suppliers of the Business (but in each case excluding the Excluded Assets and Excluded Liabilities and subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege or third-party confidentiality obligation); provided, however, that in each case, such access shall be given at reasonable times and upon reasonable prior notice and without undue interruption to Seller’s business or personnel as approved by Seller. All requests for access shall be made to such representatives of Seller as Seller shall designate.
     Section 6.2. Conduct of Business.
     Unless otherwise ordered by the Bankruptcy Court sua sponte or on motion by a third party, and provided that no provision of this Section 6.2 shall require a Debtor to make any payment to any of its creditors with respect to any amount owed to such creditors on the Petition Date or which would otherwise violate the Bankruptcy Code, until the Closing Date, Seller shall, and shall cause its Subsidiaries to, solely with respect to the operation of the Business (unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or except as otherwise contemplated hereby or by any Transition Agreement or as disclosed on Schedule 6.2), to the extent permitted by applicable Law:
     (a) use its commercially reasonable efforts to (i) operate in the ordinary course in all material respects consistent with past practice, (ii) preserve its present material business operations, organization and goodwill, and (iii) except for changes resulting from transactions in the ordinary course, manage the level of its inventories, supplies, accounts receivable and accounts payables in a manner reasonably consistent in all material respects with past practice;
     (b) not incur any indebtedness in connection with the Business, other than (i) indebtedness incurred in the ordinary course of business in an amount not in excess of ten million Dollars ($10,000,000) in the aggregate and (ii) indebtedness under the Seller Financing;
     (c) not acquire or dispose of any material property or assets used in the Business or create or permit to exist any Lien (other than Permitted Liens) on any such property or assets except in the ordinary course of business or with respect to property or assets not in excess of one hundred thousand Dollars ($100,000) in the aggregate;

     (d) make, or enter into commitments for, capital expenditures in excess of two hundred, fifty thousand Dollars ($250,000) individually or two million Dollars ($2,000,000) in the aggregate;
     (e) not enter into any Contracts in connection with the Business, except for Contracts made in the ordinary course of business or Contracts approved by the Bankruptcy Court;
     (f) not amend or terminate any Material Business Contract, except for amendments or terminations made in the ordinary course of business or amendments or terminations approved by the Bankruptcy Court;
     (g) not engage in any transactions with, or enter into any Contracts with, any Affiliate of Seller in connection with the Business, except for any such transactions or Contracts in the ordinary course of business on terms no less favorable than would be obtained in an arms’ length third party transaction, or for any such transactions or Contracts approved by the Bankruptcy Court;
     (h) not enter into, adopt, amend or terminate any Contract relating to the compensation or severance entitlement of any employee employed in the Business, except (i) continuations of the Assumed Retention Agreements for a one-year period from December 31, 2006 on the same terms and conditions, (ii) in the ordinary course of business (which shall be deemed to exclude any amendment to or continuation of the Assumed Retention Agreements except as provided in clause (i) above), (iii) to the extent required by Law or any existing Contracts, (iv) to terminate the employment of any Business Employee for cause; or (v) to the extent approved by the Bankruptcy Court;
     (i) other than in the ordinary course of business, not accelerate the rate of collection of accounts receivable or otherwise effect any material change in the general practices of invoicing customers, collecting debts, setting fees, providing discounts or writing off work-in-process;
     (j) not amend the organizational documents of the Acquired Company;
     (k) not institute, settle or agree to settle any Legal Proceedings, except for debt collection in the ordinary course of business not exceeding one hundred thousand Dollars ($100,000) or any objections in the Cases to proofs of claim which assert Excluded Liabilities;
     (l) not make, or announce any proposal to make, any material change or addition (whether immediate, conditional or prospective) to the terms and conditions of employment of any of the Business Employees or employees of the Acquired Company that would result in a material increase in the value of the compensation package for the affected Business Employees;
     (m) not make or agree to make any payment or agree to provide any benefit to any Business Employee or employee of the Acquired Company, or any of their dependants, in connection with the consummation of the transactions contemplated by this Agreement, other than the Retention Agreements;
     (n) other than in the ordinary course of business, not permit any registrations of Intellectual Property to lapse;
     (o) not create, issue or sell any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire the shares of, the capital stock or equity interests of the Acquired Company or to the extent within the control of Seller or any of its Affiliates, any Transferred JV; and
     (p) not agree to take any action or actions prohibited by any of the foregoing clauses (a) through (o).
     Section 6.3. Bankruptcy Actions.
     (a) Prior to or within five (5) Business Days after the execution of this Agreement, Seller shall file with the Bankruptcy Court a motion (the “Sale Motion”) seeking, among other things, entry of (i) an order approving (A) the bidding protections described and/or set forth in Article XIII of this Agreement or otherwise set forth in the Sale Motion, and (B) certain bidding procedures for alternative offers for the Purchased Shares and Purchased Assets, which proposed order shall be substantially in the form of Exhibit O hereto (the “Bidding Procedures Order”), and (ii) an order approving this Agreement and the transactions contemplated hereby (including the sale of the Purchased Assets and the Purchased Shares to Purchaser and its Designated Affiliates free and clear of all Liens except the Transferred Liens, and the assumption and assignment of the Debtor Contracts) should the purchase offer made by this Agreement constitute the highest and best offer for the Purchased Shares and Purchased Assets pursuant to the Bidding Procedures Order, which order shall be substantially in the form of Exhibit P hereto (the “Approval Order”).
     (b) Seller shall use its reasonable best efforts to have the Bankruptcy Court (i) schedule a hearing on the Sale Motion to consider entry of the Bidding Procedures Order, (ii) enter the Bidding Procedures Order as soon as practicable following the date of such hearing, but in any case no later than forty-five (45) days after the date hereof, and (iii) enter the Approval Order as and when contemplated by the Bidding Procedures Order, but in any case no later than ninety (90) days after the date hereof. Seller shall use its reasonable best efforts to cause the Bidding Procedures Order and the Approval Order to become Final Orders as soon as possible after their entry. Furthermore, Seller shall use its reasonable best efforts to obtain any other approvals or consents from the Bankruptcy Court that may be reasonably necessary to consummate the transactions contemplated in this Agreement.
     (c) Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings, or pleadings that Seller or any Affiliate propose to file with the Bankruptcy Court or any other court or tribunal which relate to (i) this Agreement or the transactions contemplated thereby; (ii) the Sale Motion; (iii) entry of the Bidding

Procedures Order or the Approval Order; or (iv) the establishment of the Cure Costs, and, if practicable, will provide the Purchaser with a reasonable opportunity to review such documents in advance of their service and filing. To the extent practicable, Seller shall consult and cooperate with Purchaser, and consider in good faith the views of Purchaser, with respect to all such filings.
     (d) Seller shall, and shall cause the Debtor Sellers to, comply with all notice requirements of the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and any Order of the Bankruptcy Court in connection with the service of the Sale Motion and providing notice of the entry of the Bidding Procedures Order and the hearing on the Approval Order. Notice of the Sale Hearing, the Sale Motion, and request for entry of the Approval Order and the objection deadline shall be served by Seller and the Debtor Sellers in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable local rules or requirements of the Bankruptcy Court on all Persons required to receive notice in the Cases under such rules, including, without limitation, all Persons which have asserted liens, encumbrances or other interests in the Purchased Assets, all non-debtor parties to all Acquired Intellectual Property license agreements, Assumed Contracts, Real Property Leases (including, without limitations, licensees, sublicenses and overlandlords), and other contracts included in the Purchased Assets, counsel to the official committee of unsecured creditors appointed in the Cases, the Office of the United States Trustee, the Debtors’ pre-petition lenders, the Debtors’ lenders under any Seller Financing, and indenture trustees for debt issued by Seller and the other Debtors, and each of the Seller’s and the other Debtors’ creditors (the “Required Creditor Notices”). In addition, notice of the Sale Motion, the Sale Hearing thereon and the objection deadline shall be given by Seller, on its own behalf and on behalf of the Debtors, by publication of a notice (the “Publication Notice”) in USA Today and Automotive News (U.S., Europe and Asia editions). The Publication Notice shall be published at Seller’s expense, and shall be in form and substance reasonably satisfactory to Purchaser.
     (e) In the event an appeal is taken, or a stay pending appeal is requested from any of the Orders of the Bankruptcy Court in connection with the sale of the Purchased Assets, Seller shall, and shall cause the Debtor Sellers to, (a) take all steps as may be reasonable or appropriate to defend against such appeal or stay request, (b) immediately notify Purchaser of such appeal or stay request and (c) upon Purchaser’s request, provide to Purchaser within three Business Days after Seller’s or any Debtor’s receipt thereof a copy of the related notice of appeal or stay pending appeal. Seller shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from any of such Orders.
     Section 6.4. Bidding Procedures.
     (a) Seller acknowledges that this Agreement is the culmination of an extensive process undertaken by Seller to identify and negotiate a transaction with a bidder who was prepared to pay the highest or otherwise best purchase price for the Purchased Assets and Purchased Shares while assuming or otherwise satisfying certain liabilities in order to maximize value for Seller’s constituents. Seller agrees that the bidding procedures (the “Bidding Procedures”) to be employed with respect to this Agreement concerning the sale of the Purchased Assets and the Purchased Shares to Purchaser and its Designated Affiliates shall be employed as provided in Exhibit O, and the terms and conditions thereof are incorporated by reference and made an integral part of this Agreement as if fully set forth in this Section 6.4. The sale is subject to competitive bidding as set forth in the Bidding Procedures and approval by the Bankruptcy Court at the Sale Hearing under Sections 363 and 365 of the Bankruptcy Code. The Bidding Procedures and related bid protections are designed to compensate Purchaser for its efforts and agreements to date and to facilitate a full and fair process designed to maximize the value of the Purchased Assets and the Purchased Shares for the benefit of Seller’s stakeholders.
     (b) Within two (2) Business Days after receipt from a Qualified Bidder, Seller shall distribute a copy of each Qualified Bid to Purchaser by facsimile, hand delivery or overnight courier. As more fully set forth in the Bidding Procedures, if Seller does not receive any Qualified Bids, Seller will report the same to the Bankruptcy Court and will proceed with the Sale Hearing, its request for entry of the Approval Order and the sale and assignment of the Purchased Assets and the Purchased Shares to Purchaser and its Designated Affiliates pursuant to this Agreement. This Agreement executed by Purchaser shall constitute a Qualified Bid for all purposes.
     Section 6.5. Exclusivity; No Solicitation of Transactions.
     (a) Seller represents that, other than the transactions contemplated by this Agreement, neither Seller nor any of the Selling Affiliates are parties to or bound by any agreement with respect to a possible merger, sale, restructuring, refinancing or other disposition of all or any material part of the Business or the Purchased Assets or the Purchased Shares.
     (b) Prior to the entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, Seller shall not, and shall cause its Subsidiaries not to, directly or indirectly, (a) negotiate or execute an agreement with respect to an Alternative Transaction, or (b) seek or support Bankruptcy Court approval of a motion or Order inconsistent in any way with the transactions contemplated by this Agreement.
     (c) Subsequent to the entry of the Bidding Procedures Order on the Bankruptcy Court’s docket, Seller shall comply with the Bidding Procedures Order.
     Section 6.6. Compliance with Bidding Procedures; Maintenance of Confidentiality.
     Seller shall provide or make available to Purchaser any non-public material information with respect to Seller and its Subsidiaries that is provided to any potential purchaser in accordance with the Bidding Procedures. Seller shall not release any Person from, or waive any provisions of, any confidentiality agreement entered into in accordance with the Bidding Procedures. Seller shall use its reasonable best efforts to maintain the confidentiality of non-public information in the Schedules to this Agreement. In the event any Person seeks to obtain such Schedules without complying with the Bidding Procedures or any applicable confidentiality agreement with the Debtors, Seller shall use its reasonable best efforts to seek and obtain a protective order with respect thereto.
     Section 6.7. Consents and Conditions.
     (a) Seller shall use its reasonable best efforts to (i) obtain all necessary consents, approvals or waivers from, and give any necessary notifications to, third parties; and (ii) make all registrations and filings with all Governmental Bodies (including but not limited to those in connection with the HSR Act and the EC Merger Regulation). In furtherance of the foregoing, except with respect to approval by the Bankruptcy Court (in connection with which the provisions of Section 6.3 shall apply), within five (5) Business Days after the date of this Agreement, Seller shall, using its reasonable best efforts, begin taking all steps reasonably necessary to make or cause to be made by or on behalf of Seller or one if its Subsidiaries (as the case may be) all registrations and filings with all applicable Governmental Bodies (including those in connection with the HSR Act and the EC Merger Regulation) in connection with the transactions contemplated by this Agreement, and shall thereafter use its reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from all such Governmental Bodies as promptly as practicable. The Seller shall use its reasonable best efforts to avoid the issuance of a Request for Additional Information and Documentary Material (“Second Request”) under 15 U.S.C. § 18a(e)(2) in the United States and to assist the Purchaser to avoid the issuance of a decision under Article 6(1)(c) of the EC Merger Regulation initiating a “Second Phase” investigation (“Second Phase”) or the extension by any other Governmental Body of its clearance procedure beyond the initial waiting period.
     (b) Seller shall keep Purchaser reasonably apprised of the status of matters relating to any of the matters referred to in Section 6.7(a), including promptly furnishing Purchaser with copies of notices or other communications received by Seller or by any of its Subsidiaries from any Governmental Body with respect to the transactions contemplated hereby. In connection with the foregoing, Seller shall promptly furnish to Purchaser such necessary information and reasonable assistance as Purchaser may request and shall promptly provide counsel for Purchaser with copies of all filings made by or on behalf of Seller or any of its Subsidiaries, and all correspondence between Seller or any of its Subsidiaries (and its or their advisors) with any Governmental Body and any other information supplied by Seller or any of its Affiliates to a Governmental Body in connection therewith and the transactions contemplated hereby; provided, however, that Seller may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Purchaser as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Purchaser and will not be disclosed by such outside counsel to employees, officers or directors of Purchaser unless express permission is obtained in advance from Seller or its legal counsel. Seller shall, subject to applicable Law, permit counsel for Purchaser reasonable opportunity to review in advance, and consider in good faith the views of Purchaser in connection with, any proposed written communication to any Governmental Body in connection with the matters referred to in this Section 6.7. To the extent practicable, Seller agrees to consult with the Purchaser prior to participating or permitting its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and, to the extent not prohibited by such Governmental Body, deemed advisable by the parties, agrees to give Purchaser the opportunity to attend and participate.
     (c) Seller shall, using its reasonable best efforts, cooperate with the Purchaser and take all steps reasonably necessary to assist the Purchaser in timely transferring all Permits, including those required under Environmental Law.
     Section 6.8. Updating of Information.
     (a) Between the date hereof and the Closing Date, Seller will promptly notify Purchaser if Seller obtains knowledge of (a) any facts or circumstances that cause or constitute a material breach of any of Seller’s representations and warranties as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any facts or circumstances that would cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such facts or circumstances. If the relevant breach is capable of being cured and Seller states in such notice that it intends to cure the relevant breach, then Purchaser shall not be entitled to exercise its right, if applicable, to terminate this Agreement pursuant to Section 13.1(f)(i) on the basis that the conditions set forth in Section 8.1 are not capable of being satisfied, for twenty (20) Business Days from the date of Purchaser’s receipt of such notice (the “Cure Period”). If such breach is not cured within the Cure Period, then Purchaser shall be entitled to exercise its right, if applicable, to terminate this Agreement pursuant to Section 13.1(f)(i) on the basis that the conditions set forth in Section 8.1 are not capable of being satisfied; provided, however, that if Purchaser is entitled to but does not exercise such right within a period of twenty (20) Business Days following the expiration of the Cure Period, then Purchaser shall be deemed to have elected to waive its right to terminate this Agreement pursuant to Section 13.1(f)(i) on the basis that the conditions set forth in Section 8.1 are not capable of being satisfied, in respect of the fact or circumstance in question and the Seller’s Schedules hereto shall be amended as necessary to reflect the relevant fact or circumstance and Purchaser shall have no rights against Seller pursuant to Section 11.2(a)(i) in respect of such breach or potential breach nor any right not to proceed with the Closing based on such breach or potential breach.
     (b) Notwithstanding anything to the contrary in this Agreement, Purchaser shall be entitled to be indemnified after Closing pursuant to Section 11.2(a)(i) from and against any and all Losses arising out of resulting from any facts or circumstances of which Purchaser is notified after the date of this Agreement and which cause or constitute a material breach of any of Seller’s representations and warranties as of the date of this Agreement but which do not permit Purchaser to terminate this Agreement pursuant to Section 13.1(f)(i).

     Section 6.9. Intercompany Agreements and Accounts.
     Effective as of the Closing Date and subject to the Bankruptcy Court Orders, except as otherwise contemplated hereby or by any Transition Agreement or as contemplated by Schedule 1.3(n), Schedule 1.4, or Schedule 1.6(f), all intercompany receivables, payables, loans and investments then existing, if any, between or among Seller and/or any of its Subsidiaries (other than the Acquired Company), on the one hand, and the Acquired Company, on the other hand, shall be terminated, forgiven or settled, including by way of capital contribution or by way of dividend in kind or otherwise as appropriate. Seller will use commercially reasonable efforts to ensure that there are no negative Tax implications or consequences for the Acquired Company at or after Closing as a result of such termination, forgiveness or settlement.
     Section 6.10. Litigation Support.
     In the event and for so long as Purchaser or any of its Affiliates actively is contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction involving the Business, Seller will cooperate, and cause its Subsidiaries to cooperate, with Purchaser, any of Purchaser’s Affiliates and its or their counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of Purchaser (unless Purchaser is entitled to indemnification therefor under Article XI).
     Section 6.11. Ancillary Agreements.
     As soon as reasonably practicable after the date of this Agreement and in any event prior to Closing, Seller and Purchaser shall agree the form of those documents to be delivered at Closing pursuant to Article III and which do not form Exhibits to this Agreement as of the date hereof, including without limitation the Transition Services Agreement (which shall be on commercially reasonable terms) and any Escrow Agreements (collectively, the “Ancillary Agreements”).
     Section 6.12. Interim Financial Statements.
     Seller will deliver to Purchaser, as soon as reasonably practicable and in any event by no later than the last Business Day of the following calendar month, financial statements (including statements of net assets and income statements) for the Business for such calendar month prepared in accordance with GAAP, except as set forth in Schedule 4.7(a), and on a basis consistent with the Financial Statements.
     Section 6.13. Further Actions.
     (a) Until the Closing, Seller agrees not to take, and to cause its Affiliates not to take, any action in the Cases in connection with proposing or confirming any plan of reorganization that would limit, impair or alter Purchaser’s rights under this Agreement.

     (b) Seller shall, upon written request from Purchaser, use its commercially reasonable efforts, before Closing, to assist Purchaser and its Designated Affiliates in entering into arrangements with third parties that are reasonably equivalent to those arrangements between Seller or Seller’s Affiliates and such third parties under the terms of global or national contracts of Seller or Seller’s Affiliates that are not Related to the Business but which partially pertain to the Business; provided, however, that Seller not be obliged to pay any third party costs, fees or expenses (other than, for the avoidance of doubt, its own attorneys’ fees) pursuant to this Section 6.13(b).
     (c) Seller shall use its commercially reasonable best efforts, before Closing, to acquire good and marketable title to the Owned Real Property described on Schedule 4.11(d).
     Section 6.14. Title Insurance.
     (a) No later than 10 Business Days prior to Closing, Seller will furnish to Purchaser for each parcel of Owned Real Property located in the United States listed on Schedule 4.11(a) as a parcel for which title insurance is to be obtained (the “Insured Real Property”) (i) a title commitment (each, a “Title Commitment”) issued by First American Title Insurance Company (the “Title Insurer”) to insure title to each such parcel, including all insurable appurtenances, naming Purchaser or its Designated Affiliate as the proposed insured (collectively, the “Title Commitments”), (ii) complete copies of all recorded exception documents listed on the Title Commitments (the “Recorded Documents”), and (iii) a survey of the Insured Real Property made after the date of this Agreement by a land surveyor licensed by the state in which each parcel of Insured Real Property is located and bearing a certificate, signed and sealed by the surveyor, certifying to Seller, Purchaser and the Title Insurer that (A) such survey was made in accordance with “2005 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys,” and includes Items 1-4, 6, 7(a), 7(b)(1), 7(c), 8-11(a), and 13 of Table A thereof, and (B) such survey reflects the locations of all building lines, easements and areas affected by any Recorded Documents affecting the applicable parcel of Insured Real Property, as disclosed in the Title Commitment (identified by issuer, commitment number, and an effective date after the date hereof) as well as any encroachments onto the Insured Real Property or by the Improvements onto any easement area or adjoining property (each, a “Survey”).
     (b) If (i) any Title Commitment or other evidence of title or search of the appropriate real estate records discloses that any party other than Seller or one of the Asset Selling Affiliates is vested with title to the insured estate covered by the Title Commitment, (ii) any title exception is disclosed in Schedule B to any Title Commitment which Purchaser reasonably believes could materially and adversely affect Purchaser’s and its Designated Affiliates’ use and enjoyment of the Insured Real Property described therein (other than an exception that Seller specifies when delivering the Title Commitment to Purchaser as one that Seller will cause to be deleted from the Title Commitment concurrently with the Closing) or (iii) any Survey discloses any matter which Purchaser reasonably believes could materially and adversely affect Purchaser’s and its Designated Affiliates’ use and enjoyment of the Insured Real Property described therein, then Purchaser will notify Seller in writing of such matters within ten (10) days after receiving all of the Title Commitments, Surveys, and copies of Recorded Documents for the parcel of Insured Real Property covered thereby (including any revisions or amendments to the Title Commitments and Surveys that may be delivered prior to Closing). Seller will use its commercially reasonable best efforts to cure each such title objection prior to Closing. In the event Seller fails to cure any such objectionable matter, Purchaser as its sole and exclusive remedy may terminate this Agreement upon written notice to Seller if such objectionable matters constitute a Material Adverse Effect.
     (c) Payment of all costs in connection with the Title Commitments and Surveys shall be borne equally by Purchaser and Seller.
     Section 6.15. Insurance.
     (a) Until the Closing Date, Seller will continue to maintain in effect insurance in amounts deemed by Seller in its reasonable discretion to be adequate coverage of the Purchased Assets. With respect to any damage or destruction to or of any of the Purchased Assets prior to the Closing Date for which Seller or any Affiliate of Seller would be entitled to assert a claim for recovery under any insurance policy maintained with any third party insurance carrier by or for the benefit of Seller of any Affiliate of Seller in respect of the Purchased Assets, at the request of Purchaser, Seller will use commercially reasonable efforts to assert one or more claims under such insurance covering such damage or destruction. In the case of any damage to or destruction of any Purchased Assets occurring prior to the Closing that is covered by an insurance policy maintained by Seller or any Affiliate of Seller with any third party insurance carrier, Seller shall deliver all insurance proceeds realized therefrom to Purchaser or its Designated Affiliate at Closing or as soon thereafter as collected by Seller or Sellers’ relevant Affiliate.
     (b) Seller shall, before and after Closing, maintain with respect to ARC through the end of the current policy year for each such policy all commercial general liability insurance policies in effect with respect to ARC as of the date hereof to the extent such policies cover injury to persons or damage to property resulting from the ARC Product Issue (the “Products Policies”). Seller will take no action, and will cause its representatives and Affiliates not to take any action, that would adversely affect ARC’s rights as an additional named insured under the Products Policies for the period beginning on June 1, 2005 and ending on May 31, 2006 and the period beginning on June 1, 2006 and ending on May 31, 2007 with respect to the ARC Product Issue. Seller agrees to give notice of the ARC Product Issue to all relevant insurance carriers in respect of the Products Policies, including without limitation Twin City Fire Insurance Company and St. Paul Fire and Marine Insurance Company, promptly after the date hereof. Notwithstanding the fact that Seller is of the view that, based upon all facts currently available to them as of the date hereof, there is no credible basis for any claim against ARC arising out of the ARC Product Issue, ARC’s right to make claims for injury or loss under the Products Policies includes the right to make claims for Losses relating to the ARC Product Issue. Any amount paid by Seller or any of its Affiliates to ARC pursuant to Seller’s obligations under Section 11.2(a)(iv) or to the relevant insurance carrier pursuant to a reimbursement obligation under a fronted insurance policy, in each case as a result of the application of any deductible or self-insured amount for Losses relating to the ARC Product Issue under the Product Policies will count against the ARC Product Indemnity Cap under Section 11.4.
     Section 6.16. Affinia Agreements.
     (a) The parties acknowledge and agree that it is intended that the Affinia Agreements, to the extent applicable to the Business, be assigned to the Purchaser at Closing on an “as is” basis (the “Affinia Agreements Transfer”).
     (b) The parties further acknowledge and agree that, in order to achieve the Affinia Agreements Transfer, it will be necessary to obtain the consent of Affinia (the “Affinia Consent”) to (a) the splitting of the Brazil Distribution Agreement, the Brazil Trademark License Agreement, the Argentine Commission Agreement, the Argentina Trademark License Agreement, and the Dana Global Sales Agreement, in each case so as to result in agreements in respect of the Business and the business retained by Dana, respectively (the split agreements relating to the Business being the “Affinia Split Agreements”), and (b) the assignment of the Affinia Split Agreements from the Seller and its relevant Affiliates to the Purchaser and its relevant Affiliates.
     (c) The parties agree to use reasonable best efforts to obtain the Affinia Consent as soon as reasonably practicable after the date of this Agreement and in any event by no later than Closing.
ARTICLE VII
COVENANTS OF PURCHASER
     From and after the date hereof and until the Closing (except with respect to Sections 7.2 (in accordance with the terms of which Seller also covenants and agrees to be bound), 7.7, 7.8, and 7.9, which shall survive the Closing in accordance with their terms), Purchaser hereby covenants and agrees that:
     Section 7.1. Contact with Customers, Suppliers and Employees.
     Without the prior written consent of Seller (acting in accordance with its obligations set forth in Section 6.1), Purchaser shall not contact any suppliers to, or customers of, the Business or any Business Employees or Acquired Company Employees in connection with or pertaining to any subject matter of this Agreement or the Transition Agreements.
     Section 7.2. Cure of Defaults.
     Set forth on Schedule 7.2 is a list of the costs that pursuant to Bankruptcy Code Section 365(b) will be required to cure any default on the part of Seller or any of the Debtor Sellers under the Debtor Contracts, which Cure Costs must be delivered to the nondebtor under the Debtor Contracts, or with respect to which adequate assurance of prompt delivery by Seller and the other Debtors must be provided as a prerequisite to the assumption of such Debtor Contracts under Bankruptcy Code Section 365(a) (the “Cure Costs”). Appropriate additions and deletions shall be made to Schedule 7.2, and the Cure Costs shall be correspondingly amended, to reflect additions and deletions to Schedule 1.2(e) made from time to time in accordance with Section 1.7. In addition, Seller and the Debtor Sellers may amend Schedule 7.2 to adjust the Cure Cost for a particular Debtor Contract at any time prior to the assumption and assignment of such Debtor Contract. Subject to entry of the Approval Order and it becoming a Final Order, Purchaser shall within fourteen (14) days after the Closing pay the Cure Costs; provided that if the Cure Costs as determined by the Bankruptcy Court are greater than Three Million Dollars ($3,000,000) in the aggregate, Seller shall be responsible for such excess amount as an adjustment to the Final Consideration. In order to effect any such adjustment, the amount otherwise payable at Closing pursuant to Section 2.1(a) shall be reduced by an amount equal to the amount by which the Cure Costs that have been allowed by the Bankruptcy Court prior to the Closing exceed Three Million Dollars ($3,000,000). To the extent that the total of the Cure Costs finally allowed by the Bankruptcy Court exceed $3,000,000 on or after the Closing, the Purchaser shall pay the Cure Costs finally allowed by the Bankruptcy Court on any Debtor Contract which is assumed and assigned after the Closing in accordance with the requirements of the Approval Order or such other Order of Bankruptcy Court that approves the assumption and assignment of a Debtor Contract to Purchaser. Seller shall reimburse Purchaser for any such Cure Costs paid by Purchaser in excess of $3,000,000 which are not taken into account in the adjustment of the amount payable at Closing pursuant to Section 2.1(a) within 30 days of receiving documentation evidencing proof of payment of the Cure Costs on such Debtor Contracts.
     Section 7.3. Bankruptcy Actions.
     Purchaser shall use its reasonable best efforts to assist Seller in obtaining entry of the Bankruptcy Court Orders, including providing testimony as required at any hearing before the Bankruptcy Court.
     Section 7.4. Consents and Conditions.
     (a) Purchaser shall use its reasonable best efforts to (i) obtain all necessary consents, approvals or waivers from, and give any necessary notifications to, third parties; and (ii) make all registrations and filings with all Governmental Bodies (including but not limited to those in connection with the HSR Act and the EC Merger Regulation). In furtherance of the foregoing, within five (5) Business Days after the date of this Agreement Purchaser shall, using its reasonable best efforts, begin taking all steps reasonably necessary to make or cause to be made by or on behalf of Purchaser all registrations and filings with all applicable Governmental Bodies (including those in connection with the HSR Act and/or EC Merger Regulation in connection with the transactions contemplated by this Agreement, and shall thereafter use its reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents and approvals from all such Governmental Bodies as promptly as practicable. The Purchaser shall use its reasonable best efforts to avoid the issuance of a Request for Additional Information and Documentary Material (“Second Request”) under 15 U.S.C. § 18a(e)(2) in the United States or the issuance of a decision under Article 6(1)(c) of the EC Merger

Regulation initiating a “Second Phase” investigation (“Second Phase”) or the extension by any other Governmental Body of its clearance procedure beyond the initial waiting period.
     (b) Purchaser shall keep Seller reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing Seller with copies of notices or other communications received by Purchaser or by any of its Subsidiaries from any third party and/or any Governmental Body with respect to the transactions contemplated hereby. Purchaser shall promptly furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with the foregoing and shall promptly provide counsel for Seller with copies of all filings made by Purchaser, and all correspondence between Purchaser (and its advisors) with any Governmental Body and any other information supplied by Purchaser and its Affiliates to a Governmental Body in connection herewith and the transactions contemplated hereby, provided, however, that Purchaser may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Seller as “outside counsel only,” and materials may be redacted (i) to remove references concerning the valuation of the Business and (ii) as necessary to comply with contractual arrangements. Materials designated as for “outside counsel only” and the information contained therein shall be given only to the outside legal counsel of Seller and will not be disclosed by such outside counsel to employees, officers or directors of Seller unless express permission is obtained in advance from Purchaser or its legal counsel. Purchaser shall, subject to applicable Law, permit counsel for Seller reasonable opportunity to review in advance, and consider in good faith the views of Seller in connection with, any proposed written communication to any Governmental Body. To the extent practicable, Purchaser agrees to consult with Seller prior to participating, or permitting its Affiliates to participate, in any substantive meeting or discussion, either in person or by telephone, with any Governmental Body in connection herewith and the transactions contemplated hereby and, to the extent not prohibited by such Governmental Body, to give Seller the opportunity to attend and participate.
     Section 7.5. Ancillary Agreements.
     As soon as reasonably practicable after the date of this Agreement and in any event prior to Closing, Seller and Purchaser shall agree the content and form of the Ancillary Agreements.
     Section 7.6. Further Actions.
     (a) From the execution hereof until the Closing, Purchaser undertakes to promptly notify Seller of any known material breach of any representation, warranty or covenant of Seller of which Purchaser becomes expressly aware.
     (b) Purchaser shall give any notices required by Law and shall take whatever other actions with respect to the Purchaser Welfare Plans and the Purchaser Retirement Plans as may be necessary to effectuate the arrangements set forth in Sections 10.1 through 10.5.

     (c) Purchaser shall use its reasonable best efforts to comply with any and all successorship requirements or obligations contained in any collective bargaining agreement assumed by Purchaser pursuant to this Agreement.
     (d) Between the date hereof and the Closing Date, Purchaser will promptly notify Seller if Purchaser obtains knowledge of (a) any facts or circumstances that cause or constitute a material breach of any of Seller’s representations and warranties as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any facts or circumstances that would cause or constitute a material breach of any such representation or warranty of Seller had that representation or warranty been made as of the time of the occurrence of such facts or circumstances, in each case not being a fact or circumstance of which Seller has already notified Purchaser pursuant to Section 6.8(a).
     Section 7.7. Guarantees; Letters of Credit.
     Purchaser shall use its commercially reasonable efforts to cause itself or one or more of its Affiliates to be substituted in all respects for Seller or any of its Subsidiaries (other than the Acquired Company), effective as of the Closing Date, in respect of all obligations of Seller and any such Subsidiary (other than the Acquired Company) under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds obtained by Seller or any of its Subsidiaries (other than the Acquired Company) for the benefit of the Business and which is assumed by Purchaser or its Designated Affiliates as an Assumed Liability (and Seller and its Subsidiaries shall be released from any such obligations), including those guarantees, letters of credit, letters of comfort, bid bonds and performance bonds are set forth in Schedule 7.7 (the “Guarantees”). As a result of the substitution contemplated by the first sentence of this Section 7.7, Seller and its Subsidiaries (other than the Acquired Company) shall from and after the Closing cease to have any obligation whatsoever arising from or in connection with the Guarantees.
     Section 7.8. Use of Seller’s Name.
     Purchaser agrees that, except as otherwise provided in any Transition Agreement:
     (a) within sixty (60) days after the Closing Date, Purchaser shall remove and cease using “Dana,” the Dana Diamond logo and any other substantially similar mark (individually and collectively, the “Seller Name”) and any other Trademark currently or previously used within the last three (3) years by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property from all buildings, signs and vehicles included in the Purchased Assets or assets of the Acquired Company;
     (b) within ninety (90) days after the Closing Date, Purchaser shall remove and cease using the Excluded Intellectual Property and the Seller Name and any other Trademark currently or previously used within the last three (3) years by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property in all invoices, letterhead, domain names and web sites, advertising and promotional materials, office forms, business cards and other written and electronic materials;

     (c) within twenty-four (24) months (with respect to the Dana Confetti Design packaging for the Aftermarket Business) and three (3) months (with respect to all other Excluded Intellectual Property), in each case, after the Closing Date (i) Purchaser shall remove and cease using the Excluded Intellectual Property (including without limitation the Confetti Design Packaging) and the Seller Name from the inventory of packaging materials of the Business that is in existence as of the Closing Date (“Existing Inventory”) and (ii) Purchaser shall remove and cease using the Seller Name and any other Trademark currently or previously used by Seller or any of its Affiliates that is not part of the Acquired Intellectual Property from those assets of the Business that are not Existing Inventory used in association with the manufacture of the products of the Business or otherwise reasonably used in the conduct of the Business after the Closing Date (such assets, “Other Marked Assets”);
     (d) In no event shall Purchaser or any Affiliate of Purchaser advertise or hold itself out as Seller or an Affiliate of Seller at any time before, on or after the Closing Date; and
     (e) As soon as reasonably practicable after the Closing Date, but (subject only to local requirements of Law) in no event later than sixty (60) days following the Closing Date, Purchaser shall change the names of the Acquired Company and shall change all filings, licenses, and other items with respect to the Acquired Company, to the extent applicable, to delete any references to “Dana” and Trademarks in the Excluded Intellectual Property.
     Section 7.9. Litigation Support.
     In the event and for so long as Seller actively is pursuing, contesting or defending against any action, investigation, charge, claim, or demand by a third party in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Acquired Company or the Seller and its Subsidiaries (including, without limitation, with respect to reconciliation of claims in connection with the Cases), Purchaser will cooperate with Seller and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole control, cost and expense of Seller (unless Seller is entitled to indemnification therefor under Article XI).
     Section 7.10. Updating of Information.
     Between the date hereof and the Closing Date, Purchaser will promptly notify Seller if Purchaser obtains knowledge of (a) any facts or circumstances that cause or constitute a material breach of any of Purchaser’s representations and warranties as of the date of this Agreement, or (b) the occurrence after the date of this Agreement of any facts or circumstances that would cause or constitute a material breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such facts or circumstances.

ARTICLE VIII
CONDITIONS PRECEDENT TO PURCHASER’S OBLIGATIONS
     The obligation of Purchaser to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Purchaser in its sole discretion) of each of the following conditions:
     Section 8.1. Accuracy of Representations and Warranties.
     Each of the representations and warranties of Seller contained herein that is qualified as to materiality shall be true and correct in all respects at and as of the Closing Date, and each of the representations and warranties of Seller contained herein that is not so qualified shall be true and correct in all material respects with the same force as if made on and as of the Closing Date (except, in each case, to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such specific date); provided, however, that the failure of any condition in this Section shall be deemed waived by Purchaser unless such failure has had, or is reasonably expected to have, a Material Adverse Effect.
     Section 8.2. Performance of Covenants.
     Seller shall have performed and complied, in all material respects, with the covenants and provisions hereof required to be performed or complied with by it between the date hereof and the Closing Date.
     Section 8.3. Governmental Approvals.
     (i) Each of the Governmental Body approvals identified in Schedule 8.3 shall have been obtained, and (ii) except where the failure so to obtain would not have, or would not reasonably be expected to have, a Material Adverse Effect, all other approvals of Governmental Bodies shall have been obtained; provided that, with respect to the acquisition of that part of the Business conducted in Brazil, Purchaser shall bear the risks of closing prior to obtaining formal regulatory approval from the competition authority in Brazil, without adversely affecting the purchase price, and Purchaser shall not be entitled to assert that any steps taken by the competition authority in Brazil prior to Closing mean that this condition 8.3 has not been satisfied.
     Section 8.4. No Injunctions.
     No preliminary or permanent injunction or other Order restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.
     Section 8.5. Entry of Orders By Bankruptcy Court.
     The Bankruptcy Court shall have entered the Approval Order (together with any related findings of fact or conclusions of law), and the Approval Order shall have become a Final Order and shall not have been vacated, stayed, reversed, modified, amended or supplemented; provided, however, that Purchaser may waive the condition of finality of the Approval Order in

Purchaser’s sole discretion. The Approval Order shall be substantially in the form attached hereto as Exhibit P or such other form as is reasonably acceptable to Purchaser and Seller, and shall approve the transactions contemplated hereby and the terms and conditions of this Agreement. The Approval Order shall, among other things: (i) contain a determination with respect to the amounts that pursuant to Bankruptcy Code section 365(b), as of the Closing Date, will be required to cure any default on the part of the Sellers under the Debtor Contracts or that will be otherwise due to the parties under the Debtor Contracts; (ii) authorize Seller and the other Debtor Sellers to assume the Debtor Contracts under Bankruptcy Code section 365(a) and to assign them to Purchaser or its Designated Affliliates under Bankruptcy Code section 365(f); (iii) find that notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances under the Bankruptcy Code and in accordance with any other applicable Law, including but not limited to Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by the Agreement; (iv) find that Seller and the Debtor Sellers have the legal right and capacity to convey all right, title and interest of Seller and the Debtor Sellers in and to the Purchased Assets and Purchased Shares (other than those Purchased Assets and Purchased Shares owned by Non-Debtor Sellers); (v) find that the Purchaser or its Designated Affiliates are good faith purchasers entitled to the protections afforded by Bankruptcy Code Section 363(m); (vi) provide for the sale of the Purchased Assets and Purchased Shares free and clear of all liens, claims, interests and encumbrances, other than any Transferred Liens that are specifically assumed by Purchaser under this Agreement, with such Liens to attach to the consideration to be received by Seller in the same priority and subject to the same defenses and avoidability, if any, as before the Closing (other than those Purchased Assets and Purchased Shares owned by Non-Debtor Sellers); (vii) contain a determination that the Final Consideration constitutes reasonably equivalent value and fair consideration for the Purchased Assets and Purchased Shares; (viii) provide that Purchaser and its Designated Affiliates are only buying the Purchased Assets and Purchased Shares and that specifically, upon Closing, neither Purchaser nor any of its Designated Affiliates shall be deemed to (x) be the legal successor of Seller and the Debtor Sellers, (y) have, de facto or otherwise, merged with or into Seller or the Debtor Sellers, or (z) be a mere continuation or substantial continuation of Seller or the Debtor Sellers or the enterprise of Seller or the Debtor Sellers; and (ix) contain such other findings as may reasonably be required by Purchaser.
     Section 8.6. Consents and Waivers.
     All consents and waivers set forth on Schedule 8.6 shall have been obtained.
     Section 8.7. Officer’s Certificate.
     Purchaser shall have received a certificate from Seller to the effect set forth in Sections 8.1 and 8.2, dated the Closing Date, signed on behalf of Seller by an authorized officer of Seller.

     Section 8.8. Material Adverse Effect.
     Since the date of this Agreement nothing shall have had a Material Adverse Effect, and no event shall have occurred or circumstance shall exist that could reasonably be expected to result in a Material Adverse Effect.
     Section 8.9. Other Deliveries.
     Purchaser shall have received the documents and instruments required by Section 3.2 and such other documents or instruments as Purchaser may reasonably request consistent with Seller’s obligations under this Agreement.
ARTICLE IX
CONDITIONS PRECEDENT TO SELLER’S OBLIGATIONS
     The obligation of Seller to consummate the transactions contemplated hereby on the Closing Date is subject to the satisfaction (or, if permitted, waiver by Seller in its sole discretion) of each of the following conditions:
     Section 9.1. Accuracy of Representations and Warranties.
     Each of the representations and warranties of Purchaser contained herein shall be true and correct in all material respects at and as of the Closing Date with the same force as if made on and as of the Closing Date (except, in each case, to the extent any such representation and warranty speaks as of a specific date, in which case such representation and warranty shall be true and correct, or true and correct in all material respects, as the case may be, as of such specific date); provided, however, that the failure of any condition in this Section shall be deemed waived by Seller unless such failure has had, or is reasonably expected to have, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
     Section 9.2. Performance of Covenants.
     Purchaser shall have performed and complied, in all material respects, with the covenants and provisions hereof required herein to be performed or complied with by it between the date hereof and the Closing Date.
     Section 9.3. Governmental Approvals.
     (i) Each of the Governmental Body approvals identified in Schedule 9.3 shall have been obtained, and (ii) except where the failure so to obtain would not have, or would not reasonably be expected to have, a Material Adverse Effect, all other approvals of Governmental Bodies shall have been obtained provided that, with respect to the acquisition of that part of the Business conducted in Brazil, Purchaser shall bear the risks of closing prior to obtaining formal regulatory approval from the competition authority in Brazil, without adversely affecting the purchase price, and Seller shall not be entitled to assert that any steps taken by the competition authority in Brazil prior to Closing mean that this condition 9.3 has not been satisfied.

     Section 9.4. No Injunctions.
     No preliminary or permanent injunction or other order of any court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect.
     Section 9.5. Entry of Orders By Bankruptcy Court.
     The Bankruptcy Court shall have entered the Approval Order (together with any related findings of fact or conclusions of law), and the Approval Order shall have become a Final Order and shall not have been vacated, stayed, reversed, modified, amended or supplemented; provided, however, that Purchaser may waive the condition of finality of the Approval Order in Purchaser’s sole discretion. The Approval Order shall approve the transactions contemplated hereby and the terms and conditions of this Agreement. The Approval Order shall, among other things: (i) contain a determination with respect to the amounts that pursuant to Bankruptcy Code section 365(b), as of the Closing Date, will be required to cure any default on the part of the Debtor Sellers under the Debtor Contracts or that will be otherwise due to the parties under the Debtor Contracts; (ii) contain a determination with respect to the amounts that pursuant to Bankruptcy Code section 365(b), as of the Closing Date, will be required to cure any default on the part of the Sellers under the Debtor Contracts or that will be otherwise due to the parties under the Debtor Contracts; (iii) authorize Seller and the other Debtor Sellers to assume the Debtor Contracts under Bankruptcy Code section 365(a) and to assign them to Purchaser and its Designated Affliliates under Bankruptcy Code section 365(f); (iv) find that notice of the hearing concerning approval of the transactions contemplated hereunder was given in accordance with the Bankruptcy Code and constitutes such notice as is appropriate under the particular circumstances under the Bankruptcy Code and in accordance with any other applicable law, including but not limited to Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure and any applicable rules of the Bankruptcy Court with respect to the transactions contemplated by the Agreement; (v) find that Seller and the Debtor Sellers have the legal right and capacity to convey all right, title and interest of Seller and the Debtor Sellers in and to the Purchased Assets and Purchased Shares (other than those Purchased Assets and Purchased Shares owned by Non-Debtor Sellers); and (vi) contain a determination that the Final Consideration constitutes reasonably equivalent value and fair consideration for the Purchased Assets and Purchased Shares.
     Section 9.6. Consents and Waivers.
     All consents and waivers set forth on Schedule 9.6 shall have been obtained.
     Section 9.7. Officer’s Certificate.
     Seller shall have received a certificate from Purchaser to the effect set forth in Sections 9.1 and 9.2, dated the Closing Date, signed by an authorized officer of Purchaser.

     Section 9.8. Other Deliveries.
     The Seller shall have received the documents and instruments required by Section 3.4 and such other documents as Seller may reasonably request consistent with Purchaser’s obligations under this Agreement.
ARTICLE X
ADDITIONAL POST-CLOSING COVENANTS
     Section 10.1. Transferred Employees.
     (a) Effective as of the Closing Date, Purchaser (or one of its Affiliates) shall continue to employ each Acquired Company Employee and shall continue to employ (where employment continues automatically by operation of Law) or shall offer employment (where employment does not continue by operation of Law) to each Business Employee, in each case, who:
     (i) is actively employed in the Business on such date or is absent from employment due to vacation, holiday or temporary illness (the “Current Employees”); or
     (ii) (A) is absent from work due to short or long-term disability, workers compensation or work related injury schemes, military leave or other authorized leave of absence or lay off and (B) has the right to return to employment with the Business following expiration of such absence under applicable Law or any applicable agreement (including any collective bargaining agreement) (the “Leave Employees” and, together with the Current Employees, the “Closing Date Employees”), other than no more than three (3) Business Employees and Acquired Company Employees to be designated by Purchaser no later than fourteen (14) days prior to the Closing who shall remain employed by and the responsibility of the Seller and its Affiliates and shall not continue in employment with or transfer to the Purchaser (the “Excluded Business Employees”).
     All such offers of employment shall be made in accordance with the provisions of this Section 10.1. Except as otherwise provided by applicable Law or any applicable collective bargaining agreement, a Closing Date Employee who is not employed by the Acquired Company or whose employment does not continue automatically by operation of law, and who is offered employment by Purchaser or one of its Affiliates, shall be deemed to have accepted such offer if he or she has completed Purchaser’s pre-employment enrollment package and has presented himself or herself as available for active employment at his or her then applicable place of employment: (A) in the case of a Current Employee, on the first Business Day immediate following the Closing Date, or such subsequent date as Purchaser in its sole discretion shall approve (or, in the case of a Current Employee who is absent from work on the Closing Date due to vacation, holiday or temporary illness, the first Business Day following the Closing Date that such Current Employee is scheduled to return or is fit to return to active employment), and (B) in the case of a Leave Employee, on the first Business Day following the Closing Date that the

Leave Employee is able to return to active employment, but in no event later than six months following the Closing Date. Any Current Employee who fails to complete Purchaser’s pre-employment enrollment package within twenty-one (21) days after the Closing Date and who does not continue in employment automatically by operation of Law, shall be deemed to have rejected such offer of employment unless he or she continues to be actively at work with the Purchaser at the end of the 21-day period. Each Closing Date Employee who is an Acquired Company Employee, and each Closing Date Employee who continues in employment automatically by operation of Law or who accepts an offer of employment from Purchaser (or one of its Affiliates), shall be referred to herein as a “Transferred Employee”. Purchaser shall use reasonable best efforts to encourage Leave Employees to return to work. Seller will be responsible for those Current Employees and those Leave Employees who do not accept offers of employment. Seller reserves the right to, in its sole discretion, modify the terms and conditions of employment of any Leave Employee who has not yet accepted an offer of employment from Purchaser, or to terminate the employment of such Leave Employee with Seller. Except as otherwise provided in this Agreement, Seller shall be liable for all costs, benefits, compensation and severance with respect to any Excluded Business Employee, any Business Employee or Acquired Company Employee who is not a Closing Date Employee, and any Closing Date Employee who is not a Transferred Employee, including any Closing Date Employee who does not accept an offer of employment from Purchaser or one of its Affiliates, or any Closing Date Employee who refuses to consent to his or her automatic transfer to Purchaser (or one of its Affiliates) in accordance with applicable Law; provided, however, that Seller and its Affiliates shall have no responsibility for, and Purchaser and its Affiliates shall be responsible for and shall indemnify and hold Seller and its Affiliates harmless from, all claims brought by Closing Date Employees relating to the payment of severance (including the reasonable actual out-of-pocket fees and expenses of counsel) that arise as a result of Purchaser’s failure to make an offer of employment to such Closing Date Employees in accordance with the terms of this Section 10.1.
     (b) Each offer of employment extended to a Closing Date Employee by the Purchaser pursuant to this Section 10.1 shall be at a base salary or wage not less than the base salary or wage paid to the Closing Date Employee, in the case of a Current Employee, immediately prior to the Closing Date and, in the case of a Leave Employee, immediately prior to the commencement of such Leave Employee’s absence from work, in each case unless a higher wage is otherwise required by Law. During the 12 month period immediately following the Closing Date, for so long as the Transferred Employee continues in employment during such period, Purchaser shall continue to provide each Transferred Employee with an annual salary or hourly wage rate, as applicable, at least equal to the salary or rate contained in such offer of employment to such Transferred Employee. Notwithstanding anything set forth herein to the contrary, nothing in this Agreement shall create any obligation on the part of Purchaser (or one of its Affiliates) to continue the employment of any Transferred Employee for any period of time following the Closing Date, except as expressly set forth in an employment contract or as required by applicable Law.
     (c) For each group of Transferred Employees in the United States who are covered by any collective bargaining agreement with Seller as of the Closing Date (“Union Transferred Employees”), Purchaser shall adopt such collective bargaining agreement and assume the collective bargaining obligations of Seller (subject to such modifications acceptable to the affected labor union as Purchaser reasonably deems appropriate to reflect its own benefits programs and insurance policies). For each group of Union Transferred Employees and each group of Acquired Company Employees who are covered by a collective bargaining agreement between a union and the Acquired Company as of the date hereof, Purchaser agrees that such collective bargaining agreement shall remain in effect under its present terms (subject to such modifications acceptable to the affected labor union as Purchaser reasonably deems appropriate to reflect its own benefits programs and insurance policies) until such time as the Acquired Company may have a right to modify or terminate the collective bargaining agreement in accordance with its terms and applicable Law. Purchaser shall provide Union Transferred Employees with the Assumed Benefit Plans (as described in Section 10.3 below), and with such other compensation and benefits as may be required by the terms of the collective bargaining agreement with the union representing such Union Transferred Employees.
     (d) Effective on the Closing Date, Purchaser accepts any and all post-Closing obligations under the WARN Act, and any comparable state or local law or ordinance, with respect to all Transferred Employees.
     (e) For the one-year period immediately following the Closing Date, for so long as a Transferred Employee in the United States whose employment is not governed by the terms of a collective bargaining agreement (a “Non-Union Transferred Employee”) continues in employment during all or any part of such period, Purchaser shall provide each such Non-Union Transferred Employee and his or her respective eligible dependents with medical, dental, prescription drug and other welfare benefits (the “Purchaser Welfare Plans”), and such retirement benefits (the “Purchaser Retirement Plans”) under the Purchaser Welfare Plans and Purchaser Retirement Plans that are in the case of each benefit substantially similar to either (a) the benefits provided to Purchaser’s U.S. employees in comparable respective positions, or (b) the benefits provided to the Non-Union Transferred Employee by Seller prior to Closing.
     (i) The Purchaser Welfare Plans shall (i) treat the Non-Union Transferred Employees and their respective eligible dependents as eligible to participate in the Purchaser Welfare Plans immediately upon the Closing Date to the same extent such Non-Union Transferred Employees and their respective eligible dependents were eligible under the analogous Seller Benefit Plan immediately prior to the Closing Date and (ii) give to the Non-Union Transferred Employees and their respective eligible dependents credit under the Purchaser Welfare Plans for service with Seller, the Acquired Company, Seller and their respective Affiliates prior to the Closing Date to the extent such credit was given under the analogous Seller Employee Benefit Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, eligibility for benefits and satisfaction of any waiting periods under the Purchaser Welfare Plans.
     (ii) Each Non-Union Transferred Employee shall be eligible to participate in the applicable Purchaser Defined Contribution Retirement Plans immediately upon the Closing Date and shall, except as provided below, be given credit under the applicable Purchaser Defined Contribution Retirement Plans for all service prior to the Closing Date to the extent such credit was given under the analogous Seller Employee Benefit Plans immediately prior to the Closing Date. Such credit for service shall be given for purposes of eligibility to participate, vesting, eligibility for early retirement, and for all other purposes for which such service is either taken into account or recognized, other than for benefit accrual purposes.
     (f) Purchaser agrees that (i) all unpaid accrued but unused vacation, personal days, floating holidays, sick pay and other leave of the Non-Union Transferred Employees as of the Closing Date shall be Purchaser’s responsibility and shall be recognized by Purchaser under its vacation and/or pay policies to the extent not paid by Seller on or before the Closing Date and (ii) to the extent that Seller is required by applicable Law or the terms of any Seller Employee Benefit Plan to make any payment to any Non-Union Transferred Employee for any vacation accrued but unused and unpaid as of the Closing Date in connection with the consummation of the transaction, Purchaser agrees to promptly reimburse Seller for the amount of such payment, but only to the extent that the Liabilities described in (i) and (ii) above are properly reflected on the Closing Statement of Net Assets.
     (g) Purchaser shall be solely responsible on and after the Closing Date for the terms and conditions of employment of all Transferred Employees and for any change thereof. With respect to any Transferred Employee that Purchaser terminates after the Closing Date, Purchaser shall be solely responsible for satisfying any requirements under any applicable Laws and, with respect to each Transferred Employee, Purchaser shall be solely responsible for (i) any Liabilities, obligations or claims arising under any Assumed Benefit Plan; (ii) obligations arising on or after the Closing Date under any applicable contract of employment, including, but not limited to, any Assumed Retention Agreement but only to the extent provided in Section 1.5(f), (iii) any grievances, arbitrations or unfair labor practice charges arising from events that occur on or after the Closing Date and any non-monetary relief granted pursuant to grievances, arbitrations or unfair labor practice charges arising from events that occur prior to the Closing Date; and (iv) any alleged violation of Law (including, but not limited to, any Law pertaining to employment discrimination, workers’ compensation, occupational safety and health, unfair labor practices, WARN Act violations and similar Laws), if such alleged violation occurred on or after the Closing Date. Similarly, with respect to any Transferred Employee, Seller shall be solely responsible for (i) any Liabilities, obligations or claims arising prior to the Closing Date, under any Seller Employee Benefit Plan (other than an Assumed Benefit Plan); (ii) any obligations under an applicable contract of employment for any Acquired Company Employee or Business Employee who is not a Transferred Employee; (iii) any monetary relief (including without limitation monetary damages and back pay awarded through the date of any reinstatement of employment) for grievances, arbitrations or unfair labor practice charges arising from events that occurred prior to the Closing Date; and (iv) any alleged violation of Law (including, but not limited to, any Law pertaining to employment discrimination, workers’ compensation, occupational safety and health, unfair labor practices, WARN Act violations and similar Laws), if such alleged violation occurred prior to the Closing Date.
     (h) Seller and Purchaser agree to furnish to each other such information as may be reasonably required with respect to any Transferred Employee promptly following receipt of any reasonable written request from the other.
     Section 10.2. Seller Employee Benefit Plans.
     (a) Effective as of the Closing Date, the Transferred Employees shall cease to be credited with service and to accrue any benefits under The Dana Corporation Retirement Plan (the “Dana Retirement Plan”) and The Dana Corporation Savings and Investment Plan (the “Dana Defined Contribution Plan”). Each Non-Union Transferred Employee participating in the Dana Retirement Plan shall be eligible to receive a distribution of his or her vested accrued benefits under the Dana Retirement Plan in accordance with the terms of the Dana Retirement Plan. Purchaser shall arrange to have the defined contribution plan or plans sponsored by Purchaser accept direct rollovers from the Dana Defined Contribution Plan and the Dana Retirement Plan in the form of cash, or in the case of Non-Union Transferred Employees who have an outstanding participant loan under the Dana Defined Contribution Plan at the Closing Date, in the form of a promissory note; provided, however, that rollovers of promissory notes shall not take place if either party determines in good faith such rollovers would jeopardize the tax-qualified status of either the Purchaser plan or the Dana Defined Contribution Plan or if such rollovers would be so materially inconsistent with the terms of Purchaser’s participant loan program that such promissory notes could not be accepted and held by the Purchaser plan. Purchaser shall not be required to amend its plan in any manner to accept such loan rollovers on any terms different from loans allowable under Purchaser’s plan as of the date of any such rollover. The parties hereto and their respective employee benefits counsel shall work together in good faith to accomplish the direct rollovers of participant loans as contemplated by this Section 10.2(a).
     (b) Except as otherwise required by applicable Law, coverage for all Transferred Employees and their respective eligible dependents under the Seller Employee Benefit Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) (other than the Assumed Benefit Plans) (the “Seller Welfare Plans”) shall terminate, as of 12:01 a.m. (EST) on the Closing Date. Except as otherwise required by applicable Law (including the Bankruptcy Code) and except as set forth below with respect to Assumed Benefit Plans, the Seller Welfare Plans shall be liable only for claims incurred and benefits earned by the Transferred Employees prior to the Closing Date. The Purchaser Welfare Plans shall be liable for claims incurred and benefits earned by Transferred Employees (and the eligible dependents of such Transferred Employees) under the Purchaser Welfare Plans on or after the Closing Date, and, in the case of an Assumed Benefit Plan that is a welfare benefit plan (within the meaning of Section 3(1) of ERISA), that are properly payable under such Assumed Benefit Plan on or after the Closing Date. For purposes of this Section 10.2, a claim is “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, sickness, accident and disability programs) or on the date that applicable medical or dental services are rendered, drugs or medical equipment is purchased or, in the case of a continuous period of hospitalization or confinement, the date of commencement of such period of hospitalization or confinement (for purposes of health care programs).
     (c) Seller will continue to administer the flexible spending accounts of any Transferred Employees who have such flexible spending accounts under any Seller Welfare Plan as of the Closing Date, for the remainder of the applicable plan year, in accordance with the terms of the applicable Seller Welfare Plan.
     (d) Seller will offer and provide, as appropriate, group health plan continuation coverage pursuant to the requirements of COBRA to all the current and former employees of Seller to whom they are required to offer the same under applicable Law.
     Section 10.3. Assumed Benefit Plans.
     (a) Purchaser shall assume sponsorship of each of the Seller Employee Benefit Plans listed on Schedule 10.3 (the “Assumed Benefit Plans”); provided, however, that with respect to any Assumed Benefit Plan that provides post-retirement welfare benefits to U.S. employees, the assumed liability shall be limited to all Liabilities relating to post-retirement welfare benefit plan coverage for (i) Union Transferred Employees and their dependents, and (ii) any former member of the collective bargaining units at the Seller’s Muskegon, Michigan, Caldwell, Ohio or Churubusco, Indiana facilities who retired prior to the Closing Date but who retired with eligibility for such post-retirement welfare benefit plan coverage under (A) the Muskegon collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the July 16, 2004 effective date of the current Muskegon bargaining agreement; (B) the Caldwell collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the November 6, 2001 effective date of the current Caldwell bargaining agreement; or (C) the Churubusco collective bargaining agreement assumed by the Purchaser pursuant to Section 10.1(c) on or after the May 6, 2002 effective date of the current Churubusco bargaining agreement, and (iii) dependents of such bargaining unit retirees, to the extent provided in the terms of the relevant assumed collective bargaining agreement. With respect to each Assumed Benefit Plan that is a funded retirement plan maintained in the United States and subject to ERISA (each, an “Assumed Pension Benefit Plan”), Purchaser agrees that:
     (i) Purchaser shall execute and deliver to Seller on the Closing Date an Assumption Agreement in substantially the form attached to this Agreement as Exhibit Q;
     (ii) Purchaser shall establish or designate as soon as practicable following the Closing Date, a trust that is exempt from Tax under Code section 501(a) and satisfies the terms of any applicable collective bargaining agreement to receive the assets of the Assumed Pension Benefit Plan;

     (iii) Purchaser shall continue to recognize, for all purposes service with Seller (or its predecessors) prior to the Closing Date to the extent that such service is recognized under the Assumed Pension Benefit Plan as in effect on such date; and
     (iv) As soon as practicable following the Closing Date, Purchaser shall provide Seller with a mutually acceptable succession agreement with respect to the Assumed Pension Benefit Plan signed by Purchaser and the trustee it has appointed.
     (b) Upon receipt of such a succession agreement for an Assumed Pension Benefit Plan, Seller shall direct the trustee of the Assumed Pension Benefit Plan to transfer to the successor trustee appointed by Purchaser the assets of the Assumed Pension Benefit Plan (or in the case of an Assumed Pension Benefit Plan that is a U.S. defined benefit pension plan, direct the trustee of the Dana Corporation Pension Plans Trust to transfer, those assets of the Dana Pension Plans Trust allocable to such Assumed Pension Benefit Plan) as soon as practicable (but in no event earlier than forty-five (45) days) after Seller has received the succession agreement from Purchaser, along with all necessary approvals, authorizations, information or similar requirements to effect the transfer. Purchaser and Seller agree that, from the Closing Date to the date of transfer, the assets of the Dana Corporation Pension Plans Trust allocable to the Assumed Pension Benefit Plans shall continue to be invested in accordance with the investment policy and procedures pertaining to the Dana Corporation Pension Plans Trust; provided, however, that such assets may be converted to cash in the discretion of the trustee as may be necessary or desirable to effect such transfer. The assets transferred shall reflect gains, losses and expenses of the Dana Corporation Pension Plans Trust of the Assumed Pension Benefit Plans incurred from the Closing Date to the date of transfer.
     (c) Purchaser and Seller agree that, for purposes of this Agreement, the assets of the Dana Corporation Pension Plans Trust allocable to the Assumed Pension Benefit Plans to be transferred in accordance with Section 10.3(b) above shall be determined by the enrolled actuary for the Assumed Pension Benefit Plans immediately prior to the Closing Date.
     (d) The Assumed Benefit Plan and the Purchaser shall be responsible for all Liabilities and obligations of the Assumed Benefit Plan, including, without limitation with respect to the Assumed Pension Benefit Plans, benefits accrued prior to the Closing Date for which Seller is liable prior to the Closing Date and, except as specifically set forth in Sections 10.3 and 10.5, benefits payable to any participants in such plans who retired or separated from service prior to the Closing Date.
     (e) Solely for purposes of estimating the Liabilities to be assumed by Purchaser under any Assumed Benefit Plan which is an Assumed Pension Benefit Plan, such Liabilities shall mean, for purposes of this Section 10.3, the projected benefit obligation of each such Assumed Pension Benefit Plan as of the Closing Date, determined under the projected unit credit method and in the manner provided in Financial Accounting Standards No. 87 as of the Closing Date, using a discount rate equal to the Merrill Lynch 15 year Plus High Quality Corporate Bond Rate, as determined as of the Closing Date, and using all other assumptions relevant to the projected unit credit method (including, but not limited to, those concerning employee turnover rate, salary increases, retirement age, and so forth) that were used by the enrolled actuary for such Assumed Pension Benefit Plan in preparing its most recent actuarial report, and using the actual employee census data as of the Closing Date. Such calculation shall be performed by the enrolled actuary for such Assumed Pension Benefit Plan. Seller shall provide to Purchaser Seller’s calculation of such assumed Liabilities and the Net Funding Level, as promptly as practicable, but in any event within 60 days following the receipt by such actuary of all data required to perform such calculations for each such Assumed Pension Benefit Plan. Following receipt of the calculation of such assumed Liabilities and the Net Funding Level, Purchaser will be afforded a period of 45 days to review (or to have an actuarial firm designated by Purchaser review) the calculation of such assumed Liabilities and the Net Funding Level, as well as the assumptions and methodologies used to calculate such Liabilities. Purchaser shall be deemed to have accepted the calculation of such assumed Liabilities and the Net Funding Level unless, prior to the expiration of such 45 day period, Purchaser shall deliver to Seller written notice and a reasonably detailed written explanation of those items in the calculations that Purchaser disputes, in which case the calculations, to the extent not affected by the disputed items, will be deemed to be accepted, and the items identified by Purchaser shall be deemed to be in dispute. Within a further period of 30 days from the end of the 45-day period referred to above, the parties will attempt to resolve in good faith any disputed items. In the event of a good faith dispute between Seller and Purchaser as to the amount of assumed Liabilities or the Net Funding Level, Seller and Purchaser shall jointly appoint, for final and binding resolution, an independent actuary, who shall act as an expert and not as an arbitrator, to determine such assumed Liabilities pursuant to Financial Accounting Standards No. 87 and the calculation of the Net Funding Level related thereto. One-half of the cost of the determination by the third party actuary shall be paid by Purchaser and one-half by Seller. The decision of the third party actuary shall be communicated to Purchaser and Seller in writing and shall not be subject to appeal or challenge for any reason (other than gross negligence, fraud or willful misconduct). The Net Funding Level shall be the Net Funding Level agreed to (or deemed to be agreed to) by Purchaser and Seller in accordance with the terms of this Section 10.3(e) or the definitive Net Funding Level resulting from the determination made by third party actuary in accordance with this Section 10.3(e) (in addition to those items theretofore agreed to by Seller and Purchaser).
     (f) For the purposes of this Section 10.3, the “Net Funding Level” shall mean (a) the aggregate value of the assets of the Assumed Pension Benefit Plans that are transferred pursuant to Section 10.3(b), less (b) the aggregate value of the Liabilities to be assumed under the Assumed Pension Benefit Plans, as determined in accordance with Section 10.3(e).
     (g) If the Net Funding Level is a positive amount, (i) Purchaser will pay Seller the amount of the Net Funding Level, together with interest thereon at the LIBOR rate from the Closing Date through the date of payment, such payment to be made within ten days after the final determination of the Net Funding Level; provided, however, that, if payment is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made; and (ii) the Escrow Agent shall deliver to Seller the Pensions Funding Adjustment Escrow together with interest accrued thereon pursuant to the terms of the Pensions Funding Adjustment Escrow Agreement.
     (h) If the Net Funding Level is a negative amount but is less than or equal to the Pensions Funding Adjustment Escrow, then that portion of the Pensions Funding Adjustment Escrow equal to the Net Funding Level shall be applied to cover the Net Funding Level and the Escrow Agent shall deliver such portion to the Purchaser and the remaining portion of the Pensions Funding Adjustment Escrow to Seller, in each case within ten days after the final determination of the Net Funding Level. If the Net Funding Level is a negative amount that is greater than the Pensions Funding Adjustment Escrow, then (i) the Escrow Agent shall deliver the Pensions Funding Adjustment Escrow together with interest accrued thereon pursuant to the terms of the Pensions Funding Adjustment Escrow Agreement to Purchaser to cover the Net Funding Level and (ii) Seller will refund the amount equal to the Net Funding Level minus the Pensions Funding Adjustment Escrow, together with interest on such refunded amount at the LIBOR rate from the Closing Date through the date of payment, each such payment to be made within ten days after the final determination of the Net Funding Level; provided, however, that, if any such payment from Seller to Purchaser pursuant to clause (ii) above is not made within such ten-day period, the applicable rate of interest shall be increased by 2% per month for the period from the day following such date through the date such payment is made.
     (i) Except as expressly provided in this Agreement, nothing contained herein shall prohibit Purchaser from modifying or reducing benefits of any Transferred Employee including without limitation under, or terminating, any Assumed Benefit Plan consistent with Purchaser’s rights pursuant to applicable Law.
     Section 10.4. Multiemployer Plans.
     (a) Upon the Closing, Purchaser shall assume Seller’s obligations to make contributions to the Steelworkers Pension Trust covering Union Transferred Employees working in the Caldwell, Ohio facility and the IAM National Pension Fund covering workers in the International Association of Machinists and Aerospace Workers Pension Trust covering Union Transferred Employees working in the McConnelsville, Ohio facility (the “Multiemployer Plans”). Purchaser shall contribute to each such Multiemployer Plan with respect to the operations of Seller for substantially the same number of contribution base units for which Seller has an obligation to contribute with respect to each such Multiemployer Plan immediately prior to the Closing.
     (b) In the event that, following the Closing, Purchaser should completely or partially withdraw or be deemed to have completely or partially withdrawn from one or more Multiemployer Plan without exemption from withdrawal liability, Purchaser agrees that it shall be liable for the payment of any withdrawal liability assessed by such

Multiemployer Plan including, but not limited to, liability that relates to periods of participation in such Multiemployer Plan prior to Closing.
     (c) Seller shall request from each Multiemployer Plan a statement (the “Withdrawal Liability Statement”) setting forth the amount of withdrawal liability (if any) Seller would incur as of the Closing Date, under Part 1 of Subtitle E of ERISA, if Seller withdrew, or were deemed to have withdrawn completely, from such Multiemployer Plan as of said date without an exemption from such withdrawal liability. Seller hereby agrees to deliver a copy of the Withdrawal Liability Statements to Purchaser promptly upon the receipt thereof. If the Withdrawal Liability Statement sets forth any potential withdrawal liability, Seller and Purchaser agree to cooperate on and take such further actions as they may mutually agree are needed under Section 4204 of ERISA to avoid the assessment of withdrawal liability against Seller in connection with the transactions contemplated by this Agreement. For purposes of avoiding any withdrawal liability under Section 4204 of ERISA that would otherwise occur as a result of the transactions contemplated by this Agreement, Seller agrees that if Purchaser withdraws in a complete withdrawal, or a partial withdrawal with respect to operations during the first five plan years after the Closing, the Seller shall be secondarily liable for any withdrawal liability it would have had to the respective Multiemployer Plan with respect to such operations (but for Section 4204 of ERISA) if the liability of the Purchaser with respect to such Multiemployer Plan is not paid. Purchaser and Seller shall use their reasonable best efforts to obtain from the Multiemployer Plan an exemption pursuant to PBGC Regulation Sections 4204.11(a), 4204.12, 4204.13, or 4204.21 from the requirement that Purchaser post any bond or escrow which would otherwise be required pursuant to Section 4204(a)(1)(B) of ERISA. If the parties cannot obtain such an exemption from the bonding requirement after good faith efforts, Purchaser agrees to post a bond or escrow in an amount, for a period, and in a form which complies with Section 4204(a)(1)(B) of ERISA, and Purchaser shall furnish Seller proof thereof. The cost of each bond or escrow required under Section 4204(a)(1)(B) of ERISA shall be paid by Purchaser, and Purchaser shall be the sole obligor thereunder.
     (d) If the Withdrawal Liability Statement from the Multiemployer Plan sets forth any potential withdrawal liability for Seller, and at any time during the period of five plan years, commencing with the first plan year of such Multiemployer Plan beginning after the Closing, a bond is required from Seller in favor of such Multiemployer Plan pursuant to Section 4204(a)(3) of ERISA by reason of a liquidation or distribution of Seller’s assets, Seller shall, at Seller’s sole cost and expense, post such bond in an amount and in a form which complies with Section 4024(a)(3) or obtain a variance from such bonding requirement from the Multiemployer Plan or the Pension Benefit Guaranty Corporation.
     Section 10.5. Non-U.S. Employee Matters.
     Except as provided below, Acquired Company Employees and Closing Date Employees located outside the United States shall be treated, to the extent permissible under local Law, in accordance with the provisions of Sections 10.1, 10.2, 10.3, and 10.4.

     (a) Seller shall be responsible for all Liabilities associated with the pension schemes maintained in the United Kingdom for the benefit of Business Employees who work in the United Kingdom, and shall indemnify, save and hold harmless Purchaser and its Affiliates from and against any and all Losses arising in connection with such pension schemes (including, for the avoidance of doubt, any Losses which relate to the period after Closing where such Losses would not have arisen but for the membership of any Business Employee in any such pension scheme but excluding, for the avoidance of doubt, any Liability arising as a result of any obligation on Purchaser and its Affiliates in respect of the Business Employees pursuant to Section 258 of the United Kingdom Pensions Act 2004) as a result of the transactions contemplated by this Agreement.
     (b) Seller undertakes, from and after the date hereof and following Closing, (i) not to exercise, (ii) to cause its Affiliates in the United Kingdom not to exercise, and (iii) to use all reasonable efforts to procure that no trustee of a Dana Pension Scheme will exercise, without Purchaser’s prior written consent, any power or discretion (however expressed and from whatever source) to allow a Business Employee to commence a pension before the age at which a pension normally commences payment under such Dana Pension Scheme. For purposes of this Section 10.5(b), “Dana Pension Scheme” means the Dana UK Pension Scheme, the Dana Manufacturing Pension Scheme, the Hobourn Group Pension Scheme, and any other pension scheme which Seller or its Affiliates in the United Kingdom maintain or maintained for the benefit of the Business Employees.
     (c) Purchaser and its Affiliates shall be responsible for all Liabilities associated with all Assumed Benefit Plans maintained for non-U.S. Transferred Employees Related to the Business, including but not limited to, the pension obligations for Transferred Employees in Germany, the IDR obligations for Transferred Employees in France, and the TFR obligations for Transferred Employees in Italy.
     (d) Seller, its Selling Affiliates and the Acquired Company and Purchaser shall cooperate to take all steps, on a timely basis, as are required under applicable Law to notify, consult with, or negotiate the effect, impact, terms, or timing of the transactions contemplated by this Agreement with each works council, union, labor organization, employee group, employee, or governmental entity where so required under applicable Law.
     (e) Sellers and its Affiliates shall be responsible for and shall pay all Liabilities associated with any early retirement pension for former Business Employees who worked in Argentina and who retired prior to the Closing Date.
     Section 10.6. Further Assurances; Further Conveyances and Assumptions; Consent of Third Parties.
     (a) From time to time following the Closing, Seller and Purchaser shall, and shall cause their respective Subsidiaries to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to assure fully to Purchaser, its Designated Affiliates and their respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser and its Designated Affiliates under this Agreement, the Business Transfer Agreements and the agreements which form Exhibits hereto and to assure fully to Seller and its Subsidiaries and their successors and assigns, the assumption of the Assumed Liabilities and any Liabilities to be assumed by Purchaser or its Designated Affiliates under this Agreement, the Business Transfer Agreements and the agreements which form Exhibits hereto, and to otherwise make effective the transactions contemplated hereby and thereby (including (i) transferring back to Seller or the applicable Subsidiary of Seller any Excluded Asset, and (ii) transferring to Purchaser or the applicable Designated Affiliate any asset or Liability contemplated by this Agreement to be a Purchased Asset or an Assumed Liability, respectively, which was not transferred to Purchaser or the applicable Designated Affiliate at the Closing).
     (b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, certificate, approval, authorization or other right, which by its terms or by Law, as modified by the Bankruptcy Code or the Approval Order, is nonassignable without the consent of a third party or a Governmental Body or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained. The Seller shall use its commercially reasonable efforts, and the Purchaser shall cooperate with the Seller, to obtain each such consent or approval. Purchaser shall bear any costs and expenses associated with obtaining any such consents or approvals in connection with the acquisition of that part of the Business conducted in Slovakia (other than fees of counsel and other advisory fees incurred by Seller and its Affiliates, which shall be borne by Seller and its Affiliates).
     (c) Notwithstanding anything in this Agreement to the contrary, unless and until any consent or approval with respect to any Nonassignable Asset is obtained, such Nonassignable Asset shall not constitute a Purchased Asset and any Liability shall not, to the extent associated with such Nonassignable Asset, constitute an Assumed Liability for any purpose under this Agreement.
     (d) To the extent permitted by Law, pending the obtaining of such consent or approval with respect to a Nonassignable Asset, Seller or its applicable Subsidiary shall (i) continue to be bound by any Contracts, terms or arrangements relating to such Nonassignable Asset, (ii) at the direction and expense of Purchaser or its Designated Affiliate, pay, perform and discharge fully all of its obligations in respect thereof, (iii) exercise and exploit its rights and options under all relevant agreements, Contracts and arrangements in respect of such Nonassignable Asset as reasonably directed by Purchaser or its Designated Affiliate, and (iv) for no additional consideration, pay, assign and remit to Purchaser or its Designated Affiliate promptly all monies, rights, assets and other consideration received in respect of such Nonassignable Asset or otherwise make available to Purchaser or its Designated Affiliate the benefit of such Nonassignable Asset.

     (e) Once such consent or approval is obtained with respect to a Nonassignable Asset, Seller shall, or shall cause its applicable Subsidiary to, promptly assign, transfer, convey and deliver such Nonassignable Asset to Purchaser or its Designated Affiliate, and Purchaser or its Designated Affiliate shall assume any Assumed Liability associated with such Nonassignable Asset, for no additional consideration.
     Section 10.7. Record Retention, Access to Documents.
     (a) For a period of eight (8) years after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, afford to Seller’s representatives, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours to the books and records (including any such books and records in electronic format maintained by Purchaser or its Affiliates or agents in which case, Purchaser shall provide personnel, at Seller’s expense, to screen and retrieve data requested by Seller) of Purchaser and its Subsidiaries (including the Acquired Company) pertaining to the operations of the Business prior to the Closing Date in connection with (i) the preparation of financial statements, (ii) U.S. Securities and Exchange Commission reporting obligations, (iii) Excluded Liabilities, (iv) Excluded Assets, (v) the contest or defense by Seller of Legal Proceedings and investigations, and (vi) the Bankruptcy Cases (including, without limitation, with respect to reconciliation of claims in connection with the Cases). With respect to clause (a)(vi), such books and records shall include, without limitation, purchase orders, receipts, invoices, purchasing cards, inventory records, debit memos, bills of lading and quality rejection slips and Purchaser shall provide, upon reasonable notice and without undue interruption to Purchaser’s business, access during normal business hours in connection with the foregoing to accounts payable clerks or controllers, receiving persons, purchasing and quality manager personnel. Seller shall have the right to receive and retain copies of all such books and records. If Purchaser desires to destroy, alter or dispose of any of such books and records prior to the expiration of such eight-year period, Purchaser shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records to the extent that they pertain to the operations of the Business prior to the Closing.
     (b) For a period of eight (8) years after the Closing Date, Seller shall, and shall cause its Subsidiaries to, afford to Purchaser’s representatives, upon reasonable notice and without undue interruption to Seller’s business, access during normal business hours to the books and records (including any such books and records in electronic format maintained by Seller or its Affiliates or agents in which case, Seller shall provide personnel, at Purchaser’s expense, to screen and retrieve data requested by Purchaser) of Seller and its Subsidiaries to the extent pertaining to the Business which Seller or any of its Affiliates may retain after the Closing Date. Purchaser shall have the right to receive and retain copies of all such books and records. If Seller desires to destroy, alter or dispose of any of such books and records prior to the expiration of such eight-year period, Seller shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser’s expense, to segregate and remove such books and records to the extent that they pertain to the Business.

     (c) For two (2) years after the Closing Date, Purchaser shall, and shall cause its Subsidiaries to, provide (at Seller’s sole risk, cost and reasonable expense) such assistance to Seller as Seller may reasonably request with respect to (i) the preparation of Seller’s financial statements and U.S. Securities and Exchange Commission reporting obligations, (ii) the preparation of Seller’s Department of Labor reports, and (iii) Seller’s reporting obligations pursuant to the Losses, in each case, relating to the operation of the Business prior to the Closing.
     Section 10.8. No Right to Continued Employment.
     Except as expressly provided herein, nothing contained herein, express or implied, is intended to confer upon any employee of Seller or its Affiliates any right to employment or continued employment with Purchaser and its Affiliates, or any right to benefits or continued benefits under any Employee Benefit Plan, including without limitation severance benefits, by reason of this Agreement.
ARTICLE XI
SURVIVAL, INDEMNIFICATION AND RELATED MATTERS
     Section 11.1. Survival.
     (a) All representations, warranties, covenants and obligations in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement, subject to the limitations set forth in this Article.
     (b) Each Person entitled to indemnification hereunder shall use its commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder.
     (c) In calculating any amount of Losses recoverable pursuant to this Article XI, the amount of such Losses shall be reduced by: (i) any insurance proceeds actually received from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (provided that the Indemnified Party shall be obligated to reasonably seek any such proceeds to which it may be entitled); (ii) any recoveries from third parties pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such third party payment; and (iii) any net Tax benefit actually realized by the Indemnified Party in respect of any Losses for which such indemnification payment is made, and shall be increased by any net Tax cost actually incurred by the Indemnified Party on the accrual or the receipt of the indemnity payment (other than Taxes resulting from a reduction in Tax basis). If any Losses for which indemnification is provided hereunder are subsequently reduced by any insurance payment or other recovery from a third party, the Indemnified Party shall promptly remit the amount of such reduction to the Indemnifying Party.

     (d) Notwithstanding anything herein to the contrary, no party shall be liable to any Indemnified Party for special, incidental, indirect, consequential, punitive or exemplary Losses.
     (e) Anything in this Article XI to the contrary notwithstanding, indemnification for any and all Tax matters and the procedures with respect thereto shall be governed exclusively by Article XIV.
     Section 11.2. Indemnification.
     (a) From and after the Closing, Seller hereby agrees to indemnify and hold the Purchaser Indemnified Group harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable actual out-of-pocket fees and expenses of counsel) (collectively, “Losses”) arising out of or resulting from:
     (i) any breach of any representation or warranty of Seller set forth in Article IV;
     (ii) any breach of, or default in the performance by Seller of, any covenant or agreement on the part of Seller herein, subject to the limitations and conditions contained therein;
     (iii) any Excluded Liabilities; and
     (iv) the matters set forth on Schedule 11.2(a)(iv) (the “ARC Product Issue”), it being expressly understood that Seller expressly disputes any claim that ARC bears any responsibility for Losses arising out of the ARC Product Issue; provided, however, that Seller’s obligation to provide indemnification under this Section 11.2(a)(iv) with respect to any claim for Losses shall be subject to the provisions of Sections 11.2(b) and (c) and Sections 11.6(b)(c), (d), and (e).
     (b) ARC shall, solely for the purposes of indemnification pursuant to Section 11.2(a)(iv) above, be deemed to be a member of the Purchaser Indemnified Group. The receipt by the Purchaser Indemnified Group of the benefits of indemnification by Seller under Section 11.2(a)(iv) shall be subject in all cases to this Article XI.
     (c) With respect solely to the matters set forth in Section 11.2(a)(iv), the Purchaser Indemnified Group’s rights to indemnification shall, subject to the remaining provisions of this Section 11.2(c), be limited to 50% of the monetary value of the relevant Losses (the “50% Limit”). With respect solely to the matters set forth in Section 11.2(a)(iv), the term “Losses” shall include any diminution in value of the Transferred JV Interests in ARC that may be suffered by Purchaser or such of its Designated Affiliates that is or are, at the relevant time, the owner or owners of the Transferred JV Interests in ARC (“Diminution Losses”). Seller will have no liability for any Diminution Losses to the extent such Diminution Losses exceed Eleven Million Dollars ($11,000,000). An indemnification claim brought by a member of the Purchaser Indemnified Group (other than, for these purposes, ARC) pursuant to Section 11.2(a)(iv) shall, solely to the extent it seeks to recover Diminution Losses, not be subject to the 50% Limit. For the avoidance of doubt, any recovery by Purchaser or any of its Designated Affiliates of any Diminution Losses shall count against the ARC Product Indemnity Cap. The Purchaser Indemnified Group as a whole shall not, as a result of claims brought for Diminution Losses as well as other Losses, be entitled to recover monetary damages more than once between them in respect of the same underlying monetary Loss. For the avoidance of doubt, if a claim for Diminution Losses is made against Seller, Seller shall have the right to seek the determination of the Expert Arbitrator in respect of such Third Party ARC Claim in accordance with Section 11.6(c) — (h), notwithstanding that Seller may not have been previously afforded the opportunity to defend or challenge the underlying Third Party ARC Claim.
     (d) Purchaser hereby agrees to indemnify and hold the Seller Indemnified Group harmless from and against any and all Losses arising out of or resulting from:
     (i) any breach of any representation or warranty on the part of Purchaser herein;
     (ii) any breach of, or default in the performance by Purchaser of, any covenant or agreement on the part of Purchaser herein, subject to the limitations and conditions contained therein; and
     (iii) any Assumed Liabilities.
     Section 11.3. Time Limitations.
     (a) If the Closing occurs, Seller will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty (other than those in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 4.10), unless on or before the date falling eighteen (18) months after the Closing Date, Purchaser notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Purchaser. A claim with respect to the representations and warranties in Section 4.10 shall survive until the date which is 90 days after the date upon which the Liability to which any claim for breach of such representations and warranties may relate is barred by all applicable statutes of limitations (including all periods of extension, whether automatic or permissive). A claim with respect to Sections 4.1, 4.2, 4.3, 4.4, 4.5, and 4.6, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed or complied with after the Closing Date may be made at any time.
     (b) If the Closing occurs, Purchaser will have no Liability (for indemnification or otherwise) for breach of (i) a covenant or obligation to be performed or complied with before the Closing Date or (ii) a representation or warranty (other than those in Sections 5.1, 5.2, 5.3, 5.4, and 5.5), unless on or before the date falling eighteen (18) months after the Closing Date, Seller notifies Purchaser of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller. A claim with respect to Sections 5.1, 5.2, 5.3, 5.4, or 5.5 or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed or complied with after the Closing Date may be made at any time.
     Section 11.4. Limitations on Amount — Seller.
     Seller will have no liability (for indemnification or otherwise) with respect to the matters governed by Section 11.2(a)(i) or, to the extent relating to any failure to perform or comply before the Closing Date, Section 11.2(a)(ii) (i) unless the monetary value of any Losses with respect to a particular matter, when aggregated with other Losses based on substantially the same facts or circumstances, exceeds Twenty Thousand Dollars ($20,000), and (ii) until the total monetary value of all Losses with respect to such matters exceeds Five Hundred Thousand Dollars ($500,000), in which case Seller shall be liable for just the excess provided, however, that Seller will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses (i) for breaches of representations and warranties (other than those in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.10) or matters governed by Section 11.2(a)(ii) exceeds, Ten Million Dollars ($10,000,000) or (ii) for breaches of representations and warranties in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6, and 4.10 exceeds Fifty Million Dollars ($50,000,000). Seller will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses for matters governed by Section 11.2(a)(iv) exceeds Twenty Million Dollars ($20,000,000) (the “ARC Product Indemnity Cap”). Notwithstanding the foregoing, this Section will not apply to (a) Seller’s breach of any of its representations and warranties of which breach Seller had Knowledge before the date on which Seller made such representation and warranty (after giving effect to any supplements to Seller’s Schedules), or (b) Seller’s intentional breach of any covenant or obligation; Seller will be liable for all Losses with respect to such breaches.

     Section 11.5. Limitations on Amount — Purchaser.
     (a) Purchaser will have no liability (for indemnification or otherwise) with respect to the matters governed by Sections 11.2(d)(i) or, to the extent relating to any failure to perform or comply before the Closing Date, Section 11.2(b)(ii) (i) unless the monetary value of any Losses with respect to a particular matter, when aggregated with other Losses based on substantially the same facts or circumstances, exceeds Twenty Thousand Dollars ($20,000), and (ii) until the total monetary value of all Losses with respect to such matters exceeds $500,000, in which case Purchaser shall be liable for just the excess; provided, however, that Purchaser will have no liability (for indemnification or otherwise) for the amount by which the total monetary value of all Losses (i) for breaches of representations and warranties (other than those in Sections 5.1, 5.2, 5.3, 5.4 and 5.5) or matters governed by Section 11.2(d)(ii) exceeds an amount equal Ten Million Dollars ($10,000,000) or (ii) for breaches of representations and warranties in Sections 5.1, 5.2, 5.3, 5.4 and 5.5 exceeds Fifty Million Dollars ($50,000,000). Notwithstanding the foregoing, this Section will not apply to (a) Purchaser’s breach of any of its other representations and warranties of which breach Purchaser had knowledge before the date on which it made such representation and warranty, or (b) Purchaser’s intentional breach of any covenant or obligation; Purchaser will be liable for all Losses with respect to such breaches.
     Section 11.6. Procedures for Indemnification.
     (a) Whenever a claim shall arise for indemnification under this Article XI, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the party from which indemnification is sought (the “Indemnifying Party”) of such claim and, when known, the facts constituting the basis for such claim; provided, however, that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or Legal Proceeding by a third party, the Indemnified Party shall give such notice thereof to the Indemnifying Party not later than ten Business Days prior to the time any response to the asserted claim is required, if possible, and in any event within five Business Days following receipt of notice thereof; provided, further, that no delay or failure to give such notice by the Indemnified Party to the Indemnifying Party shall adversely affect any of the other rights or remedies which the Indemnified Party has under this Agreement, or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has materially prejudiced the Indemnifying Party. In the event of any such claim for indemnification resulting from or in connection with a claim or Legal Proceeding by a third party, the Indemnifying Party may (subject to Section 1.8 and except with respect to the ARC Product Issue, in respect of which Sections 11.6(c), (d), and (e) shall apply) at its sole cost and expense, assume the defense thereof by written notice within 30 calendar days, using counsel that is reasonably satisfactory to the Indemnified Party. If an Indemnifying Party assumes the defense of any such claim or Legal Proceeding, the Indemnifying Party shall be entitled to take all steps necessary in the defense thereof including the settlement of any case that involves solely monetary damages without the consent of the Indemnified Party; provided, however, that the Indemnified Party may, at its own expense, participate in any such proceeding with the counsel of its choice without any right of control thereof. The Indemnifying Party, if it has assumed the defense of any claim or Legal Proceeding by a third party as provided herein, shall not consent to, or enter into, any compromise or settlement of (which settlement (i) commits the Indemnified Party to take, or to forbear to take, any action or (ii) does not provide for a full and complete written release by such third party of the Indemnified Party), or consent to the entry of any judgment that does not relate solely to monetary damages arising from, any such claim or Legal Proceeding by a third party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. The Indemnifying Party and the Indemnified Party shall cooperate fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article XI, including, but not limited to, by providing (except with respect to the ARC Product Issue, in respect of which Sections 11.6(c), (d), and (e) shall apply) the other party with reasonable access to employees and officers (including as witnesses) and other information. So long as the Indemnifying Party is in good faith defending such claim or Legal Proceeding, the Indemnified Party shall not compromise or settle such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnifying Party does not assume the defense of any such claim or litigation in accordance with the terms hereof, the Indemnified Party may defend against such claim or Legal Proceeding in such manner as it may deem appropriate, including settling such claim or Legal Proceeding (after giving prior written notice of the same to the Indemnifying Party and obtaining the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed) on such terms as the Indemnified Party may reasonably deem appropriate, and the Indemnifying Party will promptly indemnify the Indemnified Party in accordance with the provisions of this Section 11.3.
     (b) The parties acknowledge that Seller expressly disputes any claim that ARC bears any responsibility for any losses that may be suffered or incurred by third parties arising out of or in connection with the ARC Product Issue.
     (c) Whenever any claim or Legal Proceeding by a third party is brought against ARC in connection with the ARC Product Issue (a “Third Party ARC Claim”), Purchaser shall promptly notify Seller of such Third Party ARC Claim not later than ten Business Days prior to the time any response to the asserted Third Party ARC Claim is required, if possible, and in any event within five Business Days following receipt of notice thereof and, when known, the facts constituting the basis for such Third Party ARC Claim. Upon receipt by Seller of such notice, Seller may at its election either (i) promptly acknowledge that such Third Party ARC Claim is a Valid Claim or (ii) cooperate with Purchaser in good faith for a period of ten (10) Business Days in an attempt to mutually agree that such Third Party ARC Claim is a Valid Claim. If following that ten (10) Business Day period, Seller and Purchaser have not been able to mutually agree that such Third Party ARC Claim is a Valid Claim, then Seller shall be and remain liable for indemnification pursuant to Section 11.2(a)(iv), and shall indemnify the Purchaser Indemnified Group for any Losses in accordance therewith, unless and until a determination is made by an expert single arbitrator appointed pursuant to this Section 11.6(c) (the “Expert Arbitrator”), in arbitration proceedings conducted pursuant to Section 11.6(e) below, that the relevant Third Party ARC Claim is not a Valid Claim. If the Seller wishes the Expert Arbitrator to determine whether a Third Party ARC Claim is a Valid Claim, Seller shall give written notice thereof to Purchaser and the parties will seek in good faith to mutually agree on the identity of the Expert Arbitrator. Failing such agreement within thirty (30) Business Days from the date of receipt by Purchaser of such notice from Seller, the Expert Arbitrator will be selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The Expert Arbitrator shall, whether agreed by the parties or selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association, be a single arbitrator who has not less than 7 years’ experience practicing as an attorney-at-law in the United States in the dispute resolution field and who has not less than 10 years’ particularized knowledge regarding product liability and recall claims in the automotive industry in the United States.
     (d) For purposes of this Agreement, a “Valid Claim” shall be a Third Party ARC Claim that is either mutually agreed by the parties in writing, or determined by the Expert Arbitrator, in arbitration proceedings conducted pursuant to Section 11.6(e) below, to be a claim in respect of which it cannot be said that the relevant third party has no real prospect of succeeding in its claim if the matter were to come before a court or arbitral body of competent jurisdiction.
     (e) In the event that Seller wishes the determination of the Expert Arbitrator as to whether a Third Party ARC Claim is a Valid Claim pursuant to Section 11.6(c), the arbitration conducted by the Expert Arbitrator shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the determination rendered by the Expert Arbitrator may be entered in any court having jurisdiction thereof. The parties will jointly advise the Expert Arbitrator that they desire an expedited arbitration process that will, to the extent practicable, result in any arbitration award being entered within three (3) months of confirmation of the Expert Arbitrator’s appointment. If the Expert Arbitrator determines that the relevant Third Party ARC Claim is a Valid Claim, Seller’s indemnification obligation pursuant to Section 11.2(a)(iv) in respect of such Third Party ARC Claim shall not be qualified by Sections 11.6(c), (d) and (e). If the Expert Arbitrator determines that the relevant Third Party ARC Claim is not a Valid Claim, Purchaser shall, within ten (10) Business Days after such determination, pay to Seller an amount equal to the amount of any Losses in respect of which Seller has prior to the date thereof indemnified the Purchaser Indemnified Group pursuant to Sections 11.2(a)(iv) and 11.6(c) in respect of such Third Party ARC Claim.
     (f) Any Losses suffered by the Purchaser Indemnified Group as a result of a Third Party Claim being the subject of a decision or award in favor of the relevant third party by a court or arbitral body of competent jurisdiction shall not be subject to the provisions of Sections 11.6(c), (d) and (e) hereof, and Seller’s indemnification obligation pursuant to Section 11.2(a)(iv) shall not be qualified by Sections 11.6(c), (d) and (e).
     (g) The parties acknowledge that from Closing ARC will not be a controlled Affiliate of Purchaser and that, accordingly, Purchaser may not be able to procure that Seller is able to assume the defense of Third Party ARC Claims, or that Seller has unfettered access to employees and officers of ARC and other information of ARC in connection with Third Party ARC Claims. Purchaser agrees to use its commercially reasonable best efforts (including without limitation by exercise of its rights as a shareholder of ARC) to cause ARC (a) to reasonably cooperate with Seller and Seller’s insurance providers to process any Third Party ARC Claim, and (b) to permit Seller to assume the defense of Third Party ARC Claims.
     (h) If Purchaser, notwithstanding that from Closing ARC will not be a controlled Affiliate of Purchaser, is able to cause ARC to agree in writing at the relevant time to permit Seller to assume the defense of a Third Party ARC Claim, using counsel that is reasonably satisfactory to Purchaser and ARC, and otherwise in accordance with the provisions of Section 11.6(a), then Seller shall have no right to seek to have the Expert Arbitrator make any determination and Seller’s indemnification obligation pursuant to Section 11.2(a)(iv) shall not be qualified by Sections 11.6(c), (d) and (e). For the avoidance of doubt, if Seller is permitted by ARC to assume the defense of a Third Party ARC Claim in accordance with the provisions of Section 11.6(a), but Seller elects not to assume such defense or fails to give written notice so to assume within 30 calendar days after receipt of such permission from ARC, then Seller shall have no right to seek to have the Expert Arbitrator make any determination as to whether the relevant Third Party ARC Claim is a Valid Claim and Seller’s indemnification obligation pursuant to Section 11.2(a)(iv) shall not be qualified by Sections 11.6(c), (d) and (e).
     Section 11.7. Exclusive Remedy.
     Except in the case of fraud by any party or any acts by Purchaser in violation of Section 363(n) of the Bankruptcy Code, and except as provided in Article XIII with respect to the Breakup Fee, the Expense Reimbursement and the Deposit Amount and in Article XIV with respect to Taxes, Purchaser and Seller agree that the provisions set forth in this Article XI, the Deposit Agreement and the Escrow Agreement for the Indemnity Escrow shall be their sole and exclusive remedy for any claims or causes of action for money damages arising out of, based upon or resulting from the provisions of this Agreement and the transactions contemplated hereby and waive to the fullest extent permitted by applicable law any and all such other claims or causes of action for money damages, whether sounding in contract, tort or otherwise, and whether asserted at law or in equity. Nothing in this Agreement shall impair or limit any remedy Seller may have for any breach by Purchaser of Section 363(n) of the Bankruptcy Code.
     Section 11.8. Tax Treatment of Indemnification Payments.
     Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Seller, Purchaser, the Acquired Company and their respective Affiliates shall treat any and all payments under this Article XI as an adjustment to the Final Consideration for all Tax purposes. Seller and Purchaser agree, for all Tax purposes, to allocate any such adjustment among the Acquired Company and/or the Purchased Assets based upon the item or items to which such adjustment is principally attributable.

     Section 11.9. Escrow; Right of Setoff.
     Purchaser shall have the rights of setoff as provided in the Escrow Agreement for the Indemnity Escrow. Neither the exercise or nor the failure to exercise such rights of setoff or to give notice of a claim under the Escrow Agreement for the Indemnity Escrow will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE XII
NON-COMPETITION; NON-SOLICITATION; STANDSTILL
     Section 12.1. Non-competition; non-solicitation.
     (a) During the period commencing on the Closing Date and ending on the third anniversary of the Closing Date; Seller will not, and will not permit any of its Affiliates to,
     (i) anywhere in the world, directly or indirectly, alone or in association with any Person, own, share in the earnings of, invest in the stock, bonds or other securities of, manage, operate, control, participate in the ownership, management, operation, or control of, finance (whether as a lender, investor or otherwise), or guaranty the obligations of, any Person that is engaged in the design, manufacture, assembly, marketing, sale or distribution of (a) metallic thin wall engine bearings, bushings, or thrust washers, (b) steel or cast iron piston rings, (c) cast iron cylinder liners, or (d) heavy duty steel cam shafts, in each case, for internal combustion engines, transmissions, drivetrains or electric motors, for use in the automotive, commercial vehicle, off-highway or industrial markets or related aftermarkets (a “Competing Activity”); or
     (ii) directly or indirectly (i) cause, induce or attempt to cause or induce any customer, strategic partner, supplier, distributor, landlord or others doing business with the Business to cease or reduce the extent of its business relationship with the Business or to deal with any competitor of the Business or (ii) in any way interfere with the relationship between the Business on the one hand and any customer, strategic partner, supplier, distributor, landlord or others doing business with the Business on the other hand;
     (b) Nothing contained in Section 12.1(a) above shall be construed to prohibit Seller or any of its Affiliates from directly or indirectly:
     (i) investing in stock, bonds or other securities of any Person engaged in a Competing Activity (but without otherwise participating in such business), if (A) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 and (B) such investment does not exceed, in the case of any class of the capital stock of any one issuer, 10% of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, 10% of the aggregate principal amount thereof issued and outstanding;
     (ii) manufacturing and supplying products and goods which are not part of a Competing Activity to competitors of Purchaser;
     (iii) after the first anniversary of the Closing Date, acquiring the stock or assets of, or entering into a transaction, joint venture, or other business relationship with respect to a Competing Activity with a Person that engages, directly or indirectly, in a Competing Activity if such Competing Activity accounts for less than the greater of twenty percent (20%) or Fifty Million Dollars ($50,000,000) of such Person’s consolidated annual revenues, and Seller and its Affiliates shall use reasonable best efforts to, or use reasonable best efforts to cause any joint venture partner or Person to, divest any such business segment that engages in such Competing Activity to a Person on terms and conditions that are commercially reasonable within a period of twelve (12) months from the date of such acquisition, transaction, joint venture or other business relationship; or
     (iv) performing its obligations under the Victor Reinz Distribution Agreement or any of the Transition Agreements.
     For purposes of this Agreement, the term “participate” includes any direct or indirect interest, whether as partner, sole proprietor, trustee, beneficiary, agent, representative, independent contractor, consultant, advisor, provider of personal services, creditor or owner (other than by ownership of less than five percent (5%) of the stock of a corporation that has a class of equity securities registered under the Securities Exchange Act of 1934, as amended).
     (c) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Seller will not, and will not permit any of its Affiliates to, solicit any Acquired Company Employee or Transferred Employee (at a time when such person is an employee of Purchaser or any of its Subsidiaries) to terminate his or her employment relationship with Purchaser or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Seller or any of its Subsidiaries from advertising publicly or from employing persons who respond to any such advertising whether or not such persons are then employed by Purchaser or any of its Subsidiaries, or from employing any individual who contacts Seller or any of its Subsidiaries on an unsolicited basis.
     Section 12.2. Non-solicitation of Seller Employees.
     Purchaser covenants and agrees that for a period of two years following the Closing Date or termination of this Agreement pursuant to Section 13.1 it shall not, and shall cause its Subsidiaries not to, solicit any employee of Seller or any of its Subsidiaries (at a time when such person is an employee of Seller or any of its Subsidiaries) to terminate his or her employment relationship with Seller or any of its Subsidiaries; provided, however, that nothing herein shall prohibit Purchaser or any of its Subsidiaries from advertising publicly or making other general solicitations or from employing persons who respond to any such advertising or solicitation whether or not such persons are then employed by Seller or any of its Subsidiaries, or from employing any individual who contacts Purchaser or any of its Subsidiaries on an unsolicited basis.
     Section 12.3. Standstill.
     Purchaser agrees that, for a period of two years from the Closing Date or termination of this Agreement pursuant to Section 13.1, neither Purchaser nor any of its affiliates (as such term is defined in Rule 12b-2 of the Exchange Act) will (and neither Purchaser nor they will assist or encourage others to), without the prior written consent of Seller, any successor to or person in control of Seller, or its Board of Directors or in connection with any sale or reorganization procedures undertaken under the Bankruptcy Code: (i) acquire or agree, publicly offer, publicly seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership (including, without limitation, beneficial ownership as defined in Rule 13d-3 of the Exchange Act) of any voting securities or direct or indirect rights or options to acquire any voting securities of Seller or any of its Subsidiaries, or any reorganized successor to Seller, any of the assets or businesses of Seller or any of its Subsidiaries or divisions thereof or any bank debt, claims or other obligations of Seller or any rights or options to acquire (other than those currently owned) such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of Seller or to obtain representation on Seller’s Board of Directors, or solicit, or participate in the solicitation of, any proxies or consents with respect to any securities of Seller, or make any public announcement with respect to any of the foregoing or request permission to do any of the foregoing; (iii) make any public announcement with respect to, or publicly submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving Seller or its securities or assets; (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any of the foregoing; (v) publicly seek or request permission or participate in any effort to do any of the foregoing or make or seek permission to make any public announcement with respect to the foregoing; or (vi) publicly request Seller or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 12.3.
     Section 12.4. Remedies.
     Purchaser and Seller each acknowledge that the time, scope and other provisions of this Article XII have been specifically negotiated by sophisticated commercial parties and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances. It is further agreed that other remedies cannot fully compensate Purchaser for a violation by Seller of the terms of this Article XII and that Purchaser shall be entitled to injunctive relief to prevent any such violation or continuing violation by Seller. It is the intent and understanding of each party hereto that if, in any Legal Proceeding, any term, restriction, covenant or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable.

ARTICLE XIII
TERMINATION
     Section 13.1. Termination.
     This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
     (a) upon the written agreement of Purchaser and Seller;
     (b) (i) by Purchaser if a material breach of any provision of this Agreement has been committed by Seller and such breach has not been cured within 20 calendar days of written notice thereof or otherwise been waived or (ii) by Seller if a material breach of any provision of this Agreement has been committed by Purchaser and such breach has not been cured within 20 calendar days of written notice thereof or otherwise been waived;
     (c) by Purchaser, if the Closing has not occurred on or before June 30, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Purchaser to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;
     (d) by Seller, if the Closing has not occurred on or before June 30, 2007, and the failure to consummate the transactions contemplated by this Agreement on or before such date did not result from the failure by Seller to fulfill any undertaking or commitment provided for herein that is required to be fulfilled prior to the Closing;
     (e) by Seller, if Seller accepts or the Bankruptcy Court approves an alternative Qualified Bid for any of the Purchased Shares or Purchased Assets;
     (f) by Purchaser, if (i) any of the conditions set forth in Sections 8.1, 8.2, or 8.7 are not capable of being satisfied; or (ii) any of the conditions set forth in Section 8.3, 8.4, 8.5, 8.6, 8.8, or 8.9 are not capable of being satisfied;
     (g) by Seller, if (i) any of the conditions set forth in Sections 9.3, 9.4, 9.5, 9.6 or 9.8 are not capable of being satisfied or (ii) any of the conditions set forth in Sections 9.1, 9.2, or 9.7 are not capable of being satisfied;
     (h) by either Purchaser or Seller if there shall be in effect any Law that prohibits the consummation of the Closing or if consummation of the Closing would violate any Final Order of any Governmental Body having competent jurisdiction;
     (i) by Purchaser, if (i) any of the Cases are converted from a case under Chapter 11 of the Bankruptcy Code to a case under Chapter 7 of the Bankruptcy Code without the prior written consent of Purchaser, (ii) a plan of reorganization is filed by the Seller which does not provide for the sale of the Purchased Assets to Seller under this Agreement, (iii) a Chapter 11 trustee in the Cases is appointed;

     (j) by Purchaser, if the Bidding Procedures Order (A) shall not have been entered by the Bankruptcy Court on or prior to the 45th day following the date of this Agreement or (B) thereafter shall fail to be in full force and effect or shall have been stayed, reversed, modified or amended in any respect without the prior written consent of Purchaser;
     (k) by Purchaser, if the Approval Order (A) shall not have been entered by the Bankruptcy Court on or prior to the 90th day following the date of this Agreement or (B) thereafter shall fail to be in full force and effect or shall have been stayed for more than 15 Business Days, reversed, modified or amended in any respect without the prior written consent of Purchaser; or
     (l) by Purchaser in accordance with Section 6.14(b).
     Section 13.2. Effect of Termination.
     (a) In the event of termination under Sections 13.1(b), 13.1(c), 13.1(d), 13.1(e), 13.1(f), 13.1(g), 13.1(h), 13.1(i), 13.1(j), 13.1(k), or 13.1(l) written notice thereof shall be given to the other party and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by either party, upon delivery of such notice, except that Article XII and Sections 16.9, 16.10, 16.11, 16.13, 16.14, 16.15, 16.16, and 16.17 shall also survive such termination. Upon any termination hereof pursuant to Section 13.1, no party hereto shall thereafter have any further liability or obligation hereunder or under any Transition Agreement (except as expressly provided herein or therein).
     (b) Breakup Fee. In the event that this Agreement is terminated by Seller pursuant to Section 13.1(e), Seller shall pay to Purchaser a fee (the “Breakup Fee”) equal to Two Percent (2%) of the Initial Cash Consideration, such fee to be payable on the closing of the Alternative Transaction. No Breakup Fee shall be payable to the extent the closing of the Alternative Transaction does not occur. Such payment will be made by wire transfer in immediately available funds to an account designated by Purchaser. Purchaser shall have the right to be paid the Breakup Fee from the first proceeds of the Alternative Transaction for any of the Purchased Shares or Purchased Assets. The Parties acknowledge and agree that the Breakup Fee represents Purchaser’s fee for its work in establishing a bid standard or minimum for other Qualified Bids and for serving, by its name and its expressed interest, as a catalyst for other Qualified Bids.
     (c) Reimbursement of Expenses. In the event that this Agreement is terminated (i) by Seller pursuant to Section 13.1(e) or (ii) by Purchaser pursuant to Section 13.1(b)(i) or Section 13.1(f)(i), Seller shall pay or reimburse Purchaser for all of Purchaser’s and its Affiliates’ actual out-of-pocket costs, fees, expenses (including, without limitation, the reasonable fees and expenses of consultants, financial advisors, accountants and attorneys), incurred by Purchaser or its Affiliates in connection with the transactions contemplated by this Agreement, whether or not incurred before or after the date of this Agreement, in an amount not to exceed One Percent (1%) of the Initial Cash Consideration (the “Expense Reimbursement”), such reimbursement to be payable, in the case of a termination pursuant to Section 13.1(e), on the earlier to occur of (i) the closing of the Alternative Transaction, and (ii) the consummation of the plan of reorganization by the Debtors, and, in the case of a termination pursuant to Section 13.1(b)(i) or Section 13.1(f)(i), within ten (10) Business Days after such termination. Purchaser shall present reasonable supporting documentation for the Expense Reimbursement.
     (d) Release of Deposit.
     (i) If this Agreement is terminated pursuant to Sections 13.1(a), 13.1(b)(i), 13.1(c), 13.1(d), 13.1(e), 13.1(f), 13.1(g)(i), 13.1(h), 13.1(i), 13.1(j), 13.1(k) or 13.1(l) the Deposit Agent will wire transfer the Deposit Amount to an account designated by Purchaser.
     (ii) In the event this Agreement is terminated pursuant to Sections 13.1(b)(ii) or 13.1(g)(ii) the Deposit Agent will wire transfer the Deposit Amount to an account designated by Seller.
     (iii) In the event the terms of this Section 13.2(c) conflict with the terms of the Deposit Agreement, this Agreement shall govern.
     (e) If this Agreement is terminated as permitted by Section 13.1 in circumstances in which the Breakup Fee and/or the Expense Reimbursement are payable to Purchaser pursuant to Section 13.2, the return of the Deposit Amount pursuant to the terms of the Deposit Agreement and the payment of the Breakup Fee and/or the Expense Reimbursement shall be the sole and exclusive remedy of Purchaser, whether at law or in equity, for any breach by Seller or any of its Affiliates of the terms and conditions of this Agreement or the Deposit Agreement; provided, however, that if either (a) Purchaser terminates this Agreement pursuant to Section 13.1(b)(i) or Section 13.1(f)(i) as a result of a willful breach by Seller of its obligations set forth in this Agreement, or (b) this Agreement is terminated by either party pursuant to Section 13.1(f)(ii) or Section 13.1(g)(i) as a result of the conditions set forth in paragraph 1 of Schedule 8.6 or paragraph 1 of Schedule 9.6 not being satisfied, then Seller shall be liable to Purchaser for damages occasioned by such breach in an amount that does not exceed an amount equal to One Million Nine Hundred Fifty Thousand Dollars ($1,950,000). If this Agreement is terminated by Seller in circumstances in which the Deposit Amount is payable to Seller pursuant to Section 13.2(d), the forfeiture of the entire Deposit Amount pursuant to Section 13.2(d)(ii) hereof shall be the sole and exclusive remedy of Seller or its bankruptcy estate, whether at law or in equity, for any breach, other than a breach of Section 363(n) of the Bankruptcy Code, by Purchaser or any of its Affiliates. The parties agree that the amounts payable pursuant to this Section shall be in the nature of liquidated damages. In the event of a breach by Purchaser or any of its Affiliates of Section 363(n) of the Bankruptcy Code, Seller shall be entitled to keep the Deposit Amount and to pursue any other remedies available under Section 363(n) of the Bankruptcy Code. Notwithstanding anything to the contrary contained in this Agreement, the entry of the Bidding Procedures Order by the Bankruptcy Court is a condition precedent to Sellers’ obligation to pay, and payment of, the Breakup Fee and Expense Reimbursement as otherwise required by this Section 13.2. Subject to the approval of the Bankruptcy Court, the obligations of Seller to pay the Breakup Fee and the Expense Reimbursement shall survive termination of this Agreement and shall be entitled to superpriority administrative expense claim status in the Cases, senior to all other superpriority administrative expense claims in the Cases, other than those arising out of the Seller Financing, and payable without further order of the Bankruptcy Court pursuant to the terms of this Agreement and the Bidding Procedures Order, and the obligation to pay the Breakup Fee and the Expense Reimbursement in full in cash when due shall not be discharged, modified, or otherwise affected by any plan of reorganization or liquidation for Seller.
ARTICLE XIV
TAX MATTERS
     Section 14.1. Tax Indemnification.
     (a) To the extent not paid or accrued (including the payment of estimated Taxes) before Closing or reflected on the Closing Statement of Net Assets, Seller shall indemnify Purchaser and its Affiliates and hold them harmless from all liability for (A) Excluded Taxes, (B) Taxes arising from or in connection with any breach by Seller of any covenant contained in this Article XIV (but only to the extent appropriate to reflect the relative fault of Seller, on the one hand, and Purchaser, on the other hand); (C) Seller’s responsibility for any Transfer Taxes in accordance with Section 14.9; and (D) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) through (C).
     (b) Purchaser shall indemnify Seller and its Affiliates and hold them harmless from all liability for (A) any and all Taxes imposed on or payable with respect to the Acquired Company or the Business, other than Excluded Taxes, (B) Purchaser’s responsibility for any Transfer Taxes in accordance with Section 14.9, (C) Taxes arising from or in connection with any breach by Purchaser of any covenant contained in this Article XIV (but only to the extent appropriate to reflect the relative fault of Purchaser, on the one hand, and Seller, on the other hand) and (D) all costs and expenses, including reasonable legal fees and expenses, attributable to any item in clauses (A) through (C).
     (c) Any indemnity payment to be made pursuant to this Section 14.1 shall be paid no later than the latest of (i) ten (10) days after the indemnified party makes written demand upon the indemnifying party, (ii) five (5) days prior to the date on which the underlying amount is required to be paid by the indemnified party, and (iii) five (5) days after any dispute about the liability for or amount of such indemnity payment is resolved.
     (d) The indemnification provisions in this Section 14.1 shall survive the Closing until 90 days after the expiration of the applicable statute of limitations for the Tax giving rise to the claim for indemnification.
     (e) The Closing Statement of Net Assets is to reflect (i) prepaid Property Taxes as an asset and (ii) accrued Property Taxes as a liability. The parties agree that all

Property Taxes imposed on or with respect to the Purchased Assets or the Acquired Company will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such Property Tax will be borne by Seller for all Pre-Closing Tax Periods (including the portion of a Straddle Period through the Closing Date) and by Purchaser for all Post-Closing Tax Periods (including the portion of a Straddle Period after the Closing Date) . Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller or any of its Affiliates pays (either before or after Closing) any such Property Tax with respect to a Post-Closing Tax Period, Purchaser will reimburse Seller upon demand for the amount of such Property Tax to the extent it is not reflected as an asset on the Closing Statement of Net Assets; and (ii) if Purchaser or any of its Affiliates pays (after Closing) any such Property Tax with respect to a Pre-Closing Tax Period, Seller will reimburse Purchaser upon demand for the amount of such Property Tax to the extent it is not reflected as a liability on the Closing Statement of Net Assets.
     Section 14.2. Preparation and Filing of Tax Returns.
     (a) Seller shall timely prepare and file or shall cause to be timely prepared and filed: (i) any combined, consolidated, unitary or similar Tax Return that includes the Acquired Company and Seller or any of its Affiliates; (ii) any other Tax Return for any Income Tax of the Acquired Company for any Pre-Closing Tax Period other than a Pre-Closing Tax Period which is included within a Straddle Period; and (iii) any other Tax Returns with respect to the Business which are due prior to the Closing Date (taking into account valid extensions of the time to file). Purchaser shall not (and shall not cause the Acquired Company to) amend or revoke such Tax Returns (or any notification or election relating thereto).
     (b) Except as permitted by this Agreement or required by applicable Law, Seller shall not take, and shall procure that after the Closing Date none of its Affiliates will take, any action, or omit to take any action, that could result in any increase or acceleration in the due date in connection with the Taxes of the Acquired Company.
     (c) Purchaser shall, except to the extent that such Tax Returns are the responsibility of Seller under Section 14.2(a), timely prepare and file or shall cause to be timely prepared and filed all Tax Returns with respect to the Acquired Company and the Purchased Assets (other than Tax Returns of Seller or any of its Subsidiaries excluding the Acquired Company). For any Tax Return of the Acquired Company that relates to a Pre-Closing Tax Period and that is the responsibility of Purchaser under this Section 14.2(c), Purchaser shall, and shall cause its Affiliates to, prepare such Tax Return in a manner consistent with past practices of the Acquired Company and with respect to the Purchased Assets and in the case of any Income Tax or Property Tax, Purchaser shall deliver to Seller for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of such proposed Tax Return (accompanied, in the case of a Straddle Period Tax Return, by an allocation between the Pre-Closing Tax Period and the Post-Closing Tax Period of the Taxes shown to be due on such Tax Return) at least thirty Business Days prior to the due date (giving effect to any validly obtained extensions) thereof. Purchaser shall reflect in good faith any comments received from Seller within ten Business Days following Seller’s receipt of such Tax Return. Purchaser shall not amend or revoke any Straddle Period Tax Return (or any notification or election relating thereto) without Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall promptly reimburse Seller for any overpayment of Taxes with respect to a Pre-Closing Tax Period, including by reason of the payment of any estimated Taxes by Seller or its Affiliates. For purposes of this Section 14.2(c), Seller shall not be deemed to unreasonably withhold, condition or delay approval or consent if such approval or consent may have the effect of increasing Seller’s indemnification liability under this Agreement or otherwise result in a cost, not reimbursed by Purchaser, to Seller or its Affiliates.
     (d) The parties shall provide each other with such powers of attorney or other authorizing documentation as are reasonably necessary to authorize them to execute and file Tax Returns they are responsible for under this Agreement, file refund and equivalent claims for Taxes they are responsible for under this Agreement, and contest, settle, and resolve any audits and disputes over which they have control under this Article XIV.
     Section 14.3. Refunds, Credits and Carrybacks.
     (a) Seller shall be entitled to any refunds of, and the benefit of any prepayment or credits of or against, any Excluded Taxes, and shall be entitled to the benefits of any Tax prepayments made or other deductions or credits earned during a Pre-Closing Tax Period but applied against Taxes that are not Excluded Taxes. Purchaser shall, at Seller’s reasonable request and at Seller’s expense, cause the relevant entity to file for and use commercially reasonable efforts to obtain any refund to which Seller is entitled. Except as provided in the preceding sentence, and subject to Section 14.3(c), Purchaser shall be entitled to any refunds of, and the benefit of any prepayments or credits of or against, any Taxes of the Acquired Company and the Business relating to Post-Closing Tax Periods.
     (b) Purchaser shall, and shall cause the Acquired Company to, promptly forward to Seller or reimburse Seller for any refunds or the use of any prepayments, deductions or credits of Taxes due Seller (pursuant to the terms of this Article XIV) after receipt thereof, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits of Taxes due Purchaser (pursuant to the terms of this Article XIV) after receipt thereof.
     (c) Purchaser shall cause the Acquired Company to elect, where permitted by applicable Law, to carry forward any item of loss, deduction or credit which arises in or is attributable to any taxable period ending after the Closing Date and is not used in such period. Without the prior written consent of Seller, Purchaser shall not cause or permit the Acquired Company to carry back to any Pre-Closing Tax Period any item of loss, deduction or credit which arises in or is attributable to any taxable period ending after the Closing Date. For purposes of this Section 14.3(c), Seller shall not be deemed to unreasonably withhold, condition or delay consent if such consent may have the effect of increasing Seller’s indemnification liability under this Agreement or otherwise result in a cost to Seller, not reimbursed by Purchaser, or its Affiliates.
     Section 14.4. Tax Contests.
     (a) If any taxing authority asserts a Tax Claim in respect of the Acquired Company, then the party hereto first receiving notice of such Tax Claim shall provide written notice thereof to the other party or parties hereto within fourteen (14) calendar days; provided, however, that the failure of such party to give timely notice shall not relieve the other party of any of its obligations under this Article XIV, except to the extent that the other party is rendered unable to timely and adequately contest the subject Tax (without being required first to pay all or part of the subject Tax) or to adequately defend against or prosecute the Tax Claim. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.
     (b) Seller shall have the right to control any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) of the Acquired Company for any taxable period that ends on or before the Closing Date or for any taxable period of Seller or any of its Affiliates during which any combined, consolidated or unitary Tax Return includes the Acquired Company and Seller or any of its Affiliates; provided, however, that with respect to any Tax Proceeding solely in respect of the Acquired Company that would reasonably be expected to have a significant adverse impact on Purchaser and its Affiliates (i.e., one for which Purchaser and its Affiliates are not entitled to indemnification under this Article XIV), (i) Seller shall consult with Purchaser before taking any significant action in connection with such Tax Proceeding, (ii) Seller shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, and (iii) Seller shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.
     (c) In the case of a Tax Proceeding for a Straddle Period of the Acquired Company, Purchaser shall have the right to control such Tax Proceeding; provided, however, that (i) Purchaser shall provide Seller with a timely and reasonably detailed account of each phase of such Tax Proceeding, (ii) Purchaser shall consult with Seller before taking any significant action in connection with such Tax Proceeding, (iii) Purchaser shall consult with Seller and offer Seller an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Seller shall be entitled to participate in such Tax Proceeding, at its own expense, if such Tax Proceeding could have an adverse impact on Seller or any of its Affiliates and (vi) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, of Seller if such settlement, compromise or abandonment would have an adverse impact on Seller or any of its Affiliates.

     (d) Purchaser shall have the right to control any Tax Proceeding involving the Acquired Company other than a Tax Proceeding described in Sections 14.4(b) or 14.4(c); provided, however, that Purchaser shall not settle, compromise or abandon any such Tax Proceeding, if such action would reasonably be expected to have a significant adverse impact on Seller or any Affiliate of Seller.
     Section 14.5. Cooperation.
     Each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in (a) filing any Tax Return, amended Tax Return or claim for refund, (b) determining a liability for Taxes or an indemnity obligation under this Article XIV or a right to refund of Taxes, (c) conducting any Tax Proceeding or (d) determining an allocation of Taxes between a Pre-Closing Tax Period and Post-Closing Tax Period. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and any other relevant information, which any such party may possess. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to or including the Closing Date until the later of (x) the expiration of the statute of limitations (taking into account any extensions) for the Tax periods to which the Tax Returns and other documents relate or (y) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them after offering the other party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other party’s own expense. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.
     Section 14.6. Net Operating Losses and Timing Differences.
     Purchaser agrees that if an adjustment pursuant to a Tax Proceeding and in connection with any Excluded Tax increases the amount of depreciation, amortization or other deductions allowable to Purchaser or any of its Affiliates in one or more taxable periods following the date of the adjustment, Purchaser shall pay to Seller the amount of any Tax benefit realized from such increased depreciation, amortization or other deductions within thirty (30) calendar days of filing the Tax Return in which such Tax benefit is realized or utilized. The Tax benefit realized by Purchaser with respect to such future deductions shall be deemed to be equal to the product of (i) the net present value of the additional deductions allowable to Purchaser or any of its Affiliates as a result of the adjustment (using a discount rate equal to the prime rate of interest announced publicly by JPMorgan Chase Bank on the date of the adjustment) and (ii) the highest marginal Tax rate in effect in the year during which the adjustment is made.

     Section 14.7. Tax Treatment of Indemnification Payments.
     Except as otherwise required pursuant to a “determination” under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign Law), Seller, Purchaser, the Acquired Company and their respective Affiliates shall treat any and all payments under this Article XIV as an adjustment to the purchase price for all Tax purposes. Seller and Purchaser agree, for all Tax purposes, to allocate any such adjustment among the Acquired Company and/or the Purchased Assets based upon the item or items to which such adjustment is principally attributable.
     Section 14.8. Additional Tax Covenants.
     Purchaser shall not make, and shall cause its Affiliates not to make, an election under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder (or any comparable election applicable Tax Law) with respect to the Acquired Company without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed. For purposes of this Section 14.8, Seller shall not be deemed to unreasonably withhold, condition or delay consent if such consent may have the effect of increasing Seller’s indemnification liability under this Agreement or otherwise result in a cost to Seller, not reimbursed by Purchaser, or its Affiliates.
     Section 14.9. Transfer Taxes.
     To the extent that any sales, use, registration, transfer (including all stock transfer and all real estate transfer and conveyance and recording fees, if any), stamp, stamp duty reserve, stamp duty land tax, VAT, or other similar Taxes and all notarial fees (collectively, “Transfer Taxes”) that may be imposed upon, payable, collectible or incurred in connection herewith and the transactions contemplated hereby are recoverable (by way of refund, credit, or otherwise) by Purchaser or any of its Affiliates from the relevant tax authorities under applicable Law, such Transfer Taxes shall be paid entirely by Purchaser. Any Transfer Taxes that are not recoverable by Purchaser or any of its Affiliates shall be borne equally by Purchaser and Seller. Seller and Purchaser shall cooperate in the execution and filing of any Tax Returns, affidavits or other documents relating to any Transfer Taxes.
     Section 14.10. Other Agreements.
     After the Closing, this Article XIV shall supersede any and all Tax-sharing or similar agreements to which (i) the Acquired Company and (ii) Seller or any of its Affiliates (excluding the Acquired Company) are parties. Neither the Acquired Company nor Seller (and/or such Affiliates) shall have any obligation or right with respect to each other under any such prior agreement after the Closing.
ARTICLE XV
DEFINITIONS AND TERMS
     As used in this Agreement, the following terms shall have the meanings set forth below:

     Section 15.1. Acquired Company.
     “Acquired Company” has the meaning set forth in Section 1.1.
     Section 15.2. Acquired Company Contract.
     “Acquired Company Contract” means all Contracts to which the Acquired Company is a party (including, but not limited to, any Contract that is an unexpired lease).
     Section 15.3. Acquired Company Employee.
     “Acquired Company Employee” means any individual who is employed by the Acquired Company immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness or other approved leave of absence, and who is listed on Schedule 15.3.
     Section 15.4. Acquired Company Intellectual Property.
     “Acquired Company Intellectual Property” means the Intellectual Property that is owned, in whole or in part, by the Acquired Company, including without limitation the Intellectual Property identified on Schedule 15.4.
     Section 15.5. Acquired Company Leased Real Property.
     “Acquired Company Leased Real Property” has the meaning set forth in Section 4.11(a).
     Section 15.6. Acquired Company Owned Property.
     “Acquired Company Owned Property” has the meaning set forth in Section 4.11.
     Section 15.7. Acquired Company Owned Real Property.
     “Acquired Company Owned Real Property” has the meaning set forth in Section 4.11(a).
     Section 15.8. Acquired Equipment.
     “Acquired Equipment” means (a) the Purchased Equipment and (b) all machinery, equipment, furniture, automobiles, trucks, tractors, trailers, tools, tooling and other tangible personal property of the Acquired Company, including without limitation, the items set forth on Schedule 15.8.
     Section 15.9. Acquired Intellectual Property.
     “Acquired Intellectual Property” means (a) the Purchased Intellectual Property and (b) the Acquired Company Intellectual Property.

     Section 15.10. Acquired Inventory.
     “Acquired Inventory” means (a) the Purchased Inventory and (b) all inventories and supplies of raw materials, works-in-process, finished goods, spare parts, supplies, storeroom contents and other inventoried items of the Acquired Company.
     Section 15.11. Affiliate.
     “Affiliate” means, as to any Person, (a) any Subsidiary of such Person and (b) any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of management and policies of Person, whether through the ownership of voting securities, by contract or otherwise.
     Section 15.12. Affinia.
     “Affinia” means Affinia Group Inc.
     Section 15.13. Affinia Agreements.
     “Affinia Agreements” means each of: the Brazilian Distribution Agreement, dated March 14, 2005, between Affinia Automotiva Ltda, Seller, Dana-Albarus S.A. Industria E Comercio, Dana Industrias Ltda. and Echlin Do Brasil Industria E Comercio (the “Brazil Distribution Agreement”); the Brazilian Trademark License Agreement, dated November 30, 2004, between AAG Brasil Ind. E. Com. de Autopecas Ltda., Seller, Dana-Albarus S.A. Industria E Comercio, Dana Industrias Ltda., Echlin Do Brasil Industria E Comercio and Dana Argentina S.A. (the “Brazil Trademark License Agreement”); the Argentine Commission Agreement, dated December 1, 2004, between Brake Parts Argentina S.A., Dana Argentina, S.A., Dana San Juan S.A. and Dana San Luis S.A. (the “Argentine Commission Agreement”); the Argentine Trademark License Agreement, dated November 30, 2004, between Brake Parts Argentina S.A. and Seller (the “Argentina Trademark License Agreement”); the Sales Agreement (Dana Global Sales), dated November 30, 2004, between AAG Acquisition Corporation and the Clevite Engine Products division of Seller, as amended (the “Dana Global Sales Agreement”); the Sales Agreement (CARQUEST), dated November 30, 2004, between Wix Filtration Corp. and the Clevite Engine Products division of Seller; and the ADMS Services Agreement, dated November 30, 2004, between AAG Acquisition Corp. and the Clevite Engine Products division of Seller.
     Section 15.14. Affinia Agreements Transfer.
     “Affinia Agreements Transfer” has the meaning set forth in Section 6.16(a).
     Section 15.15. Affinia Consent.
     “Affinia Consent” has the meaning set forth in Section 6.16(b).
      Section 15.16. Affinia Split Agreements.
     “Affinia Split Agreements” has the meaning set forth in Section 6.16(b).

     Section 15.17. Aftermarket Business.
     “Aftermarket Business” means that part of the Business pertaining to the sale and distribution of replacement parts and services to parties other than engine manufacturers who purchase such parts for incorporation into internal combustion engines (including, without limitation, for light vehicles, trucks and related motorized equipment).
     Section 15.18. Agreement.
     “Agreement” has the meaning set forth in the preamble.
     Section 15.19. Alternative Transaction.
     “Alternative Transaction” has the meaning ascribed to it in the Bidding Procedures Order.
     Section 15.20. Ancillary Agreements.
     “Ancillary Agreements” has the meaning set forth in Section 6.11.
     Section 15.21. Approval Order.
     “Approval Order” has the meaning set forth in Section 6.3(a).
     Section 15.22. ARC.
     “ARC” has the meaning set forth in Section 4.1.
     Section 15.23. ARC Product Issue.
     “ARC Product Issue” has the meaning set forth in Section 11.2.
     Section 15.24. ARC Product Policies.
     “ARC Product Policies” has the meaning set forth in Section 6.15.
     Section 15.25. Asset Selling Affiliates.
     “Asset Selling Affiliates” means those entities listed in Schedule 15.25, being those Affiliates of Seller who own Purchased Assets;
     Section 15.26. Assignment and Assumption of Lease Agreements.
     “Assignment and Assumption of Lease Agreements” has the meaning set forth in Section 3.3.
     Section 15.27. Assumed Benefit Plans.
     “Assumed Benefit Plans” has the meaning set forth in Section 10.3(a).

     Section 15.28. Assumed Contracts.
     “Assumed Contracts” means, collectively, the Debtor Contracts, the Non-Debtor Contracts and the Acquired Company Contracts.
     Section 15.29. Assumed Environmental Liabilities.
     “Assumed Environmental Liabilities” has the meaning set forth in Section 1.5(n).
     Section 15.30. Assumed Liabilities.
     “Assumed Liabilities” has the meaning set forth in Section 1.5.
     Section 15.31. Assumed Pension Benefit Plans.
     “Assumed Pension Benefit Plans” has the meaning set forth in Section 10.3(a).
     Section 15.32. Assumed Recall.
     “Assumed Recall” has the meaning set forth in Section 1.5(j).
     Section 15.33. Assumed Retention Agreements.
     “Assumed Retention Agreements” means those retention agreements listed on Schedule 15.32, including any renewals or replacements thereof on the same terms and conditions.
     Section 15.34. Auction.
     “Auction” means the auction to be conducted by Seller pursuant to the Bidding Procedures Order.
     Section 15.35. Bankruptcy Avoidance Actions.
     “Bankruptcy Avoidance Actions” has the meaning set forth in Section 1.3(p).
     Section 15.36. Bankruptcy Code.
     “Bankruptcy Code” means 11 U.S.C. Section 101, et. seq., as it may be amended during the Cases.
     Section 15.37. Bankruptcy Court.
     “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York, or any other court having jurisdiction over the Cases from time to time.
     Section 15.38. Bankruptcy Court Orders.
     “Bankruptcy Court Orders” means the Bid Procedures Order and the Approval Order.

     Section 15.39. Bidding Procedures.
     “Bidding Procedures” has the meaning set forth in Section 6.4(a).
      Section 15.40. Bidding Procedures Order.
     “Bidding Procedures Order” has the meaning set forth in Section 6.3(a).
      Section 15.41. Bill of Sale.
     “Bill of Sale” has the meaning set forth in Section 3.3.
     Section 15.42. Breakup Fee.
     “Breakup Fee” has the meaning set forth in Section 13.2(b).
     Section 15.43. Business.
     “Business” means the design, manufacture, assembly, marketing, sale and distribution of (a) metallic thin wall engine bearings, bushings, and thrust washers, (b) steel and cast iron piston rings, (c) cast iron cylinder liners, and (d) heavy duty steel cam shafts, in each case, for internal combustion engines, transmissions, drivetrains, electric motors, pumps, compressors and other products, for use in the automotive, commercial vehicle, aviation, off-highway, and industrial markets and related aftermarkets as engaged in by Seller, its Selling Affiliates and the Acquired Company prior to the Closing.
     Section 15.44. Business Day.
     “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by Law to close.
     Section 15.45. Business Employee.
     “Business Employee” means each individual who is employed by Seller or its Subsidiaries (other than the Acquired Company) immediately before the Closing, including any individual who is absent due to vacation, holiday, sickness or other approved leave of absence, who is employed primarily in the Business, and who is listed in Schedule 15.45.
     Section 15.46. Business Transfer Agreements.
     “Business Transfer Agreements” has the meaning as set forth in Section 3.3.
     Section 15.47. Cases.
     “Cases” has the meaning set forth in the Recitals.

     Section 15.48. CERCLA.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et. seq.
     Section 15.49. Chapter 11 Expenses.
     “Chapter 11 Expenses” means the costs incurred and expenses paid or payable by the Seller or any Affiliate of Seller in connection with the administration of the Cases, including, without limitation: (a) fees and expenses related to any debtor-in-possession financing, (b) obligations to pay professional and other fees and expenses in connection with the Cases (including, without limitation, fees of attorneys, accountants, investment bankers, financial advisors, noticing agents, and consultants retained by the Seller or any Affiliate, any creditors’ or equity committee, or any debtor-in-possession or pre-petition lender, and any compensation for making a substantial contribution to the Cases), (c) fees and expenses payable to the United States Trustee under Section 1930 of title 28, United States Code, and (d) expenses of members of any creditors’ or equity holders’ committee.
     Section 15.50. Chosen Court.
     “Chosen Court” has the meaning set forth in Section 16.14.
     Section 15.51. Closing.
     “Closing” has the meaning set forth in Section 3.1.
     Section 15.52. Closing Date.
     “Closing Date” has the meaning set forth in Section 3.1.
     Section 15.53. Closing Date Employees.
     “Closing Date Employees” has the meaning set forth in Section 10.1(a)(ii).
     Section 15.54. Closing Net Working Capital.
     “Closing Net Working Capital” has the meaning set forth in Section 2.3(e).
     Section 15.55. Closing Statement of Net Assets.
     “Closing Statement of Net Assets” has the meaning set forth in Section 2.3(b).
     Section 15.56. COBRA.
     “COBRA” means the provisions of Code Section 4980B and Part 6 of Title I of ERISA, as amended, any implementing regulations, and any applicable similar state law.

     Section 15.57. Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     Section 15.58. Competing Activity.
     “Competing Activity” has the meaning set forth in Section 12.1.
      Section 15.59. Contract.
     “Contract” means any contract or agreement, including without limitation any indenture, note, bond, loan, instrument, lease (including real property leases), conditional sale contract, purchase or sales orders or mortgage, whether written or oral.
     Section 15.60. Copyrights.
     “Copyrights” means United States and foreign copyrights, whether registered or not, the subject matter of which includes, Software, websites, brochures, promotional and advertising materials and product packaging.
     Section 15.61. Cure Costs.
     “Cure Costs” has the meaning set forth in Section 7.2.
     Section 15.62. Current Employees.
     “Current Employees” has the meaning set forth in Section 10.1(a)(i).
      Section 15.63. Dana Defined Contribution Plan.
     “Dana Defined Contribution Plan” has the meaning set forth in Section 10.2(a).
     Section 15.64. Dana Retirement Plan.
     “Dana Retirement Plan” has the meaning set forth in Section 10.2(a).
     Section 15.65. Dana Severance Event.
     “Dana Severance Event” has the meaning given to such term in the Assumed Retention Agreements.
     Section 15.66. Debtor Contract Designation Date.
     “Debtor Contract Designation Date” has the meaning set forth in Section 1.7.
     Section 15.67. Debtor Contracts.
     “Debtor Contracts” has the meaning set forth in Section 1.2(e).

     Section 15.68. Debtors.
     “Debtors” has the meaning set forth in the Recitals.
     Section 15.69. Debtor Seller.
     “Debtor Seller” means any Asset Selling Affiliate that is a Debtor.
     Section 15.70. Deferred Local Closing.
     “Deferred Local Closing” has the meaning as set forth in Section 3.1.
     Section 15.71. Deposit Agent.
     “Deposit Agent” has the meaning set forth in Section 2.2(a).
     Section 15.72. Deposit Agreement.
     “Deposit Agreement” has the meaning set forth in Section 2.2(a).
     Section 15.73. Deposit Amount.
     “Deposit Amount has the meaning set forth in Section 2.2(a).
     Section 15.74. Designated Affiliate.
     “Designated Affiliates” means those Affiliates of Purchaser designated by Purchaser as purchasers of Purchased Shares or Purchased Assets designated by Purchaser to Seller in writing as soon as reasonably practicable after the date of this Agreement and in any event no later than the date falling thirty (30) days prior to the Closing Date, with an initial indication of such Designated Affiliates being set forth on Schedule 15.74.
     Section 15.75. EC Merger Regulation.
     “EC Merger Regulation” has the meaning set forth in Section 4.4.
     Section 15.76. Employee Benefit Plans.
     “Employee Benefit Plan” means any “employee benefit plan” as defined by Section 3(3) of ERISA, whether or not subject to ERISA and whether or not maintained in the United States, and any other employee stock option, stock appreciation, stock purchase, phantom stock, or other equity-based performance, deferred compensation, profit-sharing, pension, retirement, retiree benefit, termination or severance pay plan, change of control, vacation, medical, life, health, dental, sick pay or disability, accident, group or individual insurance, vacation pay, holiday pay, or other welfare or fringe benefit. Employee Benefit Plan shall not include Social Security, Medicare, workers compensation, or any similar mandated social welfare benefit or scheme administered by any Governmental Body.

     Section 15.77. Environment.
     “Environment” means any surface water, groundwater, land surface, subsurface strata, man made structure or building, sediment, plant or animal life, natural resources, indoor or outdoor air and soil.
     Section 15.78. Environmental Law.
     “Environmental Law” means any Law concerning: (a) the Environment, including pollution, contamination, cleanup, preservation, protection, and reclamation of the Environment; (b) health or safety, including occupational safety and the exposure of employees and other persons to any Hazardous Material; (c) any Release or threatened Release of any Hazardous Material, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release or threatened Release; and (d) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labelling, distribution, introduction into commerce, registration, use, treatment, handling, storage, disposal, transportation, re-use, recycling or reclamation of any Hazardous Material, including, but not limited to, CERCLA, RCRA, the Hazardous Materials Transportation Act, 49 U.S.C. 1802 et. seq., the Toxic Substances Control Act, 15 U.S.C. 2601 et. seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251 et. seq., the Clean Air Act, 42 U.S.C. 7401 et. seq., or the Occupational Safety and Health Act, 29 U.S.C. 651 et. seq.
     Section 15.79. ERISA.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     Section 15.80. Escrow Agent.
     “Escrow Agent” has the meaning set forth in Section 3.3(l).
     Section 15.81. Escrow Agreements.
     “Escrow Agreements” has the meaning set forth in Section 3.3.
     Section 15.82. [Intentionally Omitted]
     Section 15.83. Excluded Assets.
     “Excluded Assets” has the meaning set forth in Section 1.3.
     Section 15.84. Excluded Business Employees.
     “Excluded Business Employees” has the meaning set forth in Section 10.1.
     Section 15.85. Excluded Environmental Liabilities.
     “Excluded Environmental Liabilities” has the meaning set forth in Section 1.6.

     Section 15.86. Excluded Intellectual Property.
     “Excluded Intellectual Property” has the meaning set forth in Section 1.3(d).
     Section 15.87. Excluded Liabilities.
     “Excluded Liabilities” has the meaning set forth in Section 1.6.
     Section 15.88. Excluded Taxes.
     “Excluded Taxes” means (a) to the extent not paid or accrued (including the payment of estimated Taxes) before Closing or reflected on the Closing Statement of Net Assets, any Taxes imposed on or payable with respect to the Acquired Company or the Business for any Pre-Closing Tax Period (other than Taxes resulting from any act or transaction taken by Purchaser or its Affiliates after the Closing), excluding any such Taxes for a Straddle Period other than Income Taxes and Property Taxes, and (b) any Taxes of Seller or any of its Affiliates (other than the Acquired Company) for which the Acquired Company may be liable under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Tax law). For purposes of this Agreement, in the case of any Straddle Period, (i) the amount of Property Taxes or other Taxes of the Acquired Company or the Business that are calculated based on a fixed amount per year allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during such period that are in the Pre-Closing Tax Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) the amount of Taxes (other than Property Taxes or other Taxes that are calculated based on a fixed amount per year) of the Acquired Company or the Business allocable to the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the Closing, provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.
     Section 15.89. Existing Inventory.
     “Existing Inventory” has the meaning set forth in Section 7.8(c).
     Section 15.90. Expense Reimbursement.
     “Expense Reimbursement” has the meaning set forth in Section 13.2(c).
     Section 15.91. FCPA.
     “FCPA” has the meaning set forth in Section 4.19.
     Section 15.92. Final Cash Consideration.
     “Final Cash Consideration” has the meaning set forth in Section 2.1(a).

     Section 15.93. Final Consideration.
     “Final Consideration” means the sum of the Final Cash Consideration and the Assumed Liabilities (other than liabilities or obligations of the Acquired Company).
     Section 15.94. Final Order.
     “Final Order” means an order of the Bankruptcy Court or other court of competent jurisdiction: (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial, request for stay, motion or petition for reconsideration, application or request for review, or other similar motion, application, notice or request (collectively, a “Challenge”) has been timely filed, or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all respects without the possibility for further Challenge thereon; (b) as to which the time for instituting or filing a Challenge shall have expired; and (c) as to which no stay is in effect.
     Section 15.95. Financial Statements.
     “Financial Statements” has the meaning set forth in Section 4.7(a).
     Section 15.96. GAAP.
     “GAAP” means generally accepted accounting principles in the United States of America, which are applicable to the circumstances as of the date of determination.
     Section 15.97. Governmental Body.
     “Governmental Body” means any (a) nation, region, state, county, city, town, village, district or other jurisdiction, (b) federal, state, local, municipal, foreign or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department or other entity and any court or other tribunal, (d) multinational organization, (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, or (f) official of any of the foregoing, in each case other than the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 15.98. Gravatai Lease Agreement.
     “Gravatai Lease Agreement” has the meaning set forth in Section 3.3.
     Section 15.99. Gravatai Leased Real Property.
     “Gravatai Leased Real Property” means the real property located in Gravatai, Brazil listed on Schedule 4.11(a), and being the real property that is the subject of the Gravatai Lease Agreement.

     Section 15.100. Guarantees.
     “Guarantees” has the meaning set forth in Section 7.7.
     Section 15.101. Hazardous Material.
     “Hazardous Material” means collectively, any material defined as, or considered to be, a “hazardous waste,” “hazardous substance,” regulated substance, pollutant or contaminant under any Environmental Law including asbestos, PCBs, oil, petroleum or any fraction thereof.
     Section 15.102. HSR Act.
     “HSR Act” has the meaning set forth in Section 4.4.
     Section 15.103. Income Tax.
     “Income Tax” means any federal, state, local, or foreign Tax imposed on or measured by net income and any gross receipts, franchise Tax or other similar Tax imposed in lieu thereof.
     Section 15.104. Indemnified Party.
     “Indemnified Party” has the meaning set forth in Section 11.6.
     Section 15.105. Indemnifying Party.
     “Indemnifying Party” has the meaning set forth in Section 11.6.
     Section 15.106. Indemnity Escrow.
     “Indemnity Escrow” has the meaning set forth in Section 2.2(b).
     Section 15.107. Independent Auditors.
     “Independent Auditors” has the meaning set forth in Section 2.3(c).
     Section 15.108. India Closing.
     “India Closing” has the meaning set forth in Section 3.2.
     Section 15.109. India Escrow.
     “India Escrow” has the meaning set forth in Section 2.2(b).
     Section 15.110. Initial Cash Consideration.
     “Initial Cash Consideration” has the meaning set forth in Section 2.1(a).

     Section 15.111. Initial Consideration.
     “Initial Consideration” means the sum of the Initial Cash Consideration and the Assumed Liabilities (other than liabilities or obligations of the Acquired Company).
     Section 15.112. Insured Real Property.
     “Insured Real Property” has the meaning set forth in Section 6.14.
     Section 15.113. Intellectual Property.
     “Intellectual Property” means all: (a) Trademarks; (b) Copyrights (c) Software, including source code, object code, mask works, operating systems and specifications, data, files, documentation and other materials related thereto; (d) Patents; (e) invention disclosures, discoveries and improvements, whether or not patentable; (f) Trade Secrets; (g) pending applications and registrations for any of the foregoing; (h) the right to sue for past, present and future infringement and past payment, if any, in connection with any of the foregoing; (i) copies and tangible embodiments of all of the foregoing and related documentation in whatever form or medium; (j) the right to exploit all of the foregoing and (k) the goodwill associated with each of the foregoing.
     Section 15.114. IP Assignments.
     “IP Assignments” has the meaning set forth in Section 3.3.
     Section 15.115. Knowledge.
     “Knowledge” means the actual knowledge, after reasonable investigation, of the individuals set forth on Schedule 15.115.
     Section 15.116. Law.
     “Law” means any international, national, federal, state or local law (including common law), treaty, statute, constitutional provision, code, ordinance, rule, regulation, directive, concession, Order or other requirement or guideline of any country or subdivision thereof.
     Section 15.117. Leased Real Properties.
     “Leased Real Properties” means the real properties leased pursuant to, and subject to, the Real Property Leases.
     Section 15.118. Leave Employees.
     “Leave Employees” has the meaning set forth in Section 10.1(a)(ii).
     Section 15.119. Legal Proceeding.
     “Legal Proceeding” means any judicial, administrative or arbitral action, suit, proceeding (public or private) or governmental proceeding.

     Section 15.120. Liabilities.
     “Liabilities” means any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise, and whether or not due or to become due or asserted or unasserted).
     Section 15.121. LIBOR.
     “LIBOR” shall mean the London Interbank Offered Rate paid in London on three (3) month U.S. Dollar deposits from other banks as quoted by the Chase Manhattan Bank on the Closing Date or, if such rate is not available, the rate published on the first publication date following the Closing Date under “Money Rates” in the New York City edition of The Wall Street Journal.
     Section 15.122. Lien.
     “Lien” means any lien (statutory or otherwise), pledge, mortgage, deed of trust, security interest, charge, option, right of first refusal, easement, covenant, condition, restriction, servitude, transfer restriction or encumbrance.
     Section 15.123. Losses.
     “Losses” has the meaning set forth in Section 11.2(a).
     Section 15.124. Major Customer.
     “Major Customers” has the meaning set forth in Section 4.15 and each, individually, a “Major Customer”.
     Section 15.125. Major Supplier.
     “Major Suppliers” has the meaning set forth in Section 4.15 and each, individually, a “Major Supplier”.
     Section 15.126. Material Adverse Effect.
     “Material Adverse Effect” means any change or event or effect that is materially adverse to the Business, financial condition or operations of the Business taken as a whole, except for any such change, event or effect resulting from or arising out of: (i) changes or developments in financial or securities markets (including currency exchange or interest rates); (ii) changes or developments in general economic conditions or general conditions of the industry in which the Business is conducted; (iii) the impact associated with the commencement of the Cases; or (iv) the impact associated with the announcement of the transactions contemplated hereby. For the avoidance of doubt, the parties agree that (i) any one or more Deferred Local Closings shall neither constitute nor give rise to a Material Adverse Effect and (ii) Seller’s inability to convey good and marketable title to the Owned Real Property described on Schedule 4.11(d) shall neither constitute nor give rise to a Material Adverse Effect.

     Section 15.127. Material Business Contracts.
     “Material Business Contracts” has the meaning set forth in Section 4.14(a).
     Section 15.128. Multiemployer Plan.
     “Multiemployer Plan” has the meaning set forth in Section 10.4(a).
     Section 15.129. Net Funding Level.
     “Net Funding Level” has the meaning set forth in Section 10.3.
     Section 15.130. Net Working Capital Adjustment.
     “Net Working Capital Adjustment” has the meaning set forth in Section 2.3(f).
     Section 15.131. Net Working Capital of the Business.
     “Net Working Capital of the Business” has the meaning set forth in Section 2.3(a).
     Section 15.132. Nonassignable Assets.
     “Nonassignable Assets” has the meaning set forth in Section 10.6(b).
     Section 15.133. Non-Debtor Contract.
     “Non-Debtor Contract” has the meaning set forth in Section 1.2(f).
     Section 15.134. Non-Debtor Sellers.
     “Non-Debtor Sellers” means those Asset Selling Affiliates that are not Debtors, and each, individually, a “Non-Debtor Seller”.
     Section 15.135. Non-Union Transferred Employees.
     “Non-Union Transferred Employees” has the meaning set forth in Section 10.1(e).
     Section 15.136. Notification.
     “Notification” has the meaning set forth in Section 1.7.
     Section 15.137. OEM Business.
     “OEM Business” means that part of the Business pertaining to the sale of products to engine manufacturers for installation in engines.

     Section 15.138. On-site Soil and Groundwater Contamination.
     “On-Site Soil and Groundwater Contamination” means all circumstances and conditions giving rise to Liabilities relating to investigation and remediation work related to seeking regulatory closure of any on-site or off-site impacts of contamination which emanates from the current or former operations at the Real Property.
     Section 15.139. Order.
     “Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of (i) any Governmental Body or (ii) the Bankruptcy Court or any other court of competent jurisdiction over the Cases or over any appeal of an Order entered in the Cases.
     Section 15.140. Other Marked Assets.
     “Other Marked Assets” has the meaning set forth in Section 7.8(c).
     Section 15.141. Owned Real Property.
     “Owned Real Property” means the real property listed on Schedule 15.141 together with any and all buildings, structures, improvements and fixtures located thereon owned by the Seller or its Asset Selling Affiliates.
     Section 15.142. Patents.
     “Patents” means all United States and foreign patents and patent applications, including design patents and utility patents, reissues, divisions, continuations, continuations-in-part, reexaminations and extensions thereof, in each case including all applications therefor.
     Section 15.143. PCIL Public Offering.
     “PCIL Public Offering” has the meaning set forth in Section 3.2.
     Section 15.144. PCIL Stock Acquisition Agreement.
     “PCIL Stock Acquisition Agreement” has the meaning set forth in Section 3.2.
     Section 15.145. Pensions Funding Adjustment Escrow.
     “Pensions Funding Adjustment Escrow” has the meaning set forth in Section 2.2(b).
     Section 15.146. Permit.
     “Permit” means any approval, authorization, consent, franchise, license, permit or certificate issued or granted by any Governmental Body.

     Section 15.147. Permitted Liens.
     “Permitted Liens” means: (a) liens for current Taxes not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (c) zoning, subdivision, building code, entitlement and other land use, construction, and environmental regulations by Governmental Bodies; (d) any matter that would be shown or otherwise reflected by an accurate real property survey and which does not materially diminish the value of or materially interfere with the continued use of such real property; (e) easements, rights-of-way, licenses, utility agreements, restrictions, and other similar encumbrances of record, in each case in respect of real property ; (f) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially diminish the value of or materially interfere with the continued use of such property (real or personal) or asset used in the Business consistent with past practice; (g) liens under the Seller Financing; and (h) those matters reflected on Schedule 4.11(f).
     Section 15.148. Person.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, representative office, branch, Governmental Body or other similar entity.
     Section 15.149. Personal Property Leases.
     “Personal Property Leases” has the meaning set forth in Section 4.12.
     Section 15.150. Petition Date.
     “Petition Date” means March 3, 2006.
     Section 15.151. Post-Closing Tax Period.
     “Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the Closing Date.
     Section 15.152. Pre-Closing Tax Period.
     “Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the Closing Date.
     Section 15.153. Promec.
     “Promec” has the meaning set forth in Section 4.1.
     Section 15.154. Property Taxes.
     “Property Taxes” means real, personal, and intangible ad valorem property Taxes.

     Section 15.155. Publication Notice.
     “Publication Notice” has the meaning set forth in Section 6.3.
     Section 15.156. Purchase Price Adjustment Escrow.
     “Purchase Price Adjustment Escrow” has the meaning set forth in Section 2.2(b).
     Section 15.157. Purchased Assets.
     “Purchased Assets” has the meaning set forth in Section 1.2.
     Section 15.158. [Intentionally omitted]
     Section 15.159. Purchased Equipment.
     “Purchased Equipment” has the meaning set forth in Section 1.2(b).
     Section 15.160. Purchased Intellectual Property.
     “Purchased Intellectual Property” has the meaning set forth in Section 1.2(g).
     Section 15.161. Purchased Inventory.
     “Purchased Inventory” has the meaning set forth in Section 1.2(c).
     Section 15.162. Purchased Shares.
     “Purchased Shares” has the meaning set forth in Section 1.1.
     Section 15.163. Purchaser.
     “Purchaser” has the meaning set forth in the preamble.
     Section 15.164. Purchaser Closing Documents.
     “Purchaser Closing Documents” has the meaning set forth in Section 5.2.
     Section 15.165. Purchaser Financial Advisor.
     “Purchaser Financial Advisor” has the meaning set forth in Section 5.8.
     Section 15.166. Purchaser Indemnified Group.
     “Purchaser Indemnified Group” means Purchaser, its Subsidiaries and their respective Affiliates (including, after the Closing Date, the Acquired Company), together with their successors and permitted assigns, and their officers, directors, employees and agents.

     Section 15.167. Purchaser Retirement Plans.
     “Purchaser Retirement Plans” has the meaning set forth in Section 10.1(e).
     Section 15.168. Purchaser Welfare Plans.
     “Purchaser Welfare Plans” has the meaning set forth in Section 10.1(e).
     Section 15.169. Qualified Bid.
     “Qualified Bid” has the meaning set forth in the Bidding Procedures.
     Section 15.170. RCRA.
     “RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et. seq.
     Section 15.171. Real Property.
     “Real Property” means collectively the Owned Real Property, Leased Real Properties, the Gravatai Leased Real Property, the Acquired Company Owned Real Property and Acquired Company Leased Real Property.
     Section 15.172. Real Property Leases.
     “Real Property Leases” means the real property leases listed on Schedule 15.172 of Seller or its Asset Selling Affiliates.
     Section 15.173. Recorded Documents.
     “Recorded Documents” has the meaning as set forth in Section 6.14.
     Section 15.174. Related to the Business.
     “Related to the Business” means primarily related to, or primarily used or held for use in the Business as conducted by Seller and its Selling Affiliates.
     Section 15.175. Related Persons.
     “Related Person” means any Affiliate and, with respect to an individual, any other individual that is a member of the individual’s immediate family (by blood, marriage or adoption), a member of the individual’s household, an entity in which the individual participates in management, or an employee or employer of the individual.
     Section 15.176. Release.
     “Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, or migration at, or from, into or onto the Environment, including movement or migration through or in the air, soil, surface water or groundwater, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law.
     Section 15.177. Remedial Action.
     “Remedial Action” shall mean any action to investigate, evaluate, assess, test, monitor, remove, respond to, treat, abate, remedy, correct, clean-up or otherwise remediate the release or presence of any Hazardous Material.
     Section 15.178. Required Creditor Notices.
     “Required Creditor Notices” has the meaning set forth in Section 6.3.
     Section 15.179. Retention Agreements.
     “Retention Agreements” shall mean the retention agreements between Seller and the Business Employees and Acquired Company Employees as set forth in the agreements listed on Schedule 15.179.
     Section 15.180. Review Period.
     “Review Period” has the meaning set forth in Section 2.3(c).
     Section 15.181. Sale Hearing.
     “Sale Hearing” means the hearing scheduled and held by the Bankruptcy Court on the approval of the sale of the Purchased Assets and the Purchased Shares under this Agreement.
     Section 15.182. Sale Motion.
     “Sale Motion” has the meaning set forth in Section 6.3(a).
     Section 15.183. Second Phase.
     “Second Phase” has the meaning set forth in Section 7.4(a).
     Section 15.184. Second Request.
     “Second Request” has the meaning set forth in Section 7.4(a).
     Section 15.185. Seller.
     “Seller” has the meaning set forth in the preamble.
     Section 15.186. Seller Closing Documents.
     “Seller Closing Documents” has the meaning set forth in Section 4.3.

     Section 15.187. Seller Employee Benefit Plan.
     “Seller Employee Benefit Plan” means any Employee Benefit Plan established, sponsored or maintained by the Seller or the Acquired Company or any of their respective Subsidiaries, in which any Business Employee or Acquired Company Employee is eligible to participate or receive benefits, or with respect to which Seller or any of its Subsidiaries (including the Acquired Company) contributes or has any liability.
     Section 15.188. Seller Financing.
     “Seller Financing” means (i) the postpetition financing facilities or arrangements of the Debtors and (ii) any financing facilities or arrangements of the Non-Debtors.
     Section 15.189. Seller Indemnified Group.
     “Seller Indemnified Group” means Seller, its Subsidiaries and their respective Affiliates, together with their successors and assigns, and their officers, directors, employees and agents.
     Section 15.190. Seller Name.
     “Seller Name” has the meaning set forth in Section 7.8(a).
     Section 15.191. Seller PCIL Stock.
     “Seller PCIL Stock” has the meaning set forth in Section 3.2.
     Section 15.192. Seller Welfare Plans.
     “Seller Welfare Plans” has the meaning set forth in Section 10.2(b).
     Section 15.193. Selling Affiliates.
     “Selling Affiliates” means the Share Selling Affiliates and the Asset Selling Affiliates.
     Section 15.194. Severance Payment.
     “Severance Payment” has the meaning set forth in each of the Assumed Retention Agreements.
     Section 15.195. Share Selling Affiliates.
     “Share Selling Affiliates” means those entities listed in Schedule 15.195, being those Affiliates of Seller who own Purchased Shares.
     Section 15.196. Software.
     “Software” means any and all computer software in both source and object code form, including without limitation any web pages, firmware, operating systems, libraries, files, fixes,

patches, updates, upgrades or other forms of software, mask works, data, databases, files, documentation and other materials related thereto, that are Related to the Business.
     Section 15.197. Statement of Net Assets.
     “Statement of Net Assets” has the meaning set forth in Section 4.7(a).
     Section 15.198. Straddle Period.
     “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.
     Section 15.199. Subsidiary.
     “Subsidiary” means, with respect to any Person, any other Person of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, a majority of the outstanding equity securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person.
     Section 15.200. Survey.
     “Survey” has the meaning set forth in Section 6.14.
     Section 15.201. Target Net Working Capital Lower Range.
     “Target Net Working Capital Lower Range” has the meaning set forth in Section 2.3(d).
     Section 15.202. Target Net Working Capital Upper Range.
     “Target Net Working Capital Upper Range” has the meaning set forth in Section 2.3(d).
     Section 15.203. Tax or Taxes.
     “Tax” or “Taxes” means all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, VAT, registration, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, rollback and estimated taxes, customs duties, fees, assessments and other governmental charges of any kind whatsoever, together with all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect to such amounts.
     Section 15.204. Tax Claim.
     “Tax Claim” means any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article XIV.

     Section 15.205. Tax Item.
     “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable.
     Section 15.206. Tax Proceeding.
     “Tax Proceeding” has the meaning set forth in Section 14.4.
     Section 15.207. Tax Return.
     “Tax Return” means a report, return or other information required to be supplied to a governmental entity with respect to Taxes (including any attachments, schedules, statements, amendments or supplements to any of the foregoing).
     Section 15.208. Title Commitment.
     “Title Commitment” has the meaning set forth in Section 6.14.
     Section 15.209. Title Insurer.
     “Title Insurer” has the meaning set forth in Section 6.14.
     Section 15.210. Trade Secrets.
     “Trade Secrets” means all trade secrets, business information, ideas, formulas, compositions, technical documentation, operating manuals and guides, plans, designs, sketches, inventions, data, compilations of data, production molds, product specifications, equipment lists, engineering reports and drawings, architectural and engineering plans, manufacturing and production processes and techniques; drawings, specifications, plans, proposals, research records, inspection processes invention records and technical data; financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, licensing records, unpublished advertising and promotional materials, service and parts records, warranty records, maintenance records that have been and are maintained in confidence and that provide the Business with a competitive business advantage.
     Section 15.211. Trademarks.
     “Trademarks” means all registered and unregistered United States federal, state and foreign trademarks, service marks, certification marks, brand names, trade names, trade dress formats, logos, business names, assumed names and trade names, product configurations, slogans, domain names and general intangibles of like nature and the goodwill of the Business symbolized thereby.
     Section 15.212. Transfer Taxes.
     “Transfer Taxes” has the meaning set forth in Section 14.9.

     Section 15.213. Transferred Employee.
     “Transferred Employee” has the meaning set forth in Section 10.1(a).
     Section 15.214. Transferred JV Interests.
     “Transferred JV Interests” has the meaning set forth in Section 1.2(m).
      Section 15.215. Transferred JVs.
     “Transferred JVs” has the meaning set forth in Section 1.2(m).
     Section 15.216. Transferred Liens.
     “Transferred Liens” means:
     (a) in respect of Purchased Assets being sold by Debtor Sellers (a) liens for current Taxes not yet due and payable; (b) zoning, subdivision, building code, entitlement and other land use, construction, and environmental regulations by Governmental Bodies; (c) any matter that would be shown or otherwise reflected by an accurate real property survey and which does not materially diminish the value of or materially interfere with the continued use of such real property; (d) easements, rights-of-way, licenses, utility agreements, restrictions, and other similar encumbrances of record, in each case in respect of real property; (e) such other imperfections in title, charges, easements, restrictions and encumbrances on real property which do not materially diminish the value of or materially interfere with the continued use of such real property used in the Business consistent with past practice; and (f) those matters reflected on Schedule 4.11(f) (with the exception of (i) the lease agreement between Dana Capital Limited and Dana Spicer Limited dated January 1, 2002 for 2 Central Park Drive, Rugby, Warwickshire CV23 OWE, (ii) the lease agreement between Dana Commercial Credit Corporation and Dana Corporation, Perfect Circle/Engine Products division, dated September 1, 2000, (iii) those liens, as reflected in the lien searches relating to Seller and its Selling Affiliates provided by Purchaser’s representatives to Seller’s representatives on November 20 and 21, 2006, (iv) any mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business, and (v) those liens from which the Purchased Assets of the Debtor Sellers are capable of being sold free and clear under Section 363(f) of the Bankruptcy Code); and
     (b) in respect of Purchased Assets being sold by Non-Debtor Sellers, Permitted Liens, except for any liens under the Seller Financing.
     Section 15.217. Transition Agreements.
     “Transition Agreements” means the Gravatai Lease Agreement and the Transition Services Agreement to be entered into at Closing.

     Section 15.218. Transition Services Agreement.
     “Transition Services Agreement” means a transition services agreement the form of which shall be agreed between Purchaser and Seller between the date of this Agreement and the Closing Date, which shall reflect those transition services required to be performed by the parties after Closing in connection with the transactions contemplated by this Agreement, and which shall be agreed by the parties in good faith on commercially reasonable terms.
     Section 15.219. Undisclosed Contract.
     “Undisclosed Contract” has the meaning set forth in Section 1.7.
     Section 15.220. Union Transferred Employees.
     “Union Transferred Employees” has the meaning set forth in Section 10.1(c).
     Section 15.221. VAT.
     “VAT” means any value added Tax, goods and services Tax, sales or turnover Tax or similar Tax, including such Tax as may be imposed by the Sixth Council Directive of the European Communities and national legislation implementing or supplemental to that directive.
     Section 15.222. Victor Reinz Distribution Agreement.
     “Victor Reinz Distribution Agreement” has the meaning set forth in Section 3.3.
     Section 15.223. WARN ACT.
     “WARN ACT” means the Worker Adjustment and Retraining Notification Act.
     Section 15.224. Withdrawal Liability Statement.
     “Withdrawal Liability Statement” has the meaning set forth in Section 10.4(c).
     Section 15.225. Other Definitional and Interpretive Provisions.
     (a) This Agreement is the result of the joint efforts of Purchaser and Seller, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of the parties and there is to be no construction against either party based on any presumption of that party’s involvement in the drafting thereof. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
     (b) Unless otherwise specified, the terms “hereof,” “herein,” “hereunder,” “herewith” and similar terms refer to this Agreement as a whole (including the exhibits, and schedules to this Agreement), and references herein to Sections and Articles refer to sections and articles of this Agreement.

     (c) Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders, and the terms “include” and “including” shall be inclusive and not exclusive and shall be deemed to be followed by the following phrase “without limitation.”
     (d) The terms “Dollars” and “$” shall mean United States dollars.
     (e) Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
ARTICLE XVI
MISCELLANEOUS
     Section 16.1. Notices.
     Any notice or demand to be given hereunder shall be in writing and deemed given when personally delivered, sent by overnight courier or deposited in the mail, postage prepaid, sent certified or registered, return receipt requested, and addressed as set forth below or to such other address as any party shall have previously designated by such a notice. Any notice so delivered personally shall be deemed to be received on the date of delivery; any notice so sent by overnight courier shall be deemed to be received on the date received; and any notice so mailed shall be deemed to be received on the date stamped on the receipt (rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice).
     If to Purchaser:
MAHLE GmbH
Department G
Pragstrasse 26-46
70376, Stuttgart, Germany
Attention: General Counsel
Telephone No.: +1 (49) 711 501 12423
     With a copy to:
Baker & McKenzie LLP
One Prudential Plaza, Suite 3200
130 East Randolph Drive
Chicago, IL 60601
Attention: John E. Morrow, Esq. and Edward J. West, Esq.
Telephone No.: (312) 861-8000

     If to Seller:
Dana Corporation
4500 Dorr Street
Toledo, OH 43615
Attention: General Counsel
Telephone No.: (419) 535-4500
     With a copy to:
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, VA 23219-4074
Attention: Robert A. Acosta-Lewis, Esq.
Telephone No.: (804) 788-8200
     Section 16.2. Amendment; Waiver.
     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise expressly provided herein.
     Section 16.3. Assignment.
     No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party hereto, provided, however, that Purchaser may without the consent of Seller assign any or all of its rights and obligations under this Agreement to one or more of its Designated Affiliates, provided that Purchaser continues to remain fully and unconditionally subject to such obligations (including any Liabilities assumed by or assigned to the Designated Affiliates. Any purported assignment or delegation in breach of the foregoing shall be void and of no effect.
     Section 16.4. Entire Agreement.
     The Schedules and Exhibits attached to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. This Agreement (together with the Schedules, Exhibits and other agreements referenced herein) contains, and is intended as, a complete statement of all of the terms and the arrangements between the parties hereto with respect to the matters provided for herein, and supersedes any previous agreements and understandings between the parties hereto with respect to those matters. It shall be expressly understood that this Agreement shall govern the transactions contemplated hereby as a whole and that any local agreements, instruments, certificates or other documents entered into or delivered in connection with this Agreement with respect to a particular jurisdiction shall not be construed as amendments or novations of this Agreement but rather shall be complemented by and interpreted in light of this Agreement. In the event of any conflict between the terms of this Agreement on the one hand and any other agreement referenced herein on the other hand, the terms of this Agreement shall prevail.
     Section 16.5. Fulfillment of Obligations.
     Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     Section 16.6. Parties in Interest.
     This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.
     Section 16.7. No Third-Party Rights.
     Except for the right of members of the Purchaser Indemnified Group and the Seller Indemnified Group to seek recovery under Section 11.2(a) and (b) respectively, nothing in this Agreement, express or implied, is intended to confer on any Person not a party hereto, any rights or remedies, including any third party beneficiary rights, of any nature or kind whatsoever, under or by reason of this Agreement. No member of the Purchaser Indemnified Group shall bring any claim or action to seek recovery under Section 11.2(a) without the prior written consent of Purchaser.
     Section 16.8. Public Disclosure.
     Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other party or parties hereto that the parties shall agree in advance (such agreement not to be unreasonably withheld or delayed) as to the contents and timing of any press release or other public statement or disclosure with respect to the transactions contemplated by this Agreement issued through the time of Closing, except as may be required to comply with the requirements of any applicable Laws and the rules and regulations of any stock exchange upon which the securities of one of the parties (or its Affiliate) is listed, in which case such party shall use its reasonable best efforts to consult with the other party before releasing such information.
     Section 16.9. Confidentiality.
     (a) Subject to Section 16.8, the transactions contemplated by this Agreement shall be kept confidential by Seller, Purchaser and their respective representatives and Affiliates. In the event that the transactions contemplated by the Agreement are not consummated, Purchaser shall, for a period of four years following the termination of this Agreement, hold any information obtained by it from Seller or its Subsidiaries or their Affiliates or representatives in strict confidence and, without the prior written consent of Seller, shall not use any of such information for any purpose (except as required by applicable Law, regulation or legal process), unless such information (i) is or becomes generally available to the public other than as a result of a disclosure by Purchaser or its officers, employees or agents in breach of this Agreement, (ii) was available to Purchaser or its officers, employees or agents on a non-confidential basis prior to its disclosure to Purchaser by or at the request of Seller or its Subsidiaries, or (iii) becomes available to Purchaser on a non-confidential basis from a source other than Seller or its Subsidiaries; provided, however, that such source is not bound by a confidentiality agreement with Seller or its Subsidiaries or otherwise prohibited from disclosing such information to Purchaser by a contractual, legal or fiduciary obligation. In the event that Purchaser, or any of its Affiliates or representatives, is required by applicable Law, regulation or legal process to disclose any of such information, Purchaser will notify Seller promptly (unless prohibited by law) so that Seller may seek an appropriate protective order or other appropriate remedy. In the event that no such protective order or other remedy is obtained or Seller does not waive compliance with this Section and Purchaser or any of its representatives are nonetheless legally compelled to disclose such information, Purchaser or its representatives, as the case may be, will furnish only that portion of the information which Purchaser is, or such representatives are, advised by counsel is legally required to be furnished and will give Seller written notice (unless prohibited by Law) of the information to be disclosed as far in advance as practicable and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the information.
     (b) The confidentiality agreement between the parties dated April 20, 2006 shall terminate and be of no further effect at and from Closing, and neither party shall have any further liability or obligation thereunder.
     Section 16.10. Return of Information.
     If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Seller all books, records and other materials furnished by Seller or any of its agents, employees or representatives (including all copies, if any, thereof) and shall promptly destroy any notes, studies or other materials incorporating or derived from such books, records or other materials, and shall not use or disclose the information contained in such books, records and other materials for any purpose or make such information available to any other entity or person.
     Section 16.11. Expenses.
     Subject to Sections 6.14, 13.2 and 14.9, each of the parties hereto shall bear its own expenses (including fees and disbursements of its counsel, accountants and other experts) incurred by it in connection with the consummation of the transactions contemplated hereby including without limitation the due diligence review and the preparation, negotiation, execution, delivery and performance hereof and each of the other documents and instruments executed in connection herewith or contemplated hereby. Seller warrants and represents to Purchaser that the Acquired Company has not borne nor will bear any expenses (including fees and disbursements of counsel, accountants and other experts) incurred in connection with the preparation, negotiation, execution, delivery and performance hereof, each of the other documents and instruments executed in connection herewith or contemplated hereby and the consummation of the transactions contemplated hereby and thereby.
     Section 16.12. Bulk Sales Laws.
     Purchaser hereby waives compliance by Seller and its Subsidiaries with any applicable bulk sales law. Seller shall cause the Non-Debtor Sellers to indemnify Purchaser and its Designated Affiliates and hold Purchaser and its Designated Affiliates harmless from and against any and all liability under any bulk sales law for the sale of assets by the Non-Debtor Sellers under this Agreement, provided, however, that this indemnity shall not affect the obligation of Purchaser to pay and discharge the Assumed Liabilities and no indemnity is made under this Section 16.12 with respect to the Assumed Liabilities.
     Section 16.13. Governing Law.
     This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, including all matters of construction, validity and performance (including sections 5-1401 and 5-1402 of the New York General Obligations Law but excluding all other choice of law and conflicts of law rules).
     Section 16.14. Submission to Jurisdiction; Selection of Forum.
     Each party hereto agrees that any action or proceeding for any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement, whether in tort or contract or at law or in equity, shall be brought only in either the Bankruptcy Court, while the Debtors’ Cases are pending, or thereafter in any New York federal court sitting in the Borough of Manhattan of the City of New York or in any New York state court sitting in the Borough of Manhattan of the City of New York (each, a “Chosen Court”), and each party irrevocably (a) submits to the jurisdiction of the Chosen Courts (and of their appropriate appellate courts), (b) waives any objection to laying venue in any such action or proceeding in either Chosen Court, (c) waives any objection that such Chosen Court is an inconvenient forum for the action or proceeding, (d) agrees that, in addition to other methods of service provided by law, service of process in any such action or proceeding shall be effective if provided in accordance with Section 16.1 of this Agreement, and the effective date of such service of process shall be as set forth in Section 16.1 and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
     Section 16.15. Counterparts.
     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 16.16. Headings.
     The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 16.17. Severability.
     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     Section 16.18. Disclosure Schedules.
     Seller’s Schedules pertaining to Article IV and Purchaser’s Schedules pertaining to Article V will be arranged in sections corresponding to the numbered and lettered sections of Articles IV and V, respectively. The statements in such Schedules, and those in any supplements to them, relate only to the provisions in the Section of this Agreement which they expressly address and not to any other provision. In the event of any inconsistency between the statements in the body of this Agreement and those in such Schedules (other than an exception expressly set forth as such in a Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

MAHLE GmbH
By:	/s/ Volkmann
Name:	Dr. Bernhard Volkmann
Title:	CFO

By:	/s/ Rudolf Paulik
Name:	Dr. Rudolf Paulik
Title:	Corporate Executive Vice President

DANA CORPORATION
By:	/s/ Teresa Mulawa
Name:	Teresa Mulawa
Title:	Treasurer